SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
PACIFIC MERCANTILE BANCORP
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

December 21, 2011

Dear Fellow Shareholders:

Pacific Mercantile Bancorp will be holding a Special Meeting of Shareholders (the “Special Meeting”) on Thursday, January 26, 2012 at 10:00 A.M., Pacific Time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614. Important actions are being submitted to a vote of the shareholders at the Special Meeting. As a result, we urge you to read the enclosed Proxy Statement, which discusses those actions, and then to vote your shares as soon as possible by one of the methods described below. We also invite you to attend the Special Meeting in person.

Your vote is important. Whether or not you plan to attend the Special Meeting, we urge you to vote as soon as possible to ensure that your vote is counted. You will be able to vote your shares on the Internet or by telephone, or by completing, signing and returning, a proxy or voting instruction card by mail. Please review the instructions respect to your voting options described in the accompanying Proxy Statement.

Voting your shares over the internet or by telephone or mail will not prevent you from attending and voting in person at the Special Meeting.

At the time you vote your shares, please let us know if you plan to attend the Special Meeting by indicating your plans, when prompted, if you are voting on the Internet or by telephone or if, you are voting by mail, by marking the appropriate box on the enclosed proxy card.

Thank you for your ongoing support. We and the other members of our Board of Directors look forward to seeing you at the Special Meeting.

Sincerely,

Raymond E. Dellerba
President and Chief Executive Officer

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held Thursday January 26, 2012

To Our Shareholders:

We cordially invite you to attend a Special Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”), that we will be holding on Thursday, January 26, 2012, at 10:00 A.M., Pacific Standard Time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614, for the following purposes:

(1)	To approve, as required by NASDAQ Marketplace Rule 5635, the sale and issuance by the Company of up to 2,919,020 shares of common stock, for a total purchase price of $15.5 million, to Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund - A, L.P., pursuant to a Common Stock Purchase Agreement dated August 26, 2011.

(2)	To approve an amendment to our Articles of Incorporation to increase the authorized number of shares of our common stock to 85 million shares from 20 million shares;

(3)	To approve an amendment to the Certificate of Determination of the Rights, Preferences and Privileges of the Company’s Series A Convertible 10% Cumulative Preferred Stock (the “Series A Shares”) to permit the payment of dividends on the Series A Shares in shares of common stock, as well as in cash; and

(4)	To grant discretionary authority to the proxy holders to adjourn the Special Meeting, if necessary, to solicit additional proxies if the number of votes cast at the Special Meeting are not sufficient to approve any of the foregoing proposals.

California law provides that no other matters may be presented for a vote and no other business may be transacted at the Special Meeting.

Shareholders of record at the close of business on December 15, 2011 are entitled to notice and to vote at the Special Meeting and any and all adjournments or postponements of the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders

to be held on January 26, 2012.

This Proxy Statement and the other proxy materials also are available online at http://www.edocumentview.com/PMBC

It is important that your shares be represented at the Special Meeting, regardless of the number of shares you may hold. Even though you may plan to attend the Special Meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods:

•	By telephone, by calling the toll-free telephone number printed on your proxy card;

•	On the Internet, by accessing the website address printed on your proxy card; or

•	By completing, signing and returning the enclosed proxy card in the enclosed postage-prepaid return envelope.

Voting by any of these methods will not prevent you from attending the Special Meeting and voting in person.

By Order of the Board of Directors

Raymond E. Dellerba
December 21, 2011	President & Chief Executive Officer

Page No.
Meeting Information	1

Voting Procedures	2

Approval of the Issuance of Shares of Common Stock to the Carpenter Funds (Proposal No. 1)	5

Approval of Amendment to the Company’s Articles of Incorporation to Increase the Authorized Number of Shares of Common Stock to 85 million shares (Proposal No. 2)	11

Approval of Amendment to Certificate of Determination of the Series A Preferred Stock to Permit the Payment of Dividends on the Series A Shares in Shares of Common Stock (Proposal No. 3)	14

Grant of Authority to Proxy Holders to Adjourn Special Meeting to Solicit Additional Proxies (Proposal No. 4)	16

Forward-Looking Statements	16

Selected Financial Data	17

Principal Shareholders	19

Submission of Shareholder Proposals for 2012 Annual Meeting	21

Available Information	21

Miscellaneous	22

ANNEXES TO PROXY STATEMENT.

The following documents are being delivered with this Proxy Statement and comprise a portion of the proxy materials for the Special Meeting of Shareholders.

A	Common Stock Purchase Agreement dated August 26, 2011	A-1
B	Certificate of Determination of Rights, Preferences, Privileges and Restrictions of the Series B Preferred Stock	B-1
C	Certificate of Amendment of Articles of Incorporation	C-1
D	Certificate of Amendment of Certificate of Determination of the Series A Preferred Stock	D-1

(i)

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 26, 2012

MEETING INFORMATION

This Proxy Statement is being furnished, on or about December 21, 2011, to our shareholders in connection with the solicitation of proxies by the Board of Directors of Pacific Mercantile Bancorp for use at our Special Meeting of Shareholders (the “Special Meeting”) to be held on Thursday, January 26, 2012, at 10:00 A.M., Pacific Time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California, 92614, and at any adjournments or postponements of the Special Meeting. All expenses incurred in connection with this solicitation will be paid by the Company.

As a matter of convenience, in this Proxy Statement we will refer to Pacific Mercantile Bancorp as the “Company” or “we,” “us” or “our” and our Special Meeting of Shareholders as the “Special Meeting” or the “Meeting”.

The proxy materials for the Special Meeting, including this Proxy Statement and the Proxy Card, will also be available to our shareholders, on the internet at http://www.edocumentview.com/PMBC, beginning on or about December 21, 2011.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND

THE SPECIAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT

AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. If, in that event, you want all of your votes to be counted, please be sure to vote in each of those capacities.

Purposes of the Special Meeting

The purposes of the Special Meeting are:

•

To approve, as required by NASDAQ Marketplace Rule 5635, the sale and issuance by the Company of up to 2,919,020 shares of common stock to Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund - A, L.P (the “Carpenter Funds”), for an aggregate purchase price of $15.5 million, pursuant to the terms of a Common Stock Purchase Agreement dated August 26, 2011 (Proposal No. 1);

•	To approve an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of our common stock to 85 million shares from 20 million shares (Proposal No. 2);

•

To approve an amendment to the Certificate of Determination of Rights, Preferences, Privileges and Restrictions (the “Certificate of Determination”) of our Series A Convertible 10% Cumulative Preferred Stock (the “Series A Preferred Stock” or “Series A Shares”) to permit us to pay dividends on the Series A Shares in shares of common stock, as well as in cash (Proposal No. 3); and

•

To grant the proxy holders discretionary authority to vote to adjourn the Special Meeting to solicit additional proxies in the event that there are not sufficient affirmative votes to approve any of the foregoing Proposals (Proposal No. 4).

VOTING PROCEDURES

How to Vote

You may vote your shares by any of the following methods:

•

Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is January 26, 2012, at 1:00 A.M., Central Standard Time. If you vote by telephone, you do not need to return your proxy card.

•

Voting on the Internet. You may vote on the Internet by accessing the website address and following the instructions printed on your proxy card. The deadline for voting on the Internet is January 26, 2012 at 1:00 A.M., Central Time. If you vote on the Internet, you do not need to return your proxy card.

•

Voting by Proxy Card. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the enclosed proxy card and return it by mail in the accompanying postage-prepaid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by January 25, 2012.

•

Voting in Person. Even if you have voted by one of the methods described above, you may still attend and vote your shares in person at the Special Meeting, if you are the record owner of those shares. If you do attend and vote your shares in person at the Special Meeting after having voted by any of the methods described above, only your last vote will be counted. Directions to the Special Meeting may be found at https://                .com/        .

How You Can Vote Shares Held by a Broker

If your shares are held in a brokerage account or by a nominee holder, you are deemed to hold your shares in “street name”. In that event, you are considered the “beneficial owner” and the broker or other nominee holder is the record owner of your shares. Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for a customer does not have the authority to vote those shares on any “non-routine” proposal, such as Proposals 1, 2 and 3, except in accordance with voting instructions received from the customer. On the other hand, a broker may vote a customer’s shares on certain “routine” proposals, such as Proposal 4, if the broker has transmitted proxy-soliciting materials to, but has not received voting instructions from, the customer on such a proposal.

If you hold your shares in “street name” and want your shares voted in accordance with your wishes, please be sure to complete the voting instruction card you receive from your broker and return it promptly to your broker. If, instead, you want to vote your shares in person at the Special Meeting, you should contact your broker or nominee holder to obtain a legal proxy or broker’s proxy card and bring it with you to the Special Meeting in order to vote.

Record Date and Voting Rights

The Board has fixed the close of business on December 15, 2011 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

As of the close of business on December 15, 2011, there were a total of 12,273,003 shares of common stock outstanding, the holders of which, or their proxies, are entitled to one vote per share on all four of the Proposals that will be voted on at the Special Meeting.

In addition, on that same date the holders of the 11,000 shares of the Company’s Series A Preferred Stock then outstanding will be entitled, at the Special Meeting, to cast a total of 143,790 votes, which is equal to the number of shares of common stock into which their Series A Shares are convertible, together with the holders of our common stock, voting as a single class, on Proposals No. 1, No. 2, No. 3 and No. 4. In addition, the holders of the Series A Shares will be entitled to vote their 11,000 Series A Shares, as a separate class, on Proposal No. 3 because that Proposal affects their rights and privileges as holders of the Series A Shares.

Also outstanding, as of December 15, 2011, were a total of 112,000 shares of our Convertible 8.4% Noncumulative Preferred Stock (the “Series B Preferred Stock” or the “Series B Shares”), which are convertible into a total of 2,105,262 shares of our common stock. The holders of the Series B Shares are entitled, generally, to vote on an “as-converted” basis (that is, as if they had converted all of their Series B Shares into common stock), together with the holders of our common stock on all matters on which our common shareholders generally are entitled to vote. However, due to their financial interest in the outcome of the votes on all four of the Proposals to be voted on at the Special Meeting, the holders of the Series B Shares will be treated as if they are not entitled to vote on any of those Proposals and any votes that any holder of Series B Shares may cast at the Special Meeting will not be counted and, therefore, will not affect the outcome of the votes on those Proposals.

What is the Required Vote to Approve the Proposals Being Considered at the Special Meeting?

Proposal No. 1. Approval, for purposes of NASDAQ Marketplace Rule 5635, of the sale and issuance of shares of our common stock to the Carpenter Funds, will require the affirmative vote of the holders of a majority of the shares that are entitled to be and that are voted (in person or by proxy) on this Proposal at the Special Meeting.

Proposal No. 2. Approval of the Amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of our common stock to 85 million shares will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on this Proposal.

Proposal No. 3. Approval of the Amendment to the Series A Certificate of Determination to permit the payment of dividends on the Series A Shares in shares of common stock, as well as in cash, will require (i) the affirmative vote of the holders of a majority of the outstanding Series A Shares, voting as a separate class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on this Proposal.

Proposal No. 4. Granting of discretionary authority to the proxy holders to vote to adjourn the Special Meeting in order to solicit additional proxies on any of the above Proposals will require the affirmative vote of the holders of a majority of the shares that are entitled to be and that are voted (in person or by proxy) on this Proposal at the Special Meeting.

How Your Proxy Will Be Voted

If you vote on the Internet, by telephone or by proxy, the proxy holders will vote your shares in the manner you indicate. You may specify whether your shares should be voted for, against or abstain on each of the four Proposals to be presented for a vote at the Special Meeting.

If you sign and return your proxy card without specifying how you want your shares to be voted on any Proposal, your shares will be voted “For” approval of that Proposal.

Abstentions

Properly executed proxy cards that are marked “abstain” with respect to any Proposal will be treated as abstentions on that Proposal. In addition, when an eligible voter attends the Special Meeting in person and votes on any Proposal, but decides not to vote on any other of the Proposals, his or her decision not to vote on the other Proposal also will be treated as an “abstention.” Shares voted “abstain” or treated as abstentions will be counted as present for quorum purposes and:

•

will be treated as not voting for purposes of determining the outcome of the voting on any Proposal for which the minimum vote required for approval is a majority of the shares that are entitled to be and are voted on that Proposal and, therefore, will have no effect on the outcome of the vote; and

•	will have the same effect as votes “against” a Proposal if the minimum vote required for approval of the Proposal is a majority of the shares entitled to vote on the Proposal.

What are Broker Non-Votes and How Will They Affect the Voting at the Special Meeting?

When a broker does not receive voting instructions from its customer, the broker may not vote the customer’s shares on any “non-routine” proposal at a shareholders meeting. By contrast, even though a broker has not received voting instructions from its customer, the broker may exercise its discretion to vote the customer’s shares by proxy on any “routine” proposal. In the event the broker votes the customer’s shares on a routine proposal, the customer’s shares will be deemed to be present by proxy and count toward a quorum at the shareholders meeting, but the customer’s shares cannot be voted and, therefore, will be deemed to constitute “broker non-votes” with respect to any non-routine proposals being voted on at the shareholders meeting.

We will treat broker non-votes as follows:

•

broker non-votes will be counted as present for quorum purposes, but will not affect the outcome of the voting on any Proposal which, to be approved, will require the affirmative vote of the holders of a majority of the shares that are entitled to be and are voted (in person or by proxy) on the Proposal; and

•

broker non-votes will be counted as present for quorum purposes and will have the same effect as a vote “against” a Proposal if approval of the Proposal requires the affirmative vote of the holders of a majority of the shares that are entitled to be voted on the Proposal.

How You Can Revoke Your Proxy or Voting Instructions and Change Your Vote

You may revoke any vote you may have made on the Internet or by telephone or any proxy you may have returned by mail, at any time before your vote has been cast or your proxy has been voted, by taking one of the following actions:

•	attending the Special Meeting and voting in person;

•	delivering a written revocation to the Company’s Corporate Secretary at 949 South Coast Drive, Third Floor, Costa Mesa, California 92626; or

•	timely submitting a signed proxy card bearing a later date than the date of your earlier vote or proxy.

If you voted over the internet or by phone, you will be able to revoke your votes only by one of the methods set forth above and not over the internet or by phone.

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK

TO THE CARPENTER FUNDS

(Proposal No. 1)

The implementation of Proposal No. 1 is conditioned on shareholder approval of Proposal No. 2.

Shareholders who wish to approve Proposal No. 1 should also vote to approve Proposal No. 2.

Background

On August 26, 2011, the Company consummated the sale of a total of 112,000 shares of Series B Convertible 8.4% Noncumulative Preferred Stock (the “Initial Series B Shares”) for an aggregate purchase price of $11.2 million. The Carpenter Funds, purchased 37,000 of those Initial Series B Shares, designated as the “Series B-1” Shares. Those Initial Series B Shares are convertible, at the option of the Carpenter Funds, at a conversion price of $5.32 per share, into a total of 695,488 shares of our common stock which, as of December 15, 2011 would have represented approximately 4.8% of our outstanding voting shares. SBAV LP, an affiliate of Clinton Group, Inc. (“SBAV”), which is not affiliated with the Carpenter Funds, purchased the other 75,000 of those Initial Series B Shares, designated as the “Series B-2” Shares, which are convertible, at the option of SBAV, into a total of 1,409,774 shares of our common stock, also at a conversion price of $5.32 per share. The Carpenter Funds are private equity funds which invest primarily in California-based banks and bank holding companies.

On that same date, the Company entered into an Additional Series B Stock Purchase Agreement (the “Additional Series B SPA”), which provides for the Company to sell an additional 108,000 Series B Shares to the Carpenter Funds and an additional 10,000 Series B Shares to SBAV (the “Additional Series B Shares”). The Additional Series B Shares will be convertible at the option of the Carpenter Funds and SBAV into 2,030,075 and 187,969 shares, respectively, of our common stock at a conversion price of $5.32 per share. If the 108,000 Additional Series B Shares are sold to the Carpenter Funds, they would hold securities that would represent approximately 16% of our outstanding voting securities. Consummation of the sale of the Additional Series B Shares is conditioned on the sale of the Common Shares to the Carpenter Funds and the receipt of Federal Reserve Board approval by the Carpenter Funds of their purchase of the Additional Series B Shares.

On August 26, 2011, the Company and the Carpenter Funds also entered into a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement” or the “CSPA”) which provides for us to sell $15.5 million of shares of our common stock (the “Common Shares”) to the Carpenter Funds, at a purchase price equal to the greater of (i) $5.31 per share or (ii) the book value per share of our common stock as determined from the SEC report last filed by us before the date on which the sale of the Common Shares is consummated (our “Last Reported Book Value”). A copy of the Common Stock Purchase Agreement is attached as Annex A to this Proxy Statement. If (i) this Proposal No. 1 and Proposal No. 2 are approved by our shareholders and the other conditions under the Common Stock Purchase Agreement (including the receipt by the Carpenter Funds of Federal Reserve Board approval of their purchase of the Common Shares) are satisfied by January 31, 2012, and (ii) the Last Reported Book Value at that time is $5.55 per share, then, we will sell a total of 2,792,792 Common Shares to the Carpenter Funds, which will further increase the voting power to approximately 28% of our outstanding voting shares.

If the sales of the Additional Series B Shares and the Common Shares are consummated, concurrently therewith, the Company will sell and issue stock purchase warrants (the “Warrants”), at a price of $0.125 per Warrant, which will entitle the Carpenter Funds and SBAV to purchase up to an additional 408,834 shares and 399,436 shares, respectively, of our common stock (the “Warrant Shares), at a purchase price of $6.38 per share, at any time within (4) years following the issuance of the Warrants, but only if the Company consummates, during that four year period, an acquisition (by merger or by the purchase of the outstanding shares or assets) of a bank or bank holding company with total assets of more than $250 million.

Proposal No. 1

Our common stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”). As a result, we are subject to and are required to comply with the NASDAQ Marketplace Rules in order to maintain the listing of our shares on the NASDAQ Stock Market. NASDAQ Marketplace Rule 5635(b) requires the prior approval of the shareholders of a NASDAQ listed company of a transaction providing for the issuance of shares of common stock, or securities convertible into or exercisable for common stock, that will result in a “change of control” of the company. The NASDAQ Rules define a “change of control” as a transaction by which an investor, which owns less than 20% of the voting power of a company, acquires or obtains the right to acquire 20% or more of the voting power of the company (determined on a “post-transaction basis”). The sale of the Common Shares to the Carpenter Funds pursuant to the Common Stock Purchase Agreement would have the effect of increasing their beneficial ownership to more than 20% of our voting securities.

Therefore, in accordance with NASDAQ Listing Rule 5635(b), we are asking our shareholders to approve the sale and issuance of the Common Shares to the Carpenter Funds.

Required Vote. The approval of this Proposal requires the affirmative vote of the holders of a majority of the shares that are entitled to vote and are voted on Proposal No. 1. Abstentions and broker non-votes will not be counted, except for quorum purposes and, therefore, will not have any effect on the outcome of the vote on Proposal No.1. For purposes of determining whether or not this Proposal has been approved, any voting shares owned by the Carpenter Funds or SBAV will be treated as if they were not entitled to vote on the Proposal and any votes that they may cast on this Proposal will not be counted.

Recommendation of the Board of Directors

For the reasons discussed below, your Board of Directors believes that the sale and issuance of the Common Shares to the Carpenter Funds pursuant to the Common Stock Purchase Agreement is in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL NO. 1.

Reasons for Approving the Sale and Issuance of the Common Shares to the Carpenter Funds

The economic recession, that began in late 2007 and continued into 2010, created wide-ranging consequences and difficulties which adversely affected the banking and financial services industry, in particular, and the economy, in general, causing significant decreases in economic activity, sharp declines in residential and commercial real estate prices and increases in unemployment. Those conditions and circumstances led, in turn, to increases in loan delinquencies and foreclosures that necessitated significant write-downs of the carrying values of assets by, and caused an erosion of the capital of, a large number of banks and other lending and financial institutions. Like many other banks, due primarily to these conditions, we experienced substantial increases in non-performing loans and in loan losses in 2008, 2009 and 2010. Those loan losses required us (and many other banks) to significantly increase loan loss reserves by charges to income. In addition, as the economy contracted, loan demand decreased and net interest margins declined as the Federal Reserve Board reduced interest rates in an effort to stimulate the economy, resulting in decreases in our net interest income. As a result, we incurred net losses of $12.0 million, $17.3 million and $14.0 million in 2008, 2009 and 2010, respectively.

Due to these events and circumstances, and a resulting decline in the market prices of our shares, it became necessary for us to discontinue the implementation of our strategy to grow our banking franchise in order to preserve our capital and to maintain compliance with applicable bank regulatory requirements. In addition, in August 2010 we entered into a written regulatory agreement (the “FRB Agreement”) with the Federal Reserve Bank of San Francisco (the “FRB”), and our wholly owned banking subsidiary, Pacific Mercantile Bank (the “Bank”) consented to the issuance by the California Department of Financial Institutions (the “DFI”), of a regulatory order (the “DFI Order”). Among other things, the FRB Agreement and DFI Order required the Company and Bank to adopt and implement formal plans and take certain actions to address the adverse consequences that the economic recession had on the performance of the Bank’s loan portfolio and the Bank’s operating results. In addition, the DFI Order required us to raise additional capital to enable the Bank to achieve a ratio of adjusted tangible shareholders’ equity-to-tangible assets of 9.0% by January 31, 2011 and maintain that 9.0% ratio thereafter.

As a result, we retained a nationally recognized investment banking firm to assist us in exploring and evaluating strategic alternatives for raising additional capital in amounts sufficient to enable us to achieve that ratio and to resume our growth strategy. The alternatives considered included an underwritten public offering of common stock, a private placement of common stock or other equity securities to institutional investors, a merger of the Company with another banking institution that would augment our capital, and possibly a sale of the Company. We decided not to pursue a public stock offering because we determined, that such an offering would significantly dilute the Company’s existing shareholders, in terms of both the then book value of their shares of common stock and their voting power. That determination was made on the basis of discussions with our outside financial advisor, a review of prevailing market prices of bank stocks and a review of the public offering prices at which a number of banking institutions subject to regulatory orders were able to sell their shares, which were substantially lower than the respective book values and also lower than the then prevailing market prices of their shares. The Company considered two proposals that would have involved a sale of the Company. However, we rejected those proposals because, in the view of the Board of Directors, after discussions with the Company’s outside advisors, the prices being proposed significantly undervalued the Company. We did enter into preliminary merger discussions with two different banking institutions. However, we discontinued those discussions, in one case, due to regulatory factors that made it unlikely that the transaction could be successfully consummated; and in the other case due to the exchange ratio proposed by the other party which, in the view of the Board of Directors, after consultation with the Company’s financial advisor, significantly undervalued the Company.

Concurrently with those efforts, we held meetings with a number of institutional investors who had expressed an interest in possibly making an equity investment in the Company. Based on those discussions, we proceeded to commence substantive negotiations with the Carpenter Funds and SBAV because they had expressed (i) a willingness to make equity investments in the Company at prices at or above the book value of our common stock, which substantially exceeded and, therefore, represented a premium over the prevailing market prices of our common stock, and (ii) subject to certain conditions, a desire to make equity investments in the Company that would provide us with the capital we needed not only to meet the capital requirements of the DFI Order, but also to resume the implementation of our growth strategy.

Those negotiations concluded with:

•

The consummation, on August 26, 2011, of the sale of the Initial Series B Shares, which provided us with the funds to make a capital contribution to the Bank sufficient to achieve the 9.0% capital ratio required by the DFI Order;

•

The execution and delivery, on that same date, of the Additional Series B SPA and the Common Stock Purchase Agreement, which provide, subject to the satisfaction of certain conditions, for the sales of the Additional Series B Shares and the Common Shares that will to provide us with the additional capital we will need to maintain that capital ratio above 9.0% and to resume our growth strategy.

We believe that the sale of the Common Shares to the Carpenter Funds will be significantly less dilutive and, therefore, more advantageous to our existing shareholders than a sale by us of shares in a public offering, because the price that the Carpenter Funds will be paying for the Common Shares will be no less than the Last Reported Book Value per share of our common stock which, as of the date of this Proxy Statement, was $5.55. By comparison, we expect that the price at which we could sell shares in a public offering would not exceed (and more likely would be approximately 10%-15% below) the market price of our shares which, between October 1, 2011 and December 9, 2011, has ranged from a high of $3.41 to a low of $2.97 and which closed at $3.09 per share on December 9, 2011.

Even assuming, for example sake, that we could sell our shares at a price of $3.41 in a public offering, as the following table indicates that price would be approximately 38% lower than the $5.55 price which the Carpenter Funds will be paying for the Common Shares and, as a result, the number of shares that we would have to sell in such a public offering in order to raise $15,500,000 would be 38% greater than the number of shares that we will be selling to the Carpenter Funds to raise that same $15,500,000.

	Per Share Purchase Price		Number of Shares Required to be Sold to Raise $15.5 Million	Gross Proceeds from the Sale of Shares
Sale to the Carpenter Funds	$5.55	(1)	2,792,790	$15,500,000
Public Offering	$3.41	(2)	4,545,455	$15,500,000

(1)	The Carpenter Funds will be paying a per share purchase price for the Common Shares that is equal to the Last Reported Book Value of our common stock which, as of the date of this Proxy Statement, is $5.55 per share. This price may increase or decrease if and to the extent that there is an increase or decrease in the Last Reported Book Value of our common stock prior to the date on which the purchase of the Common Shares by the Carpenter Funds is consummated.

(2)	Public offering price assumed for purposes of this table, which is equal to the highest closing price of the Company’s shares, as reported by NASDAQ, during the period from October 1, 2011 to December 9, 2011, which was of $3.41.

Effects of Approval of Proposal No. 1

Consummation of the sale of the Common Shares will require the approval of this Proposal by our shareholders at the Special Meeting and the satisfaction of certain other conditions set forth in the Common Stock Purchase Agreement, including the approval of the Federal Reserve Board permitting the Carpenter Funds to acquire the Common Shares. If those conditions are satisfied, then, approval of this Proposal by our shareholders will result in the following:

Sales of the Additional Series B Shares, the Common Shares and the Warrants. We will sell (i) 108,000 and 10,000 Additional Series B Shares, respectively, to the Carpenter Funds and SBAV at $100 per share for an aggregate purchase price of $11.8 million, (ii) all of the Common Shares to the Carpenter Funds for an aggregate purchase price of $15.5 million and (iii) the Warrants, at a price of $0.125 per Warrant, to the Carpenter Funds and SBAV, to purchase up to 408,834 and 399,436 shares, respectively, of the Company’s common stock at a price of $6.38 per share. The number of Common Shares that we will sell to the Carpenter Funds pursuant to the Common Stock Purchase Agreement will be equal to the result obtained from dividing the sum of $15.5 million by the Last Reported Book Value per share of our common stock; but the maximum number of those Common Shares that we will be selling to the Carpenter Funds pursuant to the Common Stock Purchase Agreement will not exceed 2,919,020 Shares if the Last Reported Book Value is $5.31 or less per share.

Proceeds from the Sales of the Additional Series B Shares and Common Shares to the Carpenter Funds. The sale of the Common Shares is expected to generate net proceeds (after payment of transaction expenses) of approximately $25.3 million in cash. We plan to use those net cash proceeds:

•	to make a capital contribution of approximately $20.3 million to the Bank to be used by it primarily to support and fund the growth of its banking franchise; and

•	to use the remainder of net proceeds of approximately $5.0 million for working capital requirements and other general corporate purposes.

“Effect of Issuance of Common Shares to the Carpenter Funds on Rights of the Holders of our Common Stock. The rights of the Carpenter Funds, as owners of our common stock, including their voting rights, dividend rights and rights on liquidation, will be the same as the rights of the holders of our outstanding shares of common stock. See “Description of Capital Stock – Summary of Rights of the Holders of our Common Stock” below.”

Effect of Issuance of Common Shares on Earnings Per Share of Common Stock. Although the sales price of the Common Shares exceeds both the recent and currently prevailing market prices of our common stock, the increase in the number of shares of common stock that will be outstanding as a result of the sale of the Common Shares to the Carpenter Funds will reduce our earnings per share of common stock by approximately 20%. See “Selected Consolidated Financial Data—Pro Forma Earnings Per Share” below in this Proxy Statement.

Management Changes. In connection with the Company’s entry into the Common Stock Purchase Agreement, we entered into an Investor Rights Agreement with the Carpenter Funds which provides that if the sale of the Common Shares to the Carpenter Funds is completed, then, the Carpenter Funds will be entitled to have three representatives, reasonably acceptable to the Company, appointed to the Boards of Directors of the Company and the Bank. In addition, to enable Raymond E. Dellerba, the President and Chief Executive Officer of both the Company and the Bank, to focus more of his energies and time on the formulation and implementation of the Company’s growth strategies, following completion of the sales of the Additional Series B Shares and Common Shares, Mr. Dellerba will relinquish his position as President and Chief Executive Officer of the Bank to an individual reasonably acceptable both to the Company’s existing Board of Directors and to the Carpenter Funds, at which time Mr. Dellerba would become the Vice Chairman of the Bank’s Board of Directors. However, Mr. Dellerba would continue in his positions as President and Chief Executive Officer of the Company.

Possible Effects of the Ownership by the Carpenter Funds of 28% of the Company’s Voting Shares. If the Common Shares are sold to the Carpenter Funds, their ownership of our voting shares will increase to approximately 28% of the Company’s outstanding voting securities. In addition, the Carpenter Funds will have three representatives serving on the respective Boards of Directors of the Company and the Bank. As a result, the Carpenter Funds will have the ability to significantly influence the outcome of matters requiring approval of the Board of Directors of the Company or the Bank and matters requiring the approval of the Company’s shareholders, including the approval of mergers and acquisitions or changes in corporate control. There is no assurance that the interests of the Carpenter Funds will be consistent with the interests of, or that the Carpenter Funds will not exercise their voting power in ways that could adversely affect, the Company’s other shareholders. For example, the ownership of the Company’s voting securities by the Carpenter Funds could have the effect of discouraging a potential acquirer from attempting to acquire the Company, which could impede or prevent transactions in which the Company’s other shareholders might otherwise receive a premium for their shares.

Consequences of a Failure to Approve Proposal No. 1

A failure by our shareholders to approve this Proposal No. 1 or Proposal No. 2 (to increase the authorized number of shares of our common stock which is needed to enable the Company to sell the Common Shares to the Carpenter Funds) will have the following adverse consequences for the Company and its shareholders:

Decline in the Market Prices of our Common Stock. We believe that the prices of our common stock would decline because:

•

It will be more difficult for us to maintain compliance with the capital requirements applicable to us under the FRB Agreement and the DFI Order and, as a result, we are more likely to remain subject to that Agreement and Order for an extended period of time. The FRB Agreement and DFI Order have placed a number of operational restrictions on us and the Bank and require the Company and the Bank to maintain capital in amounts satisfactory to the FRB and the DFI. Those restrictions and the requirements have increased our costs of doing business and limit our ability to grow our banking franchise.

•	It will be more difficult for us to raise the capital we need to resume the implementation of our growth strategy, which will make our shares less attractive to investors and the public.

•

Having failed to raise the capital we would have obtained had the shareholders approved this Proposal No. 1 and Proposal No. 2, it will become more difficult and more costly for us to raise capital from other sources. Moreover, it is likely that, to raise needed capital, we would be required to offer our shares or other equity securities at prices that would represent significant discounts both to the book value and the market prices of our shares, which would be dilutive of the current value of the investments that our existing shareholders have in our common stock and would result in a far greater dilution of their voting power than the dilution in voting power that will result from the sale and issuance of the Common Shares to the Carpenter Funds.

Payment of Termination Fees. We will become obligated to pay a termination fee or $750,000 to the Carpenter Funds if our shareholders fail to approve Proposal No. 1 or Proposal No. 2 at the Special Meeting.

Obligation to Sell and Issue the Warrants to the Carpenter Funds and SBAV. If our shareholders fail to approve the sale of the Common Shares to the Carpenter Funds, then, the Carpenter Funds and SBAV will still be entitled to purchase the Warrants, at a price of $0.125 per Warrant. If purchased, the Warrants will entitle the Carpenter Funds and SBAV to purchase up to 408,834 shares and 399,436 shares, respectively, of our common stock at a price of $6.38 per share if we were to acquire another bank with assets of more than $250 million within four years of the issue date of the Warrants.

Description of Capital Stock

Authorized and Outstanding Shares of Capital Stock Our authorized capital stock currently consists of 2,000,000 shares of preferred stock, without par value, and 20,000,000 shares of common stock without par value. The Board of Directors has the authority, without further action by the shareholders, to issue the authorized shares of preferred stock in one or more series, and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preference and number of shares constituting any series or the designation of such series. The purpose of the provisions of our Articles of Incorporation authorizing the issuance of preferred stock is to provide us with the flexibility to take advantage of opportunities to raise additional capital through the issuance of shares that address competitive conditions in the securities markets.

As of December 15, 2011, our outstanding shares of preferred stock consisted of (i) 11,000 shares of Series A Preferred Stock (the “Series A Shares”), and (ii) 112,000 shares of Series B Preferred Stock (the “Series B Shares”). However, if Proposal No. 3, described below, is approved by our shareholders at the Special Meeting, the Company will issue shares of its common stock in payment of the accumulated but undeclared dividends on the Series A Shares, at which time the 11,000 Series A Shares that are outstanding will, pursuant to the existing terms of the Series A Certificate of Determination, automatically convert, at a price of $7.65 per share, into a total of 143,790 shares of our common stock and, therefore, will cease to be outstanding.

As of December 15, 2011, a total of 12,273,003 shares of common stock were outstanding and an additional 3,953,588 shares of common stock were reserved for future issuance on conversions of the Series A Shares and Series B Shares and for exercises of stock options or grants of other equity incentives under our shareholder-approved equity incentive plans. If Proposal No. 2, described below, is approved by our shareholders at the Special Meeting, the authorized number of shares of our common stock will increase to 85,000,000 shares.

Summary of Rights of the Holders of our Common Stock. Set forth below is a summary of the rights of the holders of our common stock. As described below, the rights of the holders of our common stock are subject to the rights, preferences and privileges of the holders of the Series B Shares and any shares of preferred stock that we may issue in the future.

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, except that shareholders may cumulate votes in the election of our directors (that is, to give any candidate, or any number of candidates, standing for election a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled). The candidates who receive the highest number of votes will be elected as directors.

Dividend Rights. Subject to the preference in dividend rights of any series of preferred stock that may be outstanding, the holders of our common stock are entitled to receive such cash dividends, if any, as may be declared by our Board of Directors out of legally available funds which, under California law, consist of retained earnings. However, our ability to pay cash dividends also is subject to restrictions under the FRB Agreement, the DFI Order and dividend restrictions under California law.

Liquidation Rights. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities, including funds of depositors, and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of our common stock will be entitled to all assets that are legally available for distribution on liquidation.

Other than the rights described above, the holders of our common stock have no preemptive, subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments and will not have any preemptive rights with respect to the Common Shares to be sold to the Carpenter Funds.

Summary of the Rights, Preferences and Privileges of the Series B Shares. The rights, privileges and preferences of the Series B Shares are set forth in the Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of the Series B Preferred Stock (the “Series B Certificate of Determination”). Set forth below is a summary of the material rights, preferences and privileges of the Series B Shares. The summary is not intended to be complete and is qualified in its entirety by reference to the Series B Certificate of Determination, a copy of which is attached as Annex B to this Proxy Statement.

Conversion Rights. The Series B Shares are convertible at the option of the holders thereof, at any time in whole or from time to time in part, into shares of our common stock at a price of $5.32 per share, which was the Last Reported Book Value per share of our common stock at the time of the initial issuance of the Series B Shares. The 112,000 Series B Shares that were outstanding on December 15, 2011 are convertible, at a price of $5.32 per share, into a total of 2,105,262 shares of our common stock. If the sale of the additional 118,000 Series B Shares pursuant to the Additional Series B SPA is consummated, then, those Additional Series B Shares will be convertible, also at a price of $5.32 per share, into a total of 2,218,045 shares of our common stock.

Voting Rights. Holders of the Series B Shares have the right to vote, together with the holders of our common stock voting as a single class, on an “as-if converted” basis (entitling them to cast a number of votes equal to the number of shares into which their Series B Shares are convertible) on all matters on which our common shareholders are entitled generally to vote. As a result, if the sale of the Additional Series B Shares to the Carpenter Funds is completed, they would have the power to vote a total of the 2,725,563 shares into which their Series B Shares would be convertible, which would represent approximately 16% of our outstanding voting shares.

Protective Provisions. For so long as at least 25% of the Series B Shares that we have sold remain outstanding, the approval of the holders of not less than 80.0% of those Series B Shares, voting as a separate class, will be required before the Company may take certain actions that would materially and adversely affect the rights, preferences or privileges of the Series B Shares, such as, but not limited to, the creation, authorization or issuance of any class or series of any shares that will rank senior to the Series B Shares, or take any other action which, under any applicable law, requires the prior approval of the holders of the Series B Shares voting as a separate class.

Dividend Rights. Dividends on the Series B Shares are payable in cash at a rate of 8.4% per annum if, as and when declared by the Board of Directors. If we are unable, due to legal or regulatory restrictions, to pay cash dividends on the Series B Shares for any two semi-annual dividend periods, then we will be required to pay such dividends in shares of a separate series of preferred shares designated as the Company’s Series C 8.4% Noncumulative Preferred Stock (the “Series C Shares”). The Series C Shares will rank on parity with and will have the same rights, preferences and privileges as those of the Series B Shares, except that (i) the Series C Shares will not be convertible into shares of our common stock other than by certain transferees who may acquire the Series C Shares from the Carpenter Funds or SBAV, and (ii) the holders of the Series C Shares will not be entitled to vote on matters on which the holders of our common stock are entitled generally to vote (but will be able to vote as a separate class pursuant to protective provisions that mirror those applicable to the Series B Shares, as described above).

Dividend Preference. No dividends may be declared or paid on the outstanding shares of our common stock unless dividends are first paid (either in cash or in Series C Shares) on the Series B Shares and any Series C Shares that may have been issued as dividends on the Series B Shares.

Liquidation Preference. If the Company were to liquidate and dissolve, then, before any distribution of Company assets (a “liquidating distribution”) may be made to the holders of our common stock, the holders of Series B Shares (and the holders of any Series C Shares that may have been paid as dividends on the Series B Shares) will be entitled to receive a per share liquidating distribution, but only out of assets legally available therefor, equal to $100 per Series B Share and $100 per Series C Share, plus any dividends that had been declared but had not been paid on the Series B Shares or the Series C Shares (the “Liquidation Preference”). If the Company consummates a “Change in Control Transaction”, as defined in the Series B Certificate of Determination, then any holder of Series B Shares may elect to treat that Transaction as a “deemed liquidation” in which event that holder will have the right to receive a liquidating distribution for such holder’s Series B Shares in the amount of the Liquidation Preference of such Series B Shares.

        Contractual Preemptive Rights. The Company entered into Investor Rights Agreements with the Carpenter Funds and SBAV in connection with their purchases of the Initial Series B Shares. Those Agreement grant to the Carpenter Funds and SBAV the right to purchase (subject to certain exceptions) a pro-rata portion of any additional equity securities that the Company may sell during the three years ending August 26, 2014, in order to enable them to maintain their respective percentage equity ownership interests in the Company. As of December 15, 2011, the percentage equity ownership interests in the Company of the Carpenter Funds and SBAV were approximately 4.8% and 9.7%, respectively. If the sales of the Additional Series B Shares and the Common Shares to the Carpenter Funds are consummated, then, for purposes of the Investors Rights Agreement, the Carpenter Funds’ percentage equity ownership interest in the Company will be approximately 28% and, therefore, the Carpenter Funds would have the right to purchase up to 28% of any equity securities that the Company may sell at any time until August 26, 2014.

APPROVAL OF

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK TO 85 MILLION SHARES

(Proposal No. 2)

On November 15, 2011, the Company’s Board of Directors approved an amendment to Article III of the Company’s Articles of Incorporation, theretofore amended (the “Articles of Incorporation”), to increase the authorized number of our shares of common stock to 85 million shares from 20 million shares, subject to the approval of the Company’s shareholders.

If this Proposal is approved by the shareholders, the first paragraph of Article III of the Articles of Incorporation will be amended to read in its entirety as follows:

The Corporation is authorized to issue two classes of stock to be designated “common stock” and “Preferred Stock,” respectively. The total number of shares that this Corporation is authorized to issue is eighty-seven million (87,000,000) shares, of which eighty-five million (85,000,000) shares shall be common stock, no par value per share, and two million (2,000,000) shares shall be Preferred Stock, no par value per share.

The remainder of Article III of our Articles of Incorporation will not be altered by this proposed amendment and will remain unchanged. A copy of the proposed Certificate of Amendment of the Articles of Incorporation, which provides for the increase in the authorized number of our shares of common stock, is being provided with this Proxy Statement as Annex C.

Reasons for this Amendment of the Articles of Incorporation

As of the date of this Proxy Statement, the authorized number of shares of our common stock is 20,000,000 shares, of which (i) 12,273,003 shares are outstanding and (ii) a total of 3,953,607 shares are reserved for future issuance on exercise of stock options or grants of other equity incentives under our shareholder-approved Equity Incentive Plans, conversions of the 11,000 Series A Shares that remain outstanding, and conversions of the Initial Series B Shares sold to the Carpenter Funds and SBAV on August 26, 2011. As a result, as of the date of this Proxy Statement, only 3,773,390 shares of common stock are available for future sales and issuances of common stock.

If Proposal No. 1 is approved, we will need a total of 5,945,334 shares of common stock for the issuance of (i) up to 2,919,020 Common Shares pursuant to the Common Stock Purchase Agreement, (ii) up to 2,218,044 shares of common stock for conversions of the Additional Series B Shares, and (iii) up to 808,270 shares of common stock for the exercise of the Stock Purchase Warrants. Those 5,945,334 shares of common stock, however, would exceed the number of the remaining authorized but unissued and unreserved shares of our common stock by 2,171,944 shares. As a result, we will not be able to consummate the sale of the Common Shares to the Carpenter Funds unless our shareholders approve this increase in the authorized number of shares of common stock.

Moreover, unless there is a substantial increase in the authorized number of shares of our common stock, we will not have shares available for issuance to implement our growth strategy, because we are likely to need additional shares of common stock to use as consideration for, or to raise capital to provide cash to fund, acquisitions of other banks or financial service organizations in the future.

The table below provides information regarding the number of authorized but unissued shares of our common stock that were unreserved and were available for future issuance as of December 15, 2011 and illustrates the effect that the proposed increase in the authorized number of shares of our common stock would have on the number of shares of common stock available for future issuance, assuming Proposal No. 1 and this Proposal No. 2 are approved by the shareholders:

	As of December 15, 2011		On Effectiveness of Amendment
Shares of common stock authorized	20,000,000		85,000,000
Less:
Shares of common stock outstanding	12,273,003		12,273,003
Shares of common stock reserved for future issuance	3,953,607	(1)	3,953,607

Total number of issued and reserved shares	16,226,610		16,226,610

Shares of common stock remaining available for future issuance	3,773,390		68,773,390
Maximum number of shares of common stock issuable pursuant to:
Common Stock Purchase Agreement	2,919,020	(2)	2,919,020
Conversion of the shares of the Additional Series B Shares	2,218,044		2,218,044
Exercise of Warrants	808,270		808,270

	5,945,334		5,945,334

Shares still available for future issuance	(2,171,944	)(3)	62,828,056

(1)	The number of shares reserved for future issuance as of December 15, 2011 consists of (i) 2,105,263 shares that are reserved for issuance on the conversion of the Initial 112,000 Series B Shares, (ii) 143,790 shares that are reserved for issuance on conversions of the 11,000 Series A Shares that remain outstanding, and (iii) 1,704,555 shares that are reserved for future issuance on exercise of options or grants of other equity incentives under the Company’s shareholder-approved equity incentive plans.

(2)	Assumes that the Common Shares will be sold at a price of $5.31 per share.

(3)	A shortfall of 2,171,994 in the shares that we will need to consummate the sale of the Common Shares as contemplated by the Common Stock Purchase Agreement.

Other than as described above in this Proxy Statement in connection with the sales of the Common Shares and the issuance of the Warrants, the Company’s Board of Directors has no present agreement, arrangement or commitment to issue any of the shares of common stock that would be authorized if Proposal No. 2 is approved by the shareholders at the Special Meeting.

Effects of Approval of Proposal No. 2

If Proposal No. 2 is approved, then, subject to the receipt by the Carpenter Funds of bank regulatory approvals and the satisfaction of the other conditions set forth in the Common Stock Purchase Agreement, we will complete the sale of the Common Shares to the Carpenter Funds. See “Approval of the Issuance of Shares of Common Stock to the Carpenter Funds – Effects of Approval of Proposal No 1” above in this Proxy Statement for a description of the effects of the sale of the Common Shares.

In addition, if Proposal No. 2 is approved by the shareholders at the Special Meeting, then, whether or not Proposal No. 1 is approved, in accordance with California law the additional authorized but unissued shares of common stock may be issued at any time or from time to time by action of the Board of Directors alone, on such terms and at such prices as the Board of Directors deems to be in the best interests of the Company and its shareholders. Although the increase in the authorized number of shares is not intended as an anti-takeover measure, the authority of the Board of Directors to approve sales and issuances of such shares would make it possible to sell and issue such shares to persons that are supportive of management, which could discourage attempts to acquire control of the Company in the future without the prior approval of the Board of Directors.

Consequences of a Failure to Approve Proposal No. 2

If the shareholders do not approve Proposal No. 2 at the Special Meeting, the Company would be unable to consummate the sale of the Common Shares as contemplated by the Common Stock Purchase Agreement, which we believe would prevent us from implementing our growth strategy and, therefore, would materially and adversely affect the Company’s future operating results and the market prices of our common stock. For a description of the consequences to the Company if it is unable to consummate the sale of the Common Shares, see “Approval of the Issuance of Shares of Common Stock to the Carpenter Funds – Consequences of a Failure to Approve Proposal No. 1” above in this Proxy Statement.

Recommendation of the Board of Directors

For the foregoing reasons, your Board of Directors believes that approval of the amendment to our Articles of Incorporation to increase the authorized number of our shares of common stock to 85 million shares is in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

Vote Required to Approve Proposal No. 2

In accordance with California law, approval of the amendment to our Articles of Incorporation to increase the authorized number of shares of our common stock requires the affirmative vote of the holders of a majority of the Company’s outstanding shares entitled to vote on this Proposal No. 2. For purposes of determining whether or not this Proposal has been approved, abstentions and broker non-votes will have the same effect as votes against this Proposal. However, any voting shares owned by the Carpenter Funds or SBAV will be treated as if they were not entitled to vote on this Proposal and any votes they may cast on this Proposal will not be counted.

APPROVAL OF

AMENDMENT TO CERTIFICATE OF DETERMINATION OF THE SERIES A PREFERRED STOCK

TO PERMIT THE PAYMENT OF DIVIDENDS IN SHARES OF COMMON STOCK

(Proposal No. 3)

Background

Between November 2009 and August 2010, we sold a total of 126,550 shares of our Series A Convertible 10% Cumulative Preferred Stock (the “Series A Shares”), at a price of $100.00 per share, in a private placement to a limited number of accredited investors. The Series A Shares were issued pursuant to a Certificate of Determination of Rights, Preferences, Privileges and Restrictions (the “Series A Certificate of Determination”). That Certificate of Determination provides that dividends on the Series A Shares will become payable, in cash, at a rate of 10% per annum, if, as and when declared by the Board of Directors and, if and to the extent not declared, such dividends cumulate until they are declared and paid.

The Series A Shares were convertible, at the option of the holders thereof, into a total of 1,654,028 shares of our common stock at a conversion price of $7.65 per share. In addition, by their express terms, the Series A Shares were to have automatically converted into shares of our common stock, at that same conversion price of $7.65 per share, on November 27, 2011, provided that all dividends on the Series A Shares accumulated to that date had been declared and paid by the Company, in cash, to the holders of the Series A Shares. On the other hand, if the Company was unable, due to legal or regulatory restrictions, to declare and pay such cash dividends by November 27, 2011, the Series A Shares would remain outstanding and continue to accumulate dividends, at a rate of 10% per annum, until the Company became able to pay and did declare and pay, in cash, those accumulated but undeclared dividends. However, any holder of Series A Shares was free to voluntary convert such holder’s Series A Shares into common stock at a time when the Company was unable, due to legal or regulatory restrictions, to pay cash dividends on those Shares, if such holder was willing to forego the payment of the accumulated dividends on those Shares.

Effective July 1, 2011, the holders of a total of 115,550, or approximately 91%, of the Series A Shares voluntarily converted their respective Series A Shares, at the conversion price of $7.65 per share, into a total of 1,510,238 shares of common stock, electing to forego the payment to them of the accumulated but undeclared cash dividends on those Series A Shares in consideration for the issuance by the Company to such holders of a total of 328,100 shares of common stock (determined by dividing the those accumulated dividends, which totaled $1,624,107, by $4.95 which was the then per share book value of the Company’s common stock). The holders of the other 11,000 Series A Shares then outstanding did not convert those Series A Shares into common stock and those Series A Shares remain outstanding.

Proposal No. 3

The Company is restricted from paying cash dividends by the FRB Agreement and certain provisions of the California Corporations Code. We cannot predict how long the Company will be subject to those restrictions. As a result, dividends will continue to accumulate on the 11,000 Series A Shares that remain outstanding for at least the foreseeable future and that would, in turn, reduce the earnings that are available for the holders of our common stock by the amount of the dividends so accumulated. Additionally, until all accrued dividends on the outstanding Series A Shares are paid, the Company would not be able to pay any dividends on its Series B Shares either in cash or in shares of the Series C Preferred Stock.

The Board of Directors believes that it is in the best interests of the shareholders for the remaining 11,000 Series A Shares to be converted into common stock, because we would no longer have to accumulate or pay dividends on the Series A Shares and the amount of the Company’s earnings that would be available for holders of our common stock would increase accordingly.

Therefore, on November 15, 2011, the Board of Directors approved an Amendment to the Series A Certificate of Determination which, if approved at the Special Meeting, will permit us to pay dividends on our Series A Shares, not only in cash, but also in shares of common stock. As a result, upon payment by the Company of all accumulated dividends on the Series A Shares in shares of common stock, the 11,000 Series A Shares that currently remain outstanding would, pursuant to the existing provisions of the Series A Certificate of Determination, automatically convert, at a price of $7.65 per share, into a total of 143,790 shares of our common stock and the Series A Shares would cease to be outstanding.

The Amendment further provides that the number of shares of our common stock that will be issuable in payment of any accumulated but undeclared dividends on the Series A Shares will be determined by dividing the dollar amount of such dividends by the greater of: (i) the closing price of the Company’s shares on the trading day immediately preceding the date on which such dividends are declared, or (ii) the book value per share of our common stock as set forth in or determined from the Company’s Quarterly Report on Form 10-Q, Annual Report on Form 10-K or any other report most recently filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended. As of September 30, 2011, the accumulated but undeclared dividends on the outstanding Series A Shares totaled $170,466. As a result, if the proposed amendment to the dividend payment provisions of the Series A Certificate of Determination had been approved by September 30, 2011, we would have been able to pay those dividends by issuing, at the then book value of $5.55 per share of common stock, a total of 30,714 shares of common stock to the holders of the Series A Shares, in which event the 11,000 Series A Shares would have automatically converted into 143,790 shares of our common stock and, therefore, would have ceased to be outstanding.

The foregoing summary of the proposed amendment to the Series A Certificate of Determination is qualified in its entirety by reference to the Certificate of Amendment of the Series A Certificate of Determination, a copy of which is attached as Annex D to this Proxy Statement.

Recommendation of the Board of Directors

For the foregoing reasons, your Board of Directors believes that approval of this amendment to the Series A Certificate of Determination is in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL NO. 3.

Vote Required to Approve Proposal No. 3

Under California law, the approval of this Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding Series A Shares, voting as a separate class, and (ii) the holders of a majority of the shares of common stock entitled to vote on this Proposal, which will include the 143,790 shares of common stock into which the outstanding Series A Shares are convertible. Abstentions and broker non-votes will have the same effect as votes against this Proposal. For purposes of determining whether or not this Proposal has been approved, any voting shares owned by the Carpenter Funds or SBAV will be treated as if they were not entitled to vote on this Proposal and any votes they may cast on this Proposal will not be counted.

GRANT OF AUTHORITY TO PROXY HOLDERS TO ADJOURN SPECIAL MEETING

TO SOLICIT ADDITIONAL PROXIES

(Proposal No. 4)

This proposal would give the proxy holders the authority to vote to adjourn the Special Meeting, on one or more occasions, to enable us to solicit additional proxies if there are not sufficient affirmative votes present, in person or by proxy, at the Special Meeting to approve any of Proposals Nos. 1, 2 or 3. Any adjournment of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting. If the Company is not able to adjourn the Special Meeting to solicit additional proxies, Proposals Nos. 1, 2 or 3 may fail to be approved, not because the shareholders voted against the Proposals, but rather because there were not sufficient shares represented at the Special Meeting to approve the proposals. The Company has no reason to believe, at this time, that an adjournment of the Special Meeting will be necessary.

Assuming the existence of a quorum at the Special Meeting, approval of this Proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote and voted on Proposal No. 4. Abstentions and broker non-votes will not be counted, except for quorum purposes and, therefore, will not have any effect on the outcome of the vote on this Proposal. For purposes of determining whether or not this Proposal has been approved, any voting shares owned by the Carpenter Funds or SBAV will be treated as if they were not entitled to vote on the Proposal and will not be counted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR SHAREHOLDERS VOTE “FOR” APPROVAL OF THIS PROPOSAL.

FORWARD-LOOKING STATEMENTS

Statements contained in or incorporated by reference into this Proxy Statement that are not historical facts or that discuss our expectations, beliefs or views regarding our future operations or future financial performance, or financial or other trends in our business or in the markets in which we operate, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “forecast” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The information contained in such forward-looking statements is based on current information and on assumptions that we make about future events over which we do not have control. In addition, our business and the markets in which we operate are subject to a number of risks and uncertainties. As a result of such risks and uncertainties, or the occurrence of events in the future that had not been anticipated, the assumptions on which the forward looking statements were made and the information included in such forward looking statements may prove to have been incorrect.

Many of those risks and uncertainties are discussed in the Section entitled “Risk Factors” contained in our Registration Statement on Form S-3 (file number 333-177208) (the “S-3 Registration Statement”), which we filed with the SEC on October 7, 2011 and which became effective on October 20, 2011, under the Securities Act. We urge you to read the risk factors contained in that Registration Statement in conjunction with your review of the information contained in this Proxy Statement. The discussion of the risk factors contained in the S-3 Registration Statement updates and supersedes the risk factors that are contained in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 10-K”) that we filed with the SEC on March 31, 2011.

Due to those risks and uncertainties, you should not place undue reliance on the forward-looking statements contained in this Proxy Statement, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this Proxy Statement or in our S-3 Registration Statement, except as may otherwise be required by law or NASDAQ rules.

PACIFIC MERCANTILE BANCORP

SELECTED CONSOLIDATED FINANCIAL DATA

As of September 30, 2011

(Unaudited)

Capitalization

On August 26, 2011, we sold and issued a total of 75,000 and 37,000 Series B Shares, at a price of $100 per share, to SBAV and the Carpenter Funds, respectively. On that same date we entered into (i) the Additional Series B SPA providing for the sale by us of 108,000 and 10,000 Additional Series B Shares to the Carpenter Funds and SBAV, respectively, also at a price of $100 per Share, and (ii) the Common Stock Purchase Agreement (the “CSPA”) providing for the sale to the Carpenter Funds of $15.5 million of Common Shares, in each case subject to the satisfaction or waiver of specified conditions. The CSPA provides that the Common Shares will be sold at a per share price that is equal to the greater of (x) $5.31 per Share or (y) the Last Reported Book Value per share of our shares of common stock. Upon consummation of the sales of the Common Shares, we also will issue Warrants to the Carpenter Funds and SBAV which will, subject to certain conditions, entitle them to purchase up to 408,834 and 399,436 Warrant Shares, respectively, at an exercise price of $6.38 per share. See “Approval of the Issuance of Shares of Common Stock to the Carpenter Funds” above.

This table sets forth the Company’s capitalization (in thousands of dollars) as of September 30, 2011 and on as adjusted basis to give pro forma effect to the sales of the Additional Series B Shares, followed by the sale of the Common Shares, as if those sales had both occurred on September 30, 2011.

	September 30, 2011
	Actual	Adjustments		As Adjusted
	(Dollars in thousands)
	(Unaudited)
Shareholders equity:
Preferred shares, no par value, 2,000,000 shares authorized
Series A Preferred Shares: 11,000 shares authorized and outstanding (actual) and no Series A Shares (as adjusted)	$1,100	$(1,100	)(1)	$—	(1)
Series B Shares: 112,000 shares issued and outstanding (actual) and 230,000 shares issued and outstanding (as adjusted)	9,011	10,945	(2)	19,956	(2)
Common stock no par value: 20,000,000 shares authorized and 12,273,003 shares outstanding (actual); 85,000,000 shares authorized and 15,065,795 shares outstanding (as adjusted)	84,670	15,476	(3)(4)	100,146	(3)(4)
Accumulated deficit	(13,781)	—		(13,781)
Accumulated other comprehensive loss	(2,781)	—		(2,781)

Total shareholders equity	$78,219	$25,321		$103,540

(1)	Gives pro forma effect, as of September 30, 2011, to the automatic conversion of the remaining 11,000 Series A Shares into the 143,790 shares of our common stock, as a result of which the Series A Shares will cease to be outstanding.

(2)	Gives pro forma effect to the sale and issuance, pursuant to the Additional Series B SPA, of a total of 118,000 Additional Series B Shares as if that had occurred on September 30, 2011.

(3)	Assumes that our shareholders will approve the increase in the authorized number of shares of our common stock, from 20 million to 85 million shares, and gives pro forma effect to the following: (i) the issuance of a total of 30,714 shares of common stock in full payment of the accumulated but undeclared dividends totaling $170,466 on the Series A Shares and the automatic conversion of the Series A Shares into a total of 143,790 shares of our common stock as of September 30, 2011; and (ii) the sale and issuance of 2,792,792 shares of our common stock to the Carpenter Funds pursuant to the CSPA, at the book value per share of our common stock of $5.55 as of September 30, 2011.

(4)	Does not include the shares of common stock that are or will be reserved for future issuance, as follows:

•	A total of 4,323,306 shares that will be issuable on conversion of the Initial Series B Shares and the Additional Series B Shares at a conversion price of $5.32 per share;

•	A total of 1,704,555 shares of common stock that may be issued under PMBC’s shareholder approved equity incentive plans; and

•	A total of 808,270 Warrant Shares.

Regulatory Capital Ratios

	September 30, 2011
	Actual	Adjustments		Pro Forma(1)
	(Unaudited)
Bank (as a stand-alone company):
Leverage Ratio	9.7%	—		11.5%
Tier I Capital	12.1%	—		14.7%
Total Capital	13.4%	—		16.0%
Company (on a consolidated basis):
Leverage Ratio	9.2%	—		10.6%
Tier I Capital	12.2%	—		14.4%
Total Capital	13.5%	—		16.7%
Book value per common share	$5.55	$0.07	(2)	$5.48

(1)	Gives pro forma effect to each of the following as if they had occurred on September 30, 2011: (i) the issuance of 30,714 shares of common stock as payment for the accumulated, but undeclared, dividends on the Series A Shares, (ii) the resulting automatic conversion of the Series A Shares into 143,790 shares of common stock, (iii) the sale and issuance of a total of 118,000 Additional Series B Shares pursuant to the Additional Series B SPA, (iv) the sale and issuance of 2,792,792 shares of our common stock to the Carpenter Funds pursuant to the CSPA and (v) a capital contribution of $20.3 million by the Company to the Bank from the net proceeds from the sales of the Additional Series B Shares and Common Shares.

(2)	Represents estimated expenses in connection with the transactions described in footnote (1) above.

Pro Forma Earnings Per Share

The following table presents the Company’s unaudited pro forma consolidated earnings per share for the periods shown below, reflecting the pro forma effects of the following as if they had all occurred on January 1, 2011 (i) the sale of the 118,000 Additional Series B Shares, (ii) the sale of 2,792,792 shares of our common stock to the Carpenter Funds pursuant to the CSPA, and (iii) the issuance of 30,715 shares of our common stock in payment of the accumulated but undeclared dividends on the outstanding Series A Shares and the resulting automatic conversion of the Series A Shares into a total of 143,790 shares of our common stock.

The pro forma unaudited consolidated earnings per share calculations assume no material pro forma impacts to net income for the periods shown.

	Three Months Ended September 30,					Nine Months Ended September 30,
	Actual	Adjustments		Pro Forma		Actual	Adjustments		Pro Forma
	(Dollars and shares in thousands, except per share amounts)
Net income	$852	$—		$852		$3,772	$—		$3,772
Less:
Net income allocable for accumulated but undeclared Series A dividends	(28)	28		—		(83)	83		—
Net income allocable for accumulated but undeclared Series B dividends	(93)	—		(93)		(93)	—		(93)

Net income allocable to common shareholders	$731	$28		$759		$3,596	$83		$3,679

Basic earnings per share	$0.06	$(0.01)		$0.05		$0.33	$(0.07)		$0.26
Diluted earnings per share	$0.06	$(0.01)		$0.05		$0.33	$(0.07)		$0.26
Weighted average common shares	12,273	2,967	(1)	15,240	(1)	11,054	2,967	(1)	14,021	(1)
Weighted average diluted shares	12,315	2,967	(1)(2)	15,282	(1)(2)	11,073	2,967	(1)(2)	14,040	(1)(2)

(1)	Increase in weighted average common shares and in weighted average diluted shares outstanding for the three and nine month periods presented reflect the assumed issuances of (i) 30,714 shares of common stock in full payment of the accumulated dividends on the Series A Shares, (ii) 143,790 shares of common stock on the automatic conversion of the Series A Shares, and (iii) the sale and issuance of 2,792,792 shares of our common stock to the Carpenter Funds pursuant to the CSPA.

(2)	Weighted average diluted shares for the three and nine months ended September 30, 2011 exclude (i) 4,323,306 shares of common stock that are reserved for future issuance on conversion of the Series B Shares and (ii) the 808,270 Warrant Shares they would have been anti-dilutive.

PRINCIPAL SHAREHOLDERS

Set forth below is certain information, as of December 15, 2011, regarding the shares of the Company’s common stock that were owned, beneficially, or which could be acquired on conversion of the Series A Shares or the Series B Shares by (i) all persons known by the Company to beneficially own 5% or more of the Company’s outstanding voting shares, (ii) each of the Company’s directors and executive officers, and (iv) all of the current directors and executive officers of the Company as a group. The mailing address of each of the directors (including Mr. Argyros) and executive officers is in care of the Company’s address, which is 949 South Coast Drive, Third Floor, Costa Mesa, California.

	Common Shares Owned Beneficially(1)		Common Shares into which Series B Shares are Convertible(2)		Total Number of Shares Owned Beneficially(1)(2)		Percent of Outstanding Shares(3)
SBAV LP(4)	—		1,409,774	(4)	1,409,774	(4)	9.7%
9 West 57th Street, 26th Floor, New York, NY 10019
First Manhattan Co.	992,544	(5)	—		992,544	(5)	6.9%
437 Madison Avenue, New York, NY 10022
George L. Argyros	933,497	(6)	—		933,497	(6)	6.5%
Raymond E. Dellerba	683,478	(6)(7)	—		683,478	(6)(7)	4.6%
Dr. Gordon Rausser	200,062	(6)	—		200,062	(6)	1.4%
John Thomas, M.D.	165,325	(6)	—		165,325	(6)	1.1%
Gary M. Williams	142,876	(6)(8)	—		142,876	(6)(8)	1.0%
Warren T. Finley	114,133	(6)(9)	—		114,133	(6)(9)	*
George H. Wells	113,117	(6)(10)	—		113,117	(6)(10)	*
Andrew M. Phillips	83,064	(6)	—		83,064	(6)	*
Daniel A. Strauss(11)	—		—		—		*
Nancy A. Gray	77,610	(6)	—		77,610	(6)	*
Robert W. Bartlett	30,000	(6)	—		30,000	(6)	*
All directors and officers as a group (11 persons)	2,543,162	(12)	—		2,543,162	(12)	19.8%

*	Represents less than 1% of the outstanding shares.

(1)	A person is deemed to own shares beneficially if that person has, either alone or with others, the power to vote or dispose of such shares. For this purpose, shares of common stock subject to options that are exercisable or will become exercisable on or before February 14, 2012 are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person holding such options, but not for computing the percentage ownership of any other shareholder. Except as otherwise indicated below and except for the effect of community property laws, the persons listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	Each Series B Share that was outstanding on December 15, 2011 was convertible into approximately 18.8 shares of common stock, at a price of $5.32 per share, and each holder of Series B Shares is deemed to own beneficially the shares of common stock into which such Series B Shares are convertible.

(3)	For purposes of determining each percentage set forth in this column, the number of shares deemed to be outstanding was the sum of (i) the 12,273,003 shares of common stock that were outstanding on December 15, 2011, (ii) a total of 143,270 shares of common stock into which the outstanding shares of Series A Preferred Stock were convertible on December 15, 2011, (iii) a total of 2,105,262 shares of common stock into which the Initial Series B Shares were convertible on December 15, 2011 and (iv) the respective number of shares of common stock, if any, which the persons named in the table could acquire on exercise of stock options on or before February 14, 2012.

(4)	SBAV has informed the Company of the following: (i) SBAV GP LLC (“SBAV GP”), as the general partner of SBAV and Clinton Group, Inc. (“CGI”), by virtue of being the investment manager of SBAV, have the power to vote or direct the voting, and to dispose or direct the disposition, of all of the Company’s securities that are beneficially owned by SBAV; and (ii) George Hall, as the sole managing member of SBAV GP and president of CGI, is deemed to have shared voting power and shared dispositive power with respect to all shares as to which SBAV GP and CGI have voting power or dispositive power. Accordingly, SBAV, SBAV GP, CGI and Mr. Hall are deemed to have shared voting and shared dispositive power with respect to all of the Company’s securities beneficially owned by SBAV. However, the Company also has been informed by SBAV that SBAV GP, CGI and Mr. Hall disclaim beneficial ownership of any and all such securities in excess of their actual pecuniary interests therein. Although SBAV is entitled generally to vote its Series B Shares on an “as-if converted” basis, together with the holders of the outstanding shares of common stock, SBAV will not be entitled to vote its Series B Shares at the Special Meeting.

(5)	According to a report filed by First Manhattan Co. with the Securities and Exchange Commission (the “SEC”) on February 14, 2011, First Manhattan holds sole voting power and dispositive power with respect to 141,300 of these shares, shares voting power with respect to 795,962 of these shares, and shares dispositive power with respect to 851,244 of these shares.

(6)	Includes the following numbers of shares that may be purchased on exercise of stock options on or before February 14, 2012: Mr. Dellerba – 378,135 shares; Dr. Thomas – 9,669 shares; Mr. Wells – 64,453 shares; Mr. Finley – 24,727 shares; Mr. Williams – 12,239 shares; Mr. Argyros – 626 shares; Mr. Phillips – 626 shares, Mr. Rausser – 626 shares; Ms. Gray – 62,352 shares; and Mr. Bartlett – 30,000 shares.

(7)	Does not include and Mr. Dellerba disclaims beneficial ownership of 5,000 shares owned by other family members.

(8)	Includes 12,500 shares owned by Garcher Enterprises Inc., of which Mr. Williams is a co-owner and the CEO.

(9)	Includes 1,250 shares of 2,500 held in a trust of which Mr. Finley is a trustee. Does not include and Mr. Finley disclaims beneficial ownership of the other 1,250 shares held in that trust and 72,834 shares that are owned by family members (not residing with him).

(10)	Includes 2,000 shares owned jointly by Mr. Wells and his spouse, but does not include and Mr. Wells disclaims beneficial ownership of 76,000 shares owned by his spouse.

(11)	Mr. Strauss is a Senior Vice President of Clinton Group, Inc., of which SBAV is an affiliate. Mr. Strauss disclaims beneficial ownership in the Series B Shares owned by SBAV and in the shares of common stock into which those Series B Shares are convertible.

(12)	Includes a total of 583,452 shares that may be acquired on exercise of stock options on or before February 14, 2012, but excludes shares of common stock as to which directors or officers have disclaimed beneficial ownership, as described in the above footnotes.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Under Securities Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in the Company’s proxy materials for its 2012 Annual Meeting of Shareholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the date on which the Company’s proxy materials for 2012 Annual Meeting were first released, which is January 5, 2012. However, if the date of our Annual Meeting in 2012 changes by more than 30 days from the date of our 2011 Annual Meeting, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2012 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

Notice of any director nomination, and any proposal that you intend to present, but do not intend to have included in the proxy statement and form of proxy relating to, the 2012 Annual Meeting of Shareholders, must be delivered to the Company no later than March 19, 2012.

AVAILABLE INFORMATION

The Company files periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Those reports include its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, as well as any amendments to those reports. The public may read and copy any of those reports at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are accessible at no cost on our website at http://www.pmbank.com, under the Investors Relations section, once they are electronically filed with or furnished to the SEC.

Copies of our SEC reports, including the Company’s Current Report on Form 8-K dated August 16, 2011 and filed with the SEC on August 22, 2011 (which describes the rights, preferences and privileges of the Series B Shares and Series C Shares and to which copies of the Series B and Series C Certificates of Determinations are attached as Exhibits 3.1 and 3.2, respectively, and the Company’s Current Report on Form 8-K filed dated August 26, 2011 and filed with the SEC on August 30, 2011 (which reported the sale of the Initial Series B Shares, and to which the Series B Purchase Agreement, the Additional Series B Purchase Agreement, the Common Stock Purchase Agreement, the Investor Rights Agreements and the form of Warrant are attached as exhibits) are available upon request. You may request a copy of these and the Company’s other SEC reports by writing to the Secretary of the Company, at 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. These reports also are available from the SEC’s website at www.sec.gov or from the Company’s website at www.pmbank.com. Click on “Investor Relations” and “Documents.”

MISCELLANEOUS

Costs of Soliciting Proxies. The cost of soliciting proxies from shareholders will be paid by the Company. In addition, our directors, officers and regular employees and those of Pacific Mercantile Bank, our wholly-owned subsidiary, may solicit proxies by mail, telephone, e-mail or in person, but will not receive any compensation from the Company for doing so. Brokerage firms, banks, trustees and other nominees holding shares of our common stock of record will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith. The Company also may retain a proxy solicitor for the Company at a fee that the Company expects will not exceed $15,000, plus reimbursement of its out-of-pocket expenses. The proxy solicitor may solicit proxies via personal interview, telephone, facsimile, email and mail.

ALL SHAREHOLDERS ARE ENCOURAGED TO VOTE THEIR SHARES AS SOON AS POSSIBLE BY ONE OF THE METHODS DESCRIBED EARLIER IN THIS PROXY STATEMENT AND ON THE PROXY CARD THAT ACCOMPANIES THIS PROXY STATEMENT. VOTING BY ONE OF THOSE METHODS WILL NOT PREVENT SHAREHOLDERS FROM ATTENDING AND VOTING THEIR SHARES IN PERSON AT THE SPECIAL MEETING.

By Order of the Board of Directors

Raymond E. Dellerba
President and Chief Executive Officer
December 21, 2011

ANNEX A

EXECUTION COPY

PACIFIC MERCANTILE BANCORP

COMMON STOCK PURCHASE AGREEMENT

DATED AS OF AUGUST 26, 2011

A-i

(Continued)

A-ii

(Continued)

EXHIBIT A	Names and Addresses of and Allocation of Common Stock Shares among Purchasers	A-56

A-iii

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of August 26, 2011 among PACIFIC MERCANTILE BANCORP, a California corporation (the “Company”), and the the Carpenter Funds (as defined below) (each, a “Purchaser” and collectively, the “Purchasers”). The Purchasers and the Company are collectively referred to herein as the “Parties” and each may be individually referred to herein as a “Party.” Certain terms with initial capital letters in this Agreement are defined in Article I hereof.

RECITALS

A. The Company is a bank holding company, registered as such under the BHCA and is the record and beneficial owner of 100 percent of the issued and outstanding capital stock of Pacific Mercantile Bank, a California banking corporation (the “Bank”).

B. The Company has authorized the creation and issuance of two new series of preferred stock, one series of 190,000 shares designated as its “Series B-1 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-1 Preferred Stock” or “Series B-1 Shares”), and the second series of 110,000 shares designated as its “Series B-2 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-2 Preferred Stock” or “Series B-2 Shares”), each series with the rights, preferences and privileges set forth in the Series B Preferred Stock Certificate of Determination which has been filed with the California Secretary of State (the “Series B Certificate of Determination”). The Series B-1 Shares and the Series B-2 Shares shall be jointly referred to herein as the “Series B Shares.” The Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall be jointly referred to herein as the “Series B Preferred Stock.”

C. The Company is concurrently executing that certain Series B Stock Purchase Agreement as of the date hereof (the “Series B Stock Purchase Agreement”) among the Company, each of the Purchasers, and SBAV LP, a Delaware limited partnership (“SBAV”), pursuant to which the Company is selling, as of the date hereof, One Hundred Twelve Thousand (112,000) Series B Shares to the Purchasers and SBAV.

D. The Company is concurrently executing that certain Additional Series B Stock Purchase Agreement as of the date hereof (the “Additional Series B Stock Purchase Agreement”) among the Company, each of the Purchasers, and SBAV, pursuant to which the Company desires to sell to the Purchasers and SBAV One Hundred Eighteen Thousand (118,000) Series B Shares ;

E. The Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, in a private placement, common stock of the Company at the Purchase Price (as hereinafter defined) in an aggregate amount equal to $15,500,000 (the “Common Stock Shares”) pursuant to this Agreement; and

F. The sale and purchase of the Common Stock Shares is exempt from the registration and prospectus delivery requirements of the Securities Act;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. When used in this Agreement, each of the following terms shall have the following meaning unless the context otherwise requires:

“2010 10-K” shall have the meaning ascribed to such term in Section 4.1(b).

“ALLL” shall have the meaning ascribed to such term in Section 4.22(c).

“Additional Series B Stock Purchase Agreement” shall have the meaning ascribed to such term in Recital D.

“Affiliate” means an “affiliate” or “associate”, as defined under SEC Rule 405.

“Affiliated Group” shall have the meaning ascribed to such term in Section 4.16(a)(i).

“Agent” shall have the meaning ascribed to such term in Section 4.36.

“Agreement” means this Common Stock Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be hereafter amended.

“Applicable Law” shall mean any domestic or foreign, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the Company or the Bank or their respective properties or assets.

“Bank” shall have the meaning ascribed to such term in Recital A.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA under which any current or former director, officer, employee or consultant of the Company or the Bank is a participant or is eligible to receive any benefits, including incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies or programs.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Book Value Per Share” means the Company’s common shareholders’ equity (inclusive of goodwill and other intangible assets of the Company), divided by the total number of the Company’s Common Shares outstanding, as set forth in or determined from the Company’s most recent Form 10-Q, Form 10-K or other SEC Report last filed before the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.

“CEO” shall have the meaning ascribed to such term in Section 4.9(e).

“CFO” shall have the meaning ascribed to such term in Section 4.9(e).

“California Secretary” means the Office of the Secretary of State of the State of California.

“Carpenter Funds” means Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P.; of which the general partner is Carpenter Fund Manager GP, LLC.

“Carpenter Regulatory Approvals” shall have the meaning ascribed to such term in Section 6.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended or recodified.

“CGCL” means the California General Corporations Law, as in effect on the date hereof and as may be amended hereafter.

“Change in Control Arrangements” means all plans, contracts, programs, agreements, policies and other arrangements (whether written or unwritten) which provide for (i) the making of any material payment (including, without limitation, any severance, unemployment compensation, parachute) payment to, (ii) any material increase in the compensation or benefits otherwise payable to, or (iii) the acceleration of the time of payment or vesting of any material compensation or material benefits of, any of the current or former directors, officers, employees or consultants of the Company or the Bank on or by reason of the consummation of any transaction or series of related transactions with any person that would result in (A) the persons who were the holders of all of the outstanding voting shares of the Company or the Bank immediately prior to the consummation of such transaction ceasing to own at least fifty-one percent (51%) of the shares of voting stock of the Company or the Bank (as the case may be), or (B) all or substantially all of the assets of the Company or the Bank being sold or otherwise transferred to another person (other than a person that, immediately prior to the consummation of such sale or other transfer of assets, was an Affiliate of the Company or the Bank).

“Claims Notice” shall have the meaning ascribed to such term in Section 7.4(a).

“Classified Assets” shall mean all OREO and all loans which have been classified as “substandard,” “doubtful,” or “loss” (or words of similar import) by the Bank, or an applicable Regulatory Authority.

“Closing” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date” shall have the meaning ascribed to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended or recodified.

“Common Stock” means the Company’s common stock, without par value.

“Common Stock Shares” shall have the meaning ascribed to such term in Recital E.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977 (12 U.S.C. 2901 et seq.), as amended.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Company 2010 Balance Sheet” shall have the meaning ascribed to such term in Section 4.9(c).

“Company Articles” shall have the meaning ascribed to such term in Section 4.1(b).

“Company Bylaws” shall have the meaning ascribed to such term in Section 4.1(b).

“Company Consolidated Financial Statements” shall have the meaning given to such term in Section 4.9(b).

“Company Disclosure Schedule” and “Company Schedules” shall mean the disclosure schedules referenced in Article IV of the Agreement which have been separately delivered by the Company at or prior to execution of this Agreement to the Purchasers, or their officers, managers or general partners, as the case may be.

“Company Incentive Shares” shall have the meaning ascribed to such term in Section 4.4(b).

“Company Material Contracts” has the meaning ascribed to such term in Section 4.18.

“Company Permits” shall have the meaning ascribed to such term in Section 4.12(a).

“Company Regulatory Approvals” shall have the meaning ascribed to such term in Section 6.2.

“Company Stock” means the issued and outstanding capital stock of the Company.

“Company Update(s)” shall have the meaning ascribed to such term in the preamble to Article IV.

“Derivative Instrument” means any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Company’s 2010 Balance Sheet and is a derivatives contract.

“DFI” means the Commissioner of the Department of Financial Institutions of the State of California.

“DTC” means The Depository Trust Company.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” and “FRB” both mean the Board of Governors of the Federal Reserve System or the applicable Federal Reserve Bank acting under delegated authority.

“Financial Code” means the California Financial Code, as amended from time to time.

“Form 8-K” shall have the meaning ascribed to such term in Section 9.2.

“GAAP” means generally accepted accounting principles as in effect in the United States of America, applied on a consistent basis.

“GLB Act” means the Gramm-Leach-Bliley Act of 1999, as amended from time to time.

“Governmental Authority” and “Governmental Entity” shall each mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, government commission or tribunal, or any regulatory or administrative agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of CERCLA.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (h) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; provided, however, that customer deposits and similar obligations shall not be included as Indebtedness.

“Indemnification Claim” shall have the meaning ascribed to such term in Section 8.3(b).

“Indemnified Party” shall have the meaning ascribed to such term in Section 8.1.

“Indemnifying Payments” shall have the meaning ascribed to such term in Section 8.5(d).

“Indemnity Termination Date” shall have the meaning ascribed to such term in Section 8.3(a).

“Insurer” shall have the meaning ascribed to such term in Section 4.30.

“Insolvent” means, with respect to any Person (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, or (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.

“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations and applications to register the foregoing; inventions, discoveries and ideas; patents and applications for patents; nonpublic information, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not; and registrations or applications for registration of copyrights; and any similar intellectual property or proprietary rights.

“Investor” means a Purchaser or any transferee or assignee thereof to whom a Purchaser assigns its rights under the Registration Rights Agreement and who agrees to become bound by the provisions of the Registration Rights Agreement in accordance with the terms thereof and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under the Registration Rights Agreement and who agrees to become bound by the provisions of the Registration Rights Agreement in accordance with the terms thereof.

“Investor Rights Agreements” means those certain Investor Rights Agreements between the Company and each of the Purchasers, the forms of which are attached as Exhibits D-1 and D-2 to the Series B Stock Purchase Agreement.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” and “knowledge of the Company” means the actual knowledge of any of the President of the Company, the Chief Financial Officer of the Company, the Chief Operating Officer of the Bank or the Chief Credit Officer of the Bank.

“Liability” means and includes for any Person all items of Indebtedness (including, without limitation, capitalized lease obligations), whether direct, indirect or contingent, which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Indebtedness is to be determined, and also includes all Indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such Indebtedness or to supply or advance sums or otherwise, and any guarantee of any such item of Indebtedness or any other obligation or any assurance with respect to the financial condition of any other Person, including without limitation any purchase or repurchase agreement (but not including endorsements of instruments for deposit or collection in the ordinary course of business).

“Lien” means any mortgage, hypothecation, pledge, security interest, encumbrance, equitable interest, claim, lien or charge, any conditional sale or other title retention agreement in the nature thereof or any material restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) of any asset or property, any sale of receivables with recourse or any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any agreement to grant, create, effect, enter into or file any of the foregoing.

“Loan Investor” shall have the meaning ascribed to such term in Section 4.30.

“Loans” means loans, extensions of credit (including guaranties) and commitments to extend credit.

“Losses” means any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses). Notwithstanding anything to the contrary contained in this Agreement, the diminution in value of the Common Stock Shares shall only be considered a “Loss” for purposes of this Agreement, if, and only if, the cause of such diminution in value is the breach of this Agreement by Company.

“Material Adverse Effect” means, when used in connection with any entity, any change, effect, or circumstance that has or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations, assets or prospects of such entity and its Subsidiaries taken as a whole or (ii) the ability of such entity and its Subsidiaries to consummate the transaction contemplated by this Agreement and the Other Transaction Documents.

“Mortgage Finance Agency” shall have the meaning ascribed to such term in Section 4.30.

“Nonperforming Assets” shall mean all loans for which interest is past due more than 90 days and/or is not accruing, and all loans restructured when there has not been a history of past performance on debt service in accordance with the contractual terms of the restructured loans, and all OREO.

“Other Real Estate Owned” and “OREO” both mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate;” “other real estate owned;” “in-substance foreclosure;” “in-substance repossession;” foreclosed real estate; and real estate acquired for debts previously contracted.

“Other Transaction Documents” means the Registration Rights Agreement, and any other agreement to be executed and delivered by the Parties hereto concurrently with the execution and delivery of this Agreement relating to the sale of the Common Stock Shares pursuant to this Agreement.

“Party” shall have the meaning ascribed to such term in the Preamble.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, carriers’ or other similar Liens arising in the ordinary course of business of the Company or the Bank, (ii) Liens for Taxes, assessments and other similar governmental charges or statutory Liens that are not yet due and payable or which are being contested in good faith, (iii) pledges of assets by the Company or the Bank in the ordinary course of business, including to secure public deposits or borrowings, and (iv) Liens that arise under zoning, land use and other similar laws and other imperfections of title or other Liens that do not, individually or in the aggregate, materially affect the value of the property subject thereto (as carried on the consolidated balance sheet of the Company) and do not materially impair the use of the property subject thereto as presently used and Liens on those properties which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

“Person” means any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Previously Disclosed” means disclosed in writing in a Disclosure Schedule to this Agreement or in the SEC Reports.

“Purchase Price” shall mean the greater of Book Value Per Share or $5.31 per share.

“Purchasers” shall have the meaning ascribed to such term in the Preamble.

“Purchasers Disclosure Schedule” and “Purchasers Schedules” shall mean the disclosure schedules referenced in Article V of the Agreement which have been separately delivered by each Purchaser at or prior to execution of this Agreement to the Company.

“Registration Rights Agreement” means that certain agreement the form of which is attached as Exhibit B to the Additional Series B Stock Purchase Agreement.

“Regulatory Agreement” shall have the meaning ascribed to such term in Section 4.13.

“Regulatory Authority” shall have the meaning ascribed to such term in Section 4.9(f).

“Restricted Securities” shall have the meaning ascribed to such term in Section 5.7.

“Returns” shall have the meaning ascribed to such term in Section 4.16(a)(iii).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means those reports and schedules filed by the Company with the SEC pursuant to the Exchange Act from January 1, 2009 through the date of the Closing.

“Secondary Financing” means the sale of the Company’s equity securities pursuant to, and in accordance with, this Agreement and the Additional Series B Stock Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Company’s Series A Convertible 10% Cumulative Preferred Stock and the shares of which shall sometime be referred to in this Agreement as “Series A Shares”.

“Series B Certificate of Determination” means the Company’s Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of the Series B Shares in the form such Certificate was filed with the California Secretary on August 16, 2011.

“Series B Preferred Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement and the shares of which shall sometime be referred to in this Agreement as “Series B Shares”.

“Series B-1 Preferred Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement and the shares of which shall sometime be referred to in this Agreement as “Series B-1 Shares”.

“Series B-2 Preferred Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement and the shares of which shall sometime be referred to in this Agreement as “Series B-2 Shares”.

“Series B Stock Purchase Agreement” shall have the meaning ascribed to such term in Recital C to this Agreement.

“Series C Certificate of Determination” means the Company’s Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of the Series C Shares in the form such Certificate was filed with the California Secretary on August 16, 2011.

“Series C Preferred Stock” means the Company’s Series C Convertible 8.4% Noncumulative Preferred Stock and the shares of which shall sometime be referred to in this Agreement as “Series C Shares”.

“Severance Arrangements” means all agreements, plans, contracts, programs, arrangements and policies of the Company or the Bank that provide for the payment or continuation of compensation or benefits to any of their respective current or former directors, officers or employees or consultants on or by reason of or following a termination of employment or cessation of service of such director, officer, employee or consultant with the Company or the Bank.

“Subsidiary” of a corporation or other Person shall mean any other corporation or any limited liability company, partnership, joint venture or other legal entity of which the corporation or other Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity ownership interests which entitle the holders thereof to vote generally in the election of the board of directors or other governing body of such other corporation, or any such limited liability company, partnership, joint venture or other legal entity.

“Taxes” shall have the meaning ascribed to such term in Section 4.16(a)(ii).

“Termination Date” shall have the meaning ascribed to such term in Section 10.1(a).

“Third Party Claim” shall have the meaning ascribed to such term in Section 7.4(b).

“Undisputed Amount” shall have the meaning ascribed to such term in Section 7.4(a).

“Warrants” means the warrants to purchase shares of Common Stock to be issued to the Purchasers pursuant to the Additional Series B Stock Purchase Agreement.

1.2 Rules of Construction. This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party because such party or its legal counsel was the draftsman of that provision or any portion thereof. Unless the context in which such terms are used clearly and unambiguously indicates otherwise, (i) the term “or” shall not be exclusive, (ii) the term “including” shall not be limiting, but shall mean either “including but not limited to” or including without limitation” and (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The Recitals to this Agreement are an integral part of this Agreement and shall be given full effect in connection with the interpretation and construction of this Agreement. Words and phrases defined in the plural shall also be used in the singular and vice versa and shall be construed in the plural or singular as appropriate and apparent in the context used. Unless otherwise specifically provided herein, accounting terms shall be given and assigned their usual meaning and effect as defined or used under GAAP.

ARTICLE II

PURCHASE AND SALE OF SERIES B SHARES

2.1 Purchase and Sale of Common Stock Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell and issue to the Purchasers a number of Common Stock Shares having an aggregate Purchase Price equal to $15,500,000. The Company shall sell and issue to each Purchaser the total dollar amount of Common Stock Shares set forth opposite such Purchaser’s name on Exhibit A hereto and each such Purchaser shall purchase such dollar amount of Common Stock Shares from the Company at the Purchase Price. No fractional shares shall be issued. In lieu of fractional shares, the number of Common Stock Shares purchased by each Purchaser will be rounded to the nearest whole number and the aggregate Purchase Price will be adjusted accordingly.

2.2 Time and Place of Closing. The closing of the sale by the Company and the purchase by the Purchasers of the Common Stock Shares (the “Closing”) shall take place on the fifteenth (15th) Business Day immediately following the later of (i) the receipt by the Company of the Company Regulatory Approvals, (ii) the receipt by the Carpenter Funds of the Carpenter Regulatory Approvals, and (iii) the date on which the conditions set forth in Article VII are satisfied (other than those conditions that by their nature are to be satisfied at the Closing or waived pursuant to this Agreement), or such other date agreed upon by the Company and the Purchasers (the “Closing Date”). The Closing shall be held at the offices of Stradling Yocca Carlson & Rauth in Newport Beach, California.

ARTICLE III

CLOSING DELIVERIES

3.1 Company Deliveries at Closing. At the Closing, the Company shall execute, or shall deliver to each Purchaser, the following documents and instruments:

(a) Common Stock Certificates. One or more Common Stock Certificates to evidence the ownership by such Purchaser of the number of Common Stock Shares being purchased by it pursuant to this Agreement, endorsed with restrictive legends(s) substantially in the form set forth in Section 9.1 below.

(b) Officers’ Certificate. A certificate executed by the President or Chief Financial Officer of the Company, in their capacities as such, certifying that

(i) the execution, delivery and performance of this Agreement by the Company have been approved by all requisite corporate action of the Company,

(ii) the representations and warranties of the Company set forth in Article IV hereof, as modified by the Company Disclosure Schedules or SEC Reports, are true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) as of the date hereof and as of the Closing Date, provided that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing, and except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, and

(iii) the Company has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Good Standing Certificates. Good Standing Certificates issued by the Office of the Secretary of State, or similar office, of each jurisdiction in which the Company and the Bank are qualified to do business and dated not more than five (5) Business Days preceding the Closing Date, certifying that each of the Company and the Bank is in good standing in such jurisdiction.

(d) Other Transaction Documents. The Other Transaction Documents required to be executed and delivered by the Company, duly executed by it and such other documents relating to the transactions contemplated by this Agreement as such Purchasers or their counsel may reasonably request.

(e) Receipt. A receipt or cross receipt executed by an officer of the Company confirming its receipt of (i) a copy of this Agreement duly executed by each Purchaser; (ii) the aggregate Purchase Price paid by each Purchaser for the Common Stock Shares purchased by it hereunder, and (iii) the Other Transaction Documents required to be executed and delivered by any of the Purchasers.

3.2 Deliveries of the Purchasers. At the Closing, each Purchaser shall have paid to the Company the aggregate Purchase Price, in same day funds, of the Common Stock Shares it is purchasing hereunder and each such Purchaser shall execute and/or deliver, or cause to be delivered to the Company:

(a) Purchase Price. The full Purchase Price of such Common Stock Shares, paid in cash by wire transfer of same day funds to the Company pursuant to the wire instructions provided by the Company.

(b) Officers’ Certificate. A certificate executed by an officer or general partner of the Purchaser, in their capacities as such, certifying that

(i) the representations and warranties of the Purchaser set forth in Article V hereof are true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) as of the Closing Date, except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and

(ii) the Purchaser has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Receipt. A receipt or cross receipt executed by such Purchaser, confirming its receipt of (i) a copy of this Agreement duly executed by the Company; (ii) the Common Stock

Certificate(s) issued in the name of such Purchaser, and (iii) the Other Transaction Documents required to be executed and delivered by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser that as of the date hereof, the statements contained in this Article IV are true and correct, except as specified in such representation or warranty or as otherwise set forth in (i) the corresponding sections or subsections of the Company Disclosure Schedules or (ii) SEC Reports (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures included therein to the extent that they are forward-looking in nature); provided, however, that, with respect to the Company Disclosure Schedules, for any such disclosure to be effective, it must indicate the specific section of this Agreement to which it relates (except that any information set forth in any one such Schedule pertaining to the representations and warranties in this Article IV shall be deemed to apply to each other applicable section of this Article IV if the relevance of such disclosures to the information called for in such other section or sections is reasonably apparent); provided, further, that, with respect to the SEC Reports, for any such disclosure to be effective, the relevance of such SEC Report to the representations and warranties in this Article IV must be reasonably apparent. The disclosure of any information in the Company Disclosure Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

No later than three (3) Business Days prior to the Closing Date, the Company shall supplement or amend the Schedules identified in this Article IV in writing with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules or in the representations and warranties of the Company herein which have been rendered inaccurate by such matter (the “Company Update(s)”); provided, however, that with respect to any matters that constitute a Material Adverse Effect, the required Company Update shall be given promptly after the Company has Knowledge of the matter rather than three (3) Business Days prior to the Closing. In any event, if any Company Update is made and discloses matters that constitute a Material Adverse Effect that was not Previously Disclosed and the Purchasers have not, in their reasonable discretion, had an adequate opportunity to review and investigate the matter disclosed as of the scheduled Closing Date, or the Parties have not come to a resolution with respect thereto, notwithstanding any other provision of this Agreement to the contrary, the Purchasers may postpone the Closing for up to ten (10) Business Days. In the event that an individual Company Update or more than one Company Update in the aggregate constitute(s) a Material Adverse Effect, each of the Purchasers may, in their separate election, notify the Company in writing that it is terminating the Agreement under Section 10.1(c) provided that any terminating Purchaser delivers such notice not later than ten (10) Business Days after receipt of the last of the applicable Company Update(s). Upon timely delivery of a Purchaser’s proper notice of its election to terminate the Agreement to the Company pursuant to the immediately preceding sentence, all duties and obligations of the Company and the terminating Purchaser under this Agreement shall terminate and be null and void ab initio. In the event the Closing occurs, the relevant representations and warranties of the Company to which the Company Updates relate shall be amended to the extent set forth in the Company Updates and such Company Updates will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant which would have existed if Company had not provided such Company Updates.

Subject to the preceding paragraph, as of the date of this Agreement (except to the extent any of the following representations and warranties expressly relates to a specific date and/or time, in which case the representation and warranty shall relate only to that specific date and/or time), the Company represents and warrants to each Purchaser as follows:

4.1 Organization of the Company and the Bank.

(a) The Company is a corporation duly organized, incorporated, validly existing and in good standing under the laws of California, and is a registered bank holding company under the BHCA. The Company has only one consolidated Subsidiary, which is the Bank and has two unconsolidated Subsidiaries, which are grantor trusts that issued trust preferred securities on the Company’s behalf. The Bank has been duly organized, and is incorporated, validly existing and in good standing under the laws of California. Each of the Company and the Bank are in good standing under laws of each jurisdiction in which it is qualified to do business. The Bank is a California state chartered bank and is duly licensed by the DFI as a commercial bank and is a member of the Federal Reserve System and its deposits are insured by the FDIC as set forth in FDIC regulations. Each of the Company and the Bank has the requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of the Company and the Bank is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) The copies of the Company’s Articles of Incorporation, as amended (the “Company Articles”), and Bylaws, as amended (the “Company Bylaws”), that are listed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 10-K”) are complete and correct copies thereof as in effect on the date hereof, except as the Company Articles are amended by the Series B Certificate of Determination and the Series C Certificate of Determination. The Company is not in violation of any of the provisions of the Company Articles or Bylaws. True and complete copies of all minute books of the Company and of the Bank, containing minutes of meetings held and actions taken by their respective Boards of Directors or any committees thereof during the period from January 1, 2010 to the date hereof, have been made available by the Company to the Purchasers. All material actions of the Boards of Directors or any committees thereof of the Company and the Bank are reflected in such books.

4.2 Corporate Power; Due Authorization. Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Other Transaction Documents, to sell and issue the Common Stock Shares and to carry out and perform its obligations under this Agreement and the Other Transaction Documents. The Company’s board of directors has duly approved and authorized the execution and delivery of and the performance by the Company of its obligations under this Agreement and the Other Transaction Documents. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, as applicable, other than the approval by the Company’s shareholders as set forth in

Section 7.2(c). This Agreement and the Other Transaction Documents, constitutes (or at the Closing will constitute, as applicable) a valid and legally binding obligation of the Company, which is enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.3(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Other Transaction Documents, by the Company does not and the performance of this Agreement by the Company will not (i) conflict with or violate any provision of the Company Articles or the Company Bylaws or the Articles of Incorporation or the Bylaws of the Bank, (ii) conflict with, or breach or violate any Applicable Law or Company Material Contracts (assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired) or (iii) require any consent or approval under, result in any breach of or any loss of any material benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or the Bank or on the Common Stock Shares pursuant to any contract or other agreement to which the Company or the Bank is a party or to which the Company or the Bank or any of their respective assets are subject, or any the Company Permit, except, in the case of clauses (ii) and (iii) above in this Section 4.3(a), for any such conflicts, violations, breaches, losses, defaults or failures to obtain any consents or approvals or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) Except for those consents, approvals, authorizations, permits or notifications set forth in Section 4.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Other Transaction Documents does not, and the performance of this Agreement and the Other Transaction Documents by the Company will not, require the Company or the Bank to obtain any consent, approval, authorization or permit of, or to make any filing with or provide any notification to, any Governmental Entity.

4.4 Capitalization.

(a) Authorized and Outstanding Capital Stock of the Company. As of the date hereof, the authorized capital stock of the Company consists of (a) 2,000,000 shares of the Preferred Stock, no par value per share, and (b) 20,000,000 shares of the Common Stock, no par value per share. As of the date hereof, (i) 11,000 shares of the Preferred Stock, designated as the Series A Shares, are outstanding, (ii) 190,000 shares of Preferred Stock, designated as the Series B-1 Shares, of which none are outstanding, (iii) 110,000 shares of Preferred Stock, designated as the Series B-2 Shares, of which none are outstanding, (iv) 300,000 shares of Preferred Stock, designated as Series C Preferred Stock, of which none are outstanding, (v) aside from the Preferred Stock described in the immediately preceding clauses (i), (ii) (iii) and (iv), no other shares of Preferred Stock are designated or outstanding, and (vi) 12,273,003 shares of the Common Stock, are validly issued and are outstanding. All such outstanding shares of Preferred Stock and Common Stock are fully paid, nonassessable and free of preemptive rights (and were not issued in violation of preemptive rights). No shares of the Preferred Stock or Common Stock are held in the treasury of the Company or by any of its Subsidiaries.

(b) Options, Warrants, Reserved Shares. As of the date hereof (i) 143,770 shares of Common Stock are reserved for issuance on conversion of the 11,000 Series A Shares currently outstanding, (ii) 4,323,308 shares of Common Stock are reserved for issuance on conversion of the aggregate of 230,000 Series B Shares to be issued pursuant to the Series B Stock Purchase Agreement and the Additional Series B Stock Purchase Agreement, (iii) 1,704,555 shares of Common Stock are reserved for issuance on exercise of currently outstanding Company Options or Company Options or equity awards that may be granted in the future under the Company shareholder-approved equity incentive plans (the “Company Incentive Shares”), and (iv) 808,270 shares of Common Stock are reserved for issuance on exercise of the Warrants. Except as set forth in the preceding sentence or in the Series B Stock Purchase Agreement, the Additional Series B Stock Purchase Agreement or the Investor Rights Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or any of its Subsidiaries of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company’s capital stock or that of any of its Subsidiaries. Except as set forth in the Investor Rights Agreements, the Series B Stock Purchase Agreement and the Additional Series B Stock Purchase Agreement, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor or the Company or any other person), pursuant to any agreement or commitment of the Company.

4.5 Capitalization of the Bank. As of the date hereof, the authorized capital stock of the Bank consists of (i) 10,000,000 shares of common stock, no par value, of which one hundred (100) shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, no par value, of which no shares are issued or outstanding. All of the issued and outstanding shares of the common stock of the Bank were validly issued and are fully paid, nonassessable and free of preemptive rights (and were not issued in violation of preemptive rights) and are owned by the Company free and clear of any Liens. No shares of Bank common stock are held in the treasury of the Bank. The Bank does not have any arrangements or commitments obligating it to sell or issue any shares of its capital stock or any securities convertible into or having the right to purchase any shares of its capital stock.

4.6 Valid Issuance of Common Stock Shares. When issued and sold against receipt of the Purchase Price therefor as provided in this Agreement, the Common Stock Shares sold hereunder will be duly authorized and validly issued, fully paid and non-assessable, and, subject to accuracy of the representations and warranties of the Purchasers in Article V, will be issued in compliance with applicable federal and state securities laws. The Common Stock Shares will be free and clear of any Liens or encumbrances, other than (i) any Liens or encumbrances created by or imposed upon the holders through any action of the Purchasers and (ii) restrictions on transfer under state and/or federal securities laws or the Registration Rights Agreement. Except as set forth in this Agreement, the Investor Rights Agreements, and the Registration Rights Agreement, the Common Stock Shares sold hereunder will not be subject to any preemptive rights, rights of first refusal or restrictions on transfer.

4.7 Offering of the Common Stock Shares. Subject in part to, and assuming the accuracy of, the representations and warranties made by the Purchasers in Article V hereof, the offer and sale of the Common Stock Shares to the Purchasers pursuant to this Agreement will be exempt from the registration and prospectus delivery requirements of the Securities Act, and the securities registration and qualification requirements of the applicable securities laws of the states in which the Purchasers are resident based upon their addresses set forth on Exhibit A hereto.

4.8 Absence of Certain Changes. Since December 31, 2010, except as specifically contemplated by, or as disclosed in, this Agreement, the SEC Reports or Section 4.8 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has conducted its business in, and has not engaged in any material transaction other than according to, the usual and ordinary course consistent with past practice and, since such date, there has not been:

(a) any Material Adverse Effect with respect to the Company or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2010) which, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company;

(b) any issuance of capital stock other than the issuance of Series B Preferred Stock pursuant to the Series B Stock Purchase Agreement or the Additional Series B Stock Purchase Agreement or Series C Preferred Stock pursuant to the Series B Certificate of Determination (and other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options (other than options issued to Company officers, directors or employees with a strike price at or above market value at the date of grant issued pursuant to the Company’s stock option plan), warrants or rights to acquire capital stock (other than the Warrants and other rights granted to each Purchaser hereunder);

(c) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or the Bank, whether or not covered by insurance;

(d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company or the Bank, other than the payment by the Company of all accrued but unpaid dividends on the shares of the Series A Preferred Stock, such dividends to be paid in shares of Common Stock rather than cash, in connection with the conversion of such shares into Common Stock;

(e) any material change in any method of accounting, accounting principles or accounting practice by the Company or the Bank except as may be required by GAAP or any Regulatory Authority;

(f) any material increase in the compensation payable or that could become payable by the Company or the Bank to officers or other management employees whose base salaries exceed $100,000 per year or any amendment of any of the Benefit Plans, other than (i) increases or amendments in the ordinary and usual course consistent with past practice or (ii) pursuant to any employment agreements already in existence prior to the date hereof that the Company or any of its Subsidiaries has with any such officers or other management employees;

(g) any contract or series of related contracts involving payments of more than $2,000,000 annually, except for loans made to a borrower in the ordinary course of business;

(h) any capital expenditures by the Company or the Bank (or series of related capital expenditures) involving more than $2,000,000 annually;

(i) any acceleration or prepayment of any Indebtedness for borrowed money or the refunding of any such Indebtedness in excess of $2,000,000, other than Indebtedness incurred in the ordinary course of business;

(j) any loan or extension of credit to any officer of the Company or its Subsidiaries other than mortgage loans, overdrafts, credit cards or home equity loans made in the ordinary course of business;

(k) any acquisition or disposition of any material assets, or any other material transaction by the Company or the Bank otherwise than in the ordinary course of business;

(l) any merger or consolidation with any other Person, or acquisition of all or a substantial portion of the assets or capital stock of any business or any corporation, partnership, association or other business organization or division thereof;

(m) any adoption of a plan of complete or partial liquidation or approval of resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or the Bank;

(n) any revaluation of any portion of its assets, properties or businesses, except as may be required by GAAP or any Regulatory Authority;

(o) any agreement or commitment by the Company or the Bank to do any of the foregoing, unless otherwise permitted herein.

The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.

4.9 SEC Reports; Financial Statements; Regulatory Reports. Except as may otherwise be set forth in Section 4.9 of the Company Disclosure Schedules:

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents and filings required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2009. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each SEC Report (i) as of the time it was filed (or if subsequently amended, when amended), complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time it was filed (or if subsequently amended or superseded by an SEC Report, then, on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in SEC Reports (the “Company Consolidated Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or as may have been required by regulatory accounting principles applicable to the Company or the Bank) or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such Company Consolidated Financial Statements fairly presented, in all material respects, the consolidated financial position, results of operations, cash flows and shareholders equity of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Bank as of December 31, 2010 (the “Company 2010 Balance Sheet”), between December 31, 2010 and the date hereof neither the Company nor any of its consolidated Subsidiaries has incurred any debts, liabilities or obligations (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of a nature that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP consistently applied, except for liabilities or obligations (i) that, in the aggregate, are adequately provided for in the Company 2010 Balance Sheet, (ii) incurred in the ordinary course of business between December 31, 2010 and the date hereof that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, (iii) incurred pursuant to or provided for in this Agreement or the Other Transaction Documents or (iv) that are disclosed in Section 4.9(c) of the Company Disclosure Schedules.

(d) The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market, except where the failure to be in such compliance would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(e) Each required form, report and document filed with the SEC since January 1, 2009 by the Company that contained Company Consolidated Financial Statements was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer (“CEO”) and chief financial officer (“CFO”) pursuant to the Sarbanes-Oxley Act and, except as otherwise set forth in its SEC Reports or in Section 4.9(e) of the Company Disclosure Schedule, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act, and except as may have been set forth in such reports or other filings, did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act and has not been modified or withdrawn. Since January 1, 2009, the Company is and has been in compliance in all material respects with any and all other applicable requirements of the Sarbanes-Oxley Act that were effective as of that date and made applicable to the Company. Neither the Company nor any of its officers has received a notice in writing from any Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. The Company’s CEO and CFO concluded that, as of March 31, 2011 the Company’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) were effective to provide reasonable assurance that material information, relating to the Company and its consolidated Subsidiaries, required to be included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, was made known to the Company management, including its CEO and CFO, on a timely basis. As of March 31, 2011, the Company maintained disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(f) Since January 1, 2009, each of the Company and the Bank has timely filed all material documents and reports relating to each of the Company and its Subsidiaries required to have been filed with FRB, the FDIC, the DFI or any other Governmental Authority having jurisdiction over the Company’s or the Bank’s business or operations (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”). All such reports conform or will conform in all material respects with the requirements promulgated by such Regulatory Authorities and as of their respective dates, such documents and reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10 Litigation. Except as and to the extent disclosed in SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.10 of the Company Disclosure Schedule, (a) there are no suits, claims, actions, proceedings or investigations pending, or to the knowledge of the Company threatened, against the Company or the Bank (incuding their directors and executive officers in their capacity as directors or officers of the Company or the Bank) or for which the Company or the Bank is obligated to indemnify a third party, the outcome of which is expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and (b) neither the Company nor the Bank is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding that has had or is expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There is no suit, claim, action, proceeding or investigation pending, or to the knowledge of the Company threatened, against the Company or the Bank (incuding their directors and executive officers in their capacity as directors or officers of the Company or the Bank) that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, any transaction contemplated by this Agreement.

4.11 Permits; Compliance with Applicable Laws.

(a) Each of the Company and the Bank is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date hereof (collectively, the “Company Permits”), and all such the Company Permits are valid, and in full force and effect, and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits are not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company or the Bank.

(b) Except as may otherwise be set forth in Section 4.11(b) of the Company Disclosure Schedule, neither the Company nor the Bank (i) is, and since January 1, 2009 was, in default or violation of (A) any the Company Permits or (B) any Applicable Laws applicable to the Company or the Bank or by which any property or asset of the Company or the Bank is bound or affected, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, all other fair lending laws and other laws relating to discriminatory business practices, and the requirements set forth in the rules and regulations of the Federal Reserve Board, DFI and FDIC or (ii) has received written notice of any regulatory concerns regarding its compliance with the foregoing, except in each case for any such defaults or violations that are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(c) Except as may otherwise be set forth in Section 4.11(c) of the Company Disclosure Schedule, since January 1, 2009, neither the Company nor the Bank has received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act or any related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation with respect to those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.

(d) The Company and the Bank have adopted such procedures and policies as are, in the reasonable judgment of the Company’s management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the knowledge of the Company, are in material compliance with such procedures and policies.

(e) Other than customary and ordinary periodic examinations by federal and state regulatory agencies, including, without limitation, the FRB and DFI, or except as set forth in Section 4.11(e) of the Company Disclosure Schedule or the SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or the Bank is pending, or to the knowledge of the Company is threatened, nor has the Company nor the Bank received since January 1, 2009, any notification or communication in writing from any Governmental Authority (A) asserting that the Company or the Bank is not in compliance, in any material respect, with any of the Applicable Laws which such Governmental Authority enforces or (B) threatening to revoke any the Company Permit (nor, to the Company’s knowledge, do any grounds for any of the foregoing exist).

4.12 Regulatory Matters. Except as may otherwise be set forth in Section 4.12 of the Company Disclosure Schedule or the SEC Reports, neither the Company nor the Bank (i) is a party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority, including without limitation any capital directive by, or any board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each, a “Regulatory Agreement”) or (ii) has been advised in writing by, and the Company does not know of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting any Regulatory Agreement. Except as set forth on Section 4.12 of the Company Disclosure Schedule, all compliance or corrective action relating to the Company or the Bank that is required by Regulatory Authorities having jurisdiction over the Company or the Bank to have been taken by either of them, and the Company and the Bank is in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor the Bank has received any written notice from any Regulatory Authority indicating that such party is not in compliance in all material respects with any Regulatory Agreement, except where the failure to have taken any such action is not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company. Each of the Company and the Bank has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority.

4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Schedule lists as of the date hereof all the Company Benefit Plans providing for material compensation or other material benefits, excluding agreements with former employees under which the Company has no remaining monetary obligations. There have been made available to the Purchasers true and complete copies of (i) each such written Company Benefit Plan, including but not limited to any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any the Company Benefit Plan, and all amendments thereto, (ii) the most recent annual report on Form 5500, with accompanying schedules and attachments, filed with respect to each the Company Benefit Plan with respect to which such a filing was required to be made, and (iii) the most recent actuarial valuation for each the Company Benefit Plan, if any, that is subject to Title IV of ERISA.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) except as required by Applicable Law none of the Company Benefit Plans promises or provides retiree medical, life or other retiree welfare benefits to any person, and none of the Company Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA nor has the Company, the Bank or any ERISA Affiliate (x) maintained or contributed to or has within the past six years maintained or contributed to a pension plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or has an obligation to contribute to a multiemployer plan; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code with respect to any the Company Benefit Plan, which could reasonably be expected to subject the Company or the Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company and neither the Company nor the Bank expects to incur a material tax penalty imposed by Section 4980F of the Code or Section 502 of ERISA; (iii) to the knowledge of the Company, all the Company Benefit Plans providing for material compensation or other material benefits are in substantial compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the PBGC, IRS or Secretary of the Treasury), and the Company and the Bank have performed their respective obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans, except for any instances of non-compliance, failures to perform, or defaults or violations which do not have and are not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company;

(iv) each the Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and, to the Company’s knowledge, nothing has occurred which may reasonably be expected to impair or revoke such favorable determination letter or result in loss of qualification of such plan under Section 401(a) of the Code; (v) all contributions required to have been made to any the Company Benefit Plan pursuant to Section 412 of the Code, or the terms of the Company Benefit Plan or any collective bargaining agreement, have been made on or before their respective due dates and all material financial obligations in respect of each the Company Benefit Plan have been properly accrued and reflected in the Company’s Company Consolidated Financial Statements; (vi) with respect to each Company Benefit Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

(c) No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. As of the date hereof there is no material pending, or to the knowledge of the Company threatened, litigation relating to the Company Benefits Plans. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar applicable state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

(d) Each Company Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (i) has been operated and maintained in material compliance with Section 409A of the Code, and (ii) has been operated and maintained in good faith compliance with Section 409A of the Code during the period when Section 409A was applicable thereto.

(e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the Other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby by the Company will limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(f) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

4.14 Labor and Other Employment Matters.

(a) Each of the Company and the Bank is in compliance with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours, except for instances of non-compliance that do not and are not expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 4.14(a) of the Company Disclosure Schedule or the SEC Reports, neither the Company nor the Bank is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the

Company or the Bank, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or the Bank. There is no material labor dispute, strike, slowdown or work stoppage against the Company or the Bank pending against, or to the knowledge of the Company, threatened against the Company or the Bank. To the Company’s knowledge, no employee of the Company or the Bank is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant with the Company, the Bank or to a former employer relating to the right of any such employee to be employed by the Company or the Bank because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 4.14(b)(i) of the Company Disclosure Schedule and has made available to the Purchasers true and complete copies of all employment agreements and any Severance Agreements or Change in Control Agreements that the Company or the Bank has with any of its directors, officers, employees or consultants. Neither the execution and delivery of this Agreement or the Other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, as applicable, by the Company or the Bank will (A) result in any payment by the Company or the Bank or the increase of such payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director, officer, employee or consultant of the Company or the Bank, (B) significantly increase any benefits otherwise payable to any such director, officer, employee or consultant, (C) result in any acceleration of the time of payment or vesting of or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, under or pursuant to any such employment agreements or Severance or Change in Control Arrangements, or (D) result in payments under any Severance or Change in Control Arrangements that the Company or Bank has with any of its directors, officers, employees or consultants which would not be deductible under Section 162(m) or Section 280(G) of the Code. No individual who is a party to any such employment agreement or a party to or covered by any such Severance or Change in Control Arrangements has terminated his or her employment or has been terminated since January 1, 2009, nor, to the Company’s knowledge, has any event occurred, other than the transactions contemplated by this Agreement and the Other Transaction Documents, that has given or could reasonably be expected to give rise to a severance obligation on the part of the Company under any such agreement or arrangement.

4.15 Tax Matters.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) The term “Company Group” shall mean, individually and collectively, (w) the Company, (x) the Bank, (y) the affiliated group as defined in Section 1504(a) of the Code (“Affiliated Group”) of which the Company is or has been a member at any time; and (z) any individual, trust, corporation, partnership or any other entity as to which the Company is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502 6, or pursuant to any other provision of federal, state, local or foreign law or regulations, including without limitation as part of a combined or unitary group.

(ii) The term “Taxes” shall mean all taxes, however denominated, including, without limitation, any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), alternative or add-on minimum taxes, estimated taxes, payroll and employee withholding taxes, back up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and Pension Benefit Guaranty Corporation premiums, self dealing or prohibited transactions taxes, customs, duties, capital stock taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect, whether disputed or not.

(iii) The term “Returns” shall mean all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns required to be prepared or filed in connection with, any Taxes, employment agreement or Benefit Plan, including any schedule or attachment thereto, and including any amendments thereof.

(b) Returns Filed and Taxes Paid. All Returns required to be filed by or on behalf of any members of the Company Group prior to the Closing Date have been, or will be, duly filed on a timely basis, subject to any applicable extensions. Such Returns are true, correct and complete in all material respects. All Taxes owed by any members of the Group (whether or not shown on any Return) have been paid in full on a timely basis, and no other Taxes are owing or payable by the Company Group with respect to items or periods covered by such Returns or with respect to any taxable period ending prior to the date of this representation and warranty for which a Return was due prior to such date (except for any Taxes being contested in good faith by the Company or any other member of the Company Group). No claim has ever been made in writing by a Governmental Authority for any jurisdiction where any member of the Company Group does not file Returns that any such member is or may be subject to taxation by that jurisdiction. No Liens or attachments exist on or with respect to any of the assets of the Company Group or of any members thereof that arose in connection with any failure or alleged failure to pay any Taxes. Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee or agent (including, without limitation, any independent contractor, foreign person or other third Person) in compliance with all tax withholding provisions of applicable federal, state, local and foreign law (including, without limitation, income, social security, employment tax withholding, and withholding under Sections 1441 through 1446 of the Code). The Company and the Bank have timely complied with all requirements under Applicable Laws relating to information, reporting and withholding and other similar matters for customer and other accounts (including back up withholding and furnishing of Forms 1099 and all similar reports).

(c) No Excess Parachute Payments. Neither the Company Group nor any member thereof is a party to any agreement, contract, or arrangement that would, due to the consummation of the transactions contemplated hereby, result in (i) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code.

4.16 Transactions with Interested Persons. Except as disclosed in the SEC Reports or Section 4.16 of the Company Disclosure Schedule, no executive officer or director of the Company or the Bank nor, to the knowledge of the Company, any member of the immediate family of any such executive officer or director, is presently a party to any transaction with the Company or the Bank of the type or involving an amount that requires such transaction to be disclosed pursuant to Item 404 of

Regulation S-K. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, neither the Company nor the Bank has any transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

4.17 Material Contracts. Except as set forth on Section 4.17 of the Company Disclosure Schedule or the SEC Reports, neither the Company nor the Bank is a party to or bound by any contract, commitment or other agreement (written or oral) that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) imposes any non-competition, non-solicitation or similar covenants on the Company or the Bank, or (c) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement (each a “Company Material Contract” and collectively the “Company Material Contracts”). Each Company Material Contract is valid and binding on whichever of the Company or the Bank is a party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and whichever of the Company or the Bank that is a party thereto has performed all of its material obligations required to be performed by it to the date hereof under each such Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all respects performed all material obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or the Bank. Neither the Company nor the Bank has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

4.18 Indebtedness and Other Contracts. Except as set forth on Section 4.18 of the Company Disclosure Schedule or the SEC Reports, neither the Bank nor any of its Subsidiaries (a) has any outstanding Indebtedness in excess of $2,000,000, other than Indebtedness incurred in the ordinary course of business, or (b) is in violation of any term of or in default under any Company Material Contract relating to any Indebtedness, except where violation of any term is not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

4.19 Capital Ratios. As of December 31, 2010, the Bank’s Tier 1 risk-based capital ratio was not less than 9.6%, its total risk-based capital ratio was not less than 10.9% and its Tier 1 leverage ratio was not less than 7.4%.

4.20 Loan Portfolio and OREO.

(a) The Company has disclosed to the Purchasers or their representatives the following information as of March 31, 2011: (i) each Loan made by it or the Bank with a remaining principal balance exceeding $1,000,000 that was classified by the Company or the Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and the accrued and unpaid interest on each such Loan, as of March 31, 2011, and the identity of the borrowers thereunder, (ii) the aggregate amount of the other Loans, by category of Loan (i.e., commercial, commercial real estate, construction and land development, and consumer), made by the Company or the Bank that, as of March 31, 2011, were classified as such, together with the aggregate principal amount of and aggregate accrued and unpaid interest thereon, and (iii) each asset of the Company or the Bank that was classified as “Other Real Estate Owned” and the book value thereof, it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence are inclusive of any Loans so classified by any Governmental

Entity. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, since March 31, 2011, there has been not been a material change in the value of such loans or REO that remain on the Company’s books or a material increase in the amount of such loans or REO.

(b) Each Loan in the Bank’s loan portfolio as of March 31, 2011 (a) is evidenced by notes, agreements or other evidences of Indebtedness that are true, genuine and what they purport to be, (b) to the extent carried on the books and records as a secured Loan, is secured by valid Liens which have been perfected and (c) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Each Loan in the Bank’s loan portfolio as of March 31, 2011 to the extent carried on the books and records as a secured Loan, is secured by valid Liens which have been perfected, except for Loans not secured by a deed of trust or mortgage that would not individually or in the aggregate have a Material Adverse Effect with respect to the Company or the Bank.

(c) The allowance for loan and lease losses (the “ALLL”) of the Company and the Bank is in compliance in all material respects with the Company’s existing methodology for determining the adequacy of its ALLL and is believed to be adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

(d) Except as disclosed in Section 4.20(d) of the Company Disclosure Schedule, since January 1, 2010, no Person has made a written demand or written request on the Company or the Bank that either of them repurchase a loan sold or transferred by the Company or the Bank.

(e) Except as disclosed in Section 4.20(e) of the Company Disclosure Schedule, neither the Company nor the Bank has contingent liabilities for the potential repurchase of loans sold to any third party that either individually or in the aggregate exceeds $1,000,000.

4.21 Other Activities of the Company and the Bank.

(a) The Company engages, and since January 1, 2009 has engaged, only in activities permissible under the BHCA and applicable Federal Reserve Board regulations. The Bank engages, and since January 1, 2009 has engaged, only in activities permissible under applicable California Financial Code and Federal Reserve Board and FDIC regulations.

(b) Neither the Company nor the Bank, nor any officer or employee of the Company or the Bank acting in an agency capacity on behalf of either of them, is authorized to engage in or conduct, and does not engage in or conduct (i) any insurance activities, whether as principal, agent, broker or otherwise, or (ii) any securities sales, underwriting, brokerage, or investment management activities, whether as principal or agent, either directly or under contractual or other arrangements with third parties.

(c) Neither the Company nor any of its Subsidiaries engages in any trust activities.

4.22 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company:

(a) Each of the Company and the Bank (i) is, and since January 1, 2009 has been (except with respect to matters that have been fully and finally settled or resolved), in material compliance with, and is not subject to any material liability with respect to, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is, and since January 1, 2009 has been (except with respect to matters that have been fully and finally settled or resolved), in material compliance with its respective Environmental Permits.

(b) Neither the Company nor the Bank has received any written notice, demand, letter, claim or request for information alleging that the Company or the Bank may be in violation of, or liable under, any Environmental Law.

(c) Since January 1, 2009, neither the Company nor the Bank (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by the Company or the Bank is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the Company’s knowledge, there are no past or present conditions, circumstances, or facts that are reasonably expected to (i) interfere with or prevent continued compliance by the Company or the Bank with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any material liability or other material obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or the Bank based on or related to any Environmental Law which, if adversely determined against the Company or the Bank, would have a Material Adverse Effect on the Company.

4.23 Properties.

(a) Each of the Company and the Bank has good title to or a valid leasehold interest in all of its properties and assets free of any Liens except for Permitted Liens and, in the case of a leasehold interest, the terms and conditions of the lease to which it is subject.

(b) Section 4.23 of the Company Disclosure Schedule contains a complete and correct list of (i) all real property or premises (other than OREO) owned on the date hereof, in whole or in part by the Company or the Bank, and (ii) all real property or premises leased or subleased in whole or in part by the Company or the Bank, together with a list of all of the leases under which such properties or premises are leased or subleased and the name of the lessors thereof. None of such premises or properties have been condemned or otherwise taken by any public authority and to the knowledge of the Company: (x) no condemnation or taking is threatened or contemplated (y) no such real property is subject to any claim, contract or law which might materially and adversely affect its value or the use for the purposes now made of it by the Company or the Bank (except, in the case of any leased or subleased property, as may be and to the extent set forth in its lease or sublease) and (z) no such property is subject to any interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property being made by the Company or the Bank, except as may would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and except, in the case of any leased or subleased property, as may be and to the extent set forth in its lease or sublease.

(c) Each of the leases referred to in the Company Disclosure Schedule is in full force and effect and (i) neither the Company nor the Bank, or to the knowledge of the Company the other party thereto is in default of any such lease (ii) no written notice of a claim of default by any party has been delivered to the Company or the Bank, and (ii) there does not exist any event known to the Company or the Bank that, with notice or the passing of time, or both, would constitute a default by the Company or the Bank.

4.24 Accounting Records; Data Processing.

(a) The Company and the Bank maintain records that fairly reflect, in all material respects, its material transactions and dispositions of material assets and the Company maintains a system of internal accounting controls, policies and procedures that has been designed to insure that (i) such transactions are executed in accordance with management’s general or specific authorization, (ii) such transactions are recorded in conformity with GAAP and in such a manner as to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets and liabilities is compared with existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any material differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

(b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company or the Bank in the operation of their respective businesses (including any disaster recovery facility) to generate and retrieve such records (whether owned or leased by the Company or the Bank, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the current data processing needs of the Company and the Bank.

4.25 Insurance. The Company and the Bank are insured with reputable insurers under policies of insurance covering such risks and in such amounts as are prudent in accordance with prevailing banking industry practices. Except as disclosed in Section 4.25 of the Company Disclosure Schedule, all such policies of insurance, or predecessor policies covering similar risks, have been in full force and effect continuously during the past (5) years. Neither the Company nor the Bank has been refused any insurance coverage sought or applied for, and neither the Company nor the Bank has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect with respect to the Company.

4.26 Intellectual Property. The Company and the Bank own or have valid rights or licenses to use all Intellectual Property necessary to conduct or used in their respective businesses, free and clear of any Liens (other than Permitted Liens and the provisions of those licenses), and have not received written notice of infringement or violation of any Intellectual Property which would reasonably be likely to have, individually and in the aggregate, a Material Adverse Effect with respect to the Company. To the Knowledge of the Company, the operation of the business of the Company and the Bank do not infringe or violate the Intellectual Property of any third party. None of the Company’s and the Bank’s registered, or applied for, Intellectual Property have expired or terminated or have been abandoned, or are expected to expire or terminate or expected to be abandoned, within three years from the date of this Agreement. There is no claim, action or proceeding that has been brought, or, to the knowledge of the Company, has been threatened, against the Company or the Bank regarding its Intellectual Property. To the knowledge of the Company, there are no facts or circumstances affecting the Company or the Bank which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Bank and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights. Each of the Company and the Bank has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing, except for any defaults that do not and are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

4.27 Brokered Deposits. Except as listed in Section 4.27 of the Company Disclosure Schedule, the Bank does not have any brokered deposits, as such deposits are defined by the regulations of the FDIC at 12 C.F.R. § 337.6(9)(2).

4.28 Brokers. Except as disclosed in Section 4.28 of the Company Disclosure Schedule, the Company has not employed any investment banker, broker, financial advisor or finder in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the transactions contemplated hereby.

4.29 Risk Management Instruments, Derivatives and Equity Securities.

(a) Section 4.29 of the Company Disclosure Schedule contains a true, correct and complete list of all Derivative Instruments (as hereinabove defined) to which the Company or the Bank is a party or by which any of their respective properties or assets may be bound and which are material, either individually or in the aggregate, to the Company. Except as listed in Section 4.29 of the Company Disclosure Schedule, neither the Company nor the Bank is a party to or has agreed to enter into any interest rate swaps, caps, floors, collars, option agreements, exchange traded or over-the-counter equity. Neither the Company nor the Bank owns any securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

(b) All of the Derivative Instruments listed in Section 4.29 of the Company Disclosure Schedule were entered into in the ordinary course of business, in accordance with prudent banking practice and in compliance with all applicable rules, regulations and policies of applicable Governmental Authorities (except for any instances of non-compliance which have not and are not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company), with counterparties believed to be financially responsible at the time. Each of such Derivative Instruments is a legal, valid and binding obligation of the Company or the Bank and, to the knowledge of the Company, of the counterparties thereto. The Company and the Bank have performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued. Neither the Company, the Bank, nor to the knowledge of the Company, any other party thereto, is in breach, violation or default of any material obligations under such agreement or arrangement, which, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect with respect to the Company.

4.30 Confidentiality. Each of the Company and the Bank maintains adequate safeguards to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers in accordance with the GLB Act and other Applicable Laws and has maintained the confidentiality of its customer lists, and has not granted to any third parties any rights to use such customer lists, including, without limitation, for purposes of soliciting the Bank’s customers or consumers.

4.31 Exchange Act Registration, NASDAQ. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ Global Select Market and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Global Select Market, nor has the Company received any notification that the SEC, the NASDAQ Global Select Market, or any Governmental Authority is contemplating terminating such registration or listing.

4.32 Mortgage Banking Business. Except as has not had and would not have a Material Adverse Effect or as may otherwise be set forth in Section 4.32 of the Company Disclosure Schedule:

(a) The Company and the Bank have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loans originated, purchased or serviced by the Company or the Bank since January 1, 2009 has satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the obligations of the Company or the Bank relating to mortgage loans set forth in any agreement between the Company or the Bank and any Mortgage Finance Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Mortgage Finance Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except for failure to comply or satisfy that have not had and are not reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) No Mortgage Finance Agency, Loan Investor or Insurer has (i) made a claim in writing to the Company or the Bank that either of them has violated or has not complied in any material respects with the applicable underwriting standards with respect to mortgage loans sold by the Company or the Bank to a Loan Investor or Mortgage Finance Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing any material restrictions on the activities (including commitment authority) of the Company or the Bank, (iii) sought to have the Company or the Bank repurchase a mortgage loan, or (iv) indicated in writing to the Company or the Bank that it has terminated or intends to terminate its relationship with the Company or the Bank for poor performance, poor loan quality or concerns with respect to the Company’s or the Bank’s compliance with applicable laws except, in each case, for any instances that, either individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.32(b) of the Company Disclosure Schedule, neither the Company nor the Bank has any contingent liabilities for the potential repurchase of mortgage loans sold to any third party which, either individually or in the aggregate, exceeds $2,000,000.

(c) For purposes of this Section 4.32:

(i) “Mortgage Finance Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) authority to determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

(ii) “Loan Investor” shall mean any person (including a Mortgage Finance Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or the Bank or a security backed by or representing an interest in any such mortgage loan; and

(iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

4.33 S-3 Eligibility. The Company is eligible to use a registration statement on Form S-3 (or any successor form) for a resale of the Common Stock Shares to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act.

4.34 Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles, any certificates of determination or the laws of the jurisdiction of its formation or incorporation which is or could become applicable to each Purchaser as a result of the transactions contemplated by this Agreement and the Other Transaction Documents, including, without limitation, the Company’s issuance of the Common Stock Shares and any Purchaser’s ownership of the Common Stock Shares. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock.

4.35 No General Solicitation; Placement Agent’s Fees. Neither the Company, the Bank nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Stock Shares. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchaser or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged Keefe, Bruyette & Woods, Inc. as placement agent (the “Agent”) in connection with the sale of the Common Stock Shares. Other than the Agent, neither the Company nor the Bank has engaged any placement agent or other agent in connection with the sale of the Common Stock Shares.

4.36 No Integrated Offering. The Company has not sold or issued, or will sell or issue any securities that would be integrated with the offering of the Common Stock Shares contemplated by this Agreement pursuant to the Securities Act and the rules and regulations or the interpretations thereunder of the SEC. Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Common Stock Shares to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

4.37 U.S. Real Property Holding Corporation. The Company is not, has never been, and does not contemplate becoming a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company shall so certify upon any request by any Purchaser.

4.38 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect with respect to the Company.

4.39 Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Stock Shares, (ii) other than with respect to the Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Common Stock Shares, or (iii) other than with respect to the Agent, paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

4.40 Acknowledgement Regarding Purchaser’s Trading Activity. The Company understands and acknowledges (i) that none of the Purchasers have been asked by the Company or the Bank to agree, nor has any Purchaser agreed with the Company or the Bank, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Common Stock Shares for any specified term; (ii) that any Purchaser, and counterparties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iii) that each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company further understands and acknowledges that (x) one or more Purchaser may engage in hedging and/or trading activities at various times during the period that the Common Stock Shares are outstanding, and (y) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Other Transaction Documents, or any of the documents executed in connection herewith provided, however, that the Company makes no representations or warranties as to the effect that such hedging and/or trading activities may have on the duration of the holding period for which the Common Stock Shares must be held for a Purchaser to be able to sell or otherwise transfer the Common Stock Shares pursuant to Rule 144 under the Securities Act either subject to or free of the volume or other restrictions thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby represents and warrants, severally and not jointly, to the Company, as of the date hereof, the statements contained in this Article V hereof are true and correct, except as otherwise set forth in the corresponding sections or subsections of the Purchaser Disclosure Schedules:

5.1 Authorization; Corporate/Limited Liability Company/Partnership Power. Such Purchaser is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as the case may be) and has all requisite corporate, limited liability company or partnership (as the case may be) power and authority to execute and deliver this Agreement, to purchase the Common Stock Shares it has agreed to purchase hereunder and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby. Such Purchaser’s board of directors or other governing body (as the case may be) has duly approved and authorized the execution and delivery of and the performance by such Purchaser of its obligations under this Agreement. No other corporate, limited liability or partnership proceedings (as the case may be) on the part of such Purchaser are necessary to approve and authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement (assuming this Agreement is a legally valid and binding obligation of the Company) constitutes a valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

5.2 Agreement Not in Contravention; Consents.

(a) The execution, delivery and performance of this Agreement, the Investors Rights Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby by such Purchaser do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate, or cause the modification, termination or acceleration of, any right, benefit or Liability under, (v) result in the creation of any Lien upon the properties or assets of such Purchaser under, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or any other Person, under the provisions including but not limited to (w) any provision of the articles of incorporation, partnership agreements, bylaws, the articles of formation, operating agreement or any other governing instruments of such Purchaser or its general partners or managers, (x) any contracts or agreements to which such Purchaser or its general partners or managers or any of their respective assets are subject or bound, (y) any material License or (z) any law, rule or regulation applicable to such Purchaser, or any judgment, order or decree or other restriction of any Governmental Authority by which such Purchaser or its general partners or managers are bound or subject (except where such conflict, breach, default, violation, modification, termination, or acceleration, or failure to obtain any authority, consent, approval, exemption or other action or to give any notice or make any policy would not, either individually or in the aggregate, materially adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents).

(b) No approval, consent or other action by, notice to, or registration or filing with, any Person is necessary for such Purchaser to enter into this Agreement or for it to perform its obligations hereunder without a violation of any law, rule or regulation applicable to such Purchaser (except where failure to obtain any approval or consent, or to give any notice or make any filing would not, either individually or in the aggregate, materially adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

5.3 Purchase for Own Account. The Common Stock Shares to be purchased by such Purchaser hereunder will be acquired for investment and only for such Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Purchaser has no present intention of publicly selling, granting, any participation in, or otherwise distributing the same; provided, that, by making the representations herein, other than as set forth herein, such Purchaser does not agree to hold any of the Common Stock Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Common Stock Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration (provided that such Purchaser complies with the conditions thereof) and in compliance with applicable federal and state securities laws.

5.4 Disclosure of Information. Such Purchaser or its officers or other representatives, acting on its behalf, have received or have had full access to all the information which it or they considered necessary or appropriate to make an informed investment decision with respect to the purchase of the Common Stock Shares and the execution and delivery of this Agreement by it. Such Purchaser or its officer or other representative have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock Shares and the Company and the Bank and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or its officers or other representatives to which they or any of them had access.

5.5 Investment Experience. Such Purchaser understands and agrees as follows: (i) the Common Stock Shares have not been registered under the Securities Act or under any state securities laws, (ii) such Common Stock Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations and warranties of the Purchasers contained in this Agreement, and (iii) the purchase of the Common Stock Shares by such Purchaser involves substantial risks. Such Purchaser is an experienced investor, having heretofore invested in a number of banks and bank holding companies, and such Purchaser further acknowledges and represents that: (x) it is able to fend for itself, can bear the economic risk of its investment in the Common Stock Shares and has such knowledge and experience in financial or business matters that such Purchaser is capable of evaluating the merits and risk of this investment and/or (y) has a preexisting personal or business relationship, either directly through its officers, directors, managers or general partner, with the Company or its directors, executive officers or controlling persons of a nature and duration that enable such Purchaser to be aware of the character, business acumen and financial circumstances of such persons.

5.6 Accredited Purchaser Status. Such Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, as amended.

5.7 Restricted Securities. Such Purchaser understands and agrees as follows: (i) the Common Stock Shares constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering, (ii) subject to limited exceptions, the Common Stock Shares may be not resold, disposed of or transferred, in whole or in part, without registration under the Securities Act, and (iii) such Purchaser must bear the economic risk of this investment indefinitely unless the Common Stock Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser understands that (x) the Company has no present intention of registering the Common Stock Shares except as described in the Registration Rights Agreement and (y) there is no assurance that any exemption from registration under Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of its Common Stock Shares under the circumstances, in the amounts or at the times such Purchaser might propose and, nevertheless, such Purchaser is willing to accept and assume such risks. Such Purchaser is aware of the provisions of Rule 144 of SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act on the Common Stock Shares.

5.8 Residence. If a Purchaser is a partnership, corporation, limited liability company or other entity, then such Purchaser resides in the office or offices of such Purchaser in which its investment decision was made, which is located at the address or addresses of such Purchaser set forth on Exhibit A hereto.

5.9 Brokers’ and Finders’ Fees. Neither such Purchaser, nor its officers, general partners, managers or any other person on its behalf, has incurred, and none of them will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and each of the Purchasers agrees to use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under Applicable Laws, so as to enable the Company to issue and sell and the Purchasers to purchase, the Common Stock Shares and to consummate the other transactions contemplated hereby which are required to be performed prior to or at the Closing Date, including the satisfaction of the conditions set forth in this Agreement, and the parties shall cooperate fully with each other to that end; provided that, for purposes of this Section 6.1, “commercially reasonable best efforts” shall not require any Purchaser to comply with any condition of any Regulatory Authority that such Purchaser sell, transfer, dispose of, divest or otherwise encumber, or hold separate, before or after the Closing, of any material assets, licenses, operations, rights, product lines, businesses or interest therein of such Purchaser (or any of such Purchaser’s Subsidiaries or Affiliates).

6.2 Company Application for Regulatory Approval. The Company shall use its commercially reasonable best efforts as soon as reasonably practicable following the date hereof to (i) prepare and file all necessary applications, filings, and submissions, with respect to this Agreement and the issuance and sale of the Common Stock Shares required under (A) the BHCA, (B) the California Financial Code, and (C) any other Applicable Law; provided, that, subject to the proviso set forth in Section 6.1, the Purchasers shall reasonably cooperate with the Company in connection with the preparation and making of all such filings; and (ii) receive from any Governmental Entity any Government approvals required by the Company (“Company Regulatory Approvals”), or to avoid or cause to be withdrawn or terminated, without prejudice to the parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement, the issuance and sale to the Purchasers of the Common Stock Shares, and the consummation of the other transactions contemplated hereby.

6.3 Carpenter Funds Application for Regulatory Approval. The Carpenter Funds shall use their reasonable best efforts as soon as reasonably practicable following the date hereof to (i) prepare and file all necessary applications, filings, and submissions, with respect to this Agreement and the purchase of the Common Stock Shares required under (A) the BHCA, (B) the California Financial Code, and (C) any other applicable law; provided, that the Company shall reasonably cooperate with the Carpenter Funds in connection with the preparation and making of all such filings; and (ii) receive from any Governmental Entity any Government approvals required by the Carpenter Funds, or any of their Affiliates (“Carpenter Regulatory Approvals”), or to avoid or cause to be withdrawn or terminated, without prejudice to the parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the purchase by the Carpenter Funds of the Common Stock Shares, and the consummation of the other transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to the Parties’ Obligations to Close. The respective obligations of each Party to consummate the transactions to be consummated pursuant to this Agreement on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived in writing, in whole or in part, to the extent permitted by Section 11.7 and Applicable Law.

7.2 Conditions Precedent to Consummation of this Agreement by All Parties.

(a) Approvals. All consents, approvals, filings and authorizations of any Governmental Entity or third party required to have been received by the Company pursuant to Section 6.2 and by the Carpenter Funds pursuant to Section 6.3 shall have been received and no such consents, approvals or authorizations shall contain any conditions, restrictions or requirements which would reasonably be expected to materially and adversely affect or impose any burdensome conditions on any of the Parties hereto or that would, following the Closing Date, have a Material

Adverse Effect with respect to Company or a material adverse effect on the ability of such Purchaser to consummate the transaction contemplated by this Agreement and the Other Transaction Documents.

(b) No Order; No Litigation. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order (in each case, whether temporary, preliminary or permanent) which is in effect and prevents or prohibits consummation of the transactions contemplated by this Agreement and no litigation or court or administrative proceeding shall be pending against any of the Parties by any Governmental Entity or third party seeking to restrain, enjoin, prevent or otherwise prohibit consummation of the transactions contemplated hereby.

(c) Shareholder Approval Received. The Company shall have received the approval of its shareholders to (i) increase the number of authorized shares of Common Stock to a number sufficient to allow for the issuance of the Common Stock Shares pursuant to this Agreement and for issuance upon conversion of the Series B Shares and Series C Shares, and to (ii) approve the issuance of the Common Stock Shares in connection with the consummation of the transactions contemplated by this Agreement.

7.3 Conditions Precedent to Consummation of this Agreement by the Purchasers.

(a) Representations and Warranties of the Company. The representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made and as of the Closing Date, provided that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing, and except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b) Performance of Covenants by the Company. The Company shall have performed in all material respects all of its agreements and covenants in this Agreement required to be performed by it in order for the Parties to execute and deliver this Agreement and consummate the transactions contemplated hereby.

(c) NASDAQ Global Select Market. The Common Stock (A) shall be listed on the NASDAQ Global Select Market and (B) shall not have been suspended, as of the Closing Date, by the SEC or the NASDAQ Global Select Market from trading on the NASDAQ Global Select Market nor shall suspension by the SEC or the NASDAQ Global Select Market have been threatened, as of the Closing Date, either (1) in writing by the SEC or the NASDAQ Global Select Market or (2) by falling below the minimum listing maintenance requirements of the NASDAQ Global Select Market.

(d) Capital Ratios. As of the end of the most recent quarter prior to the Closing Date, after giving effect to the transactions contemplated by this Agreement, the Series B Stock Purchase Agreement and the Additional Series B Stock Purchase Agreement, and assuming (i) the payment of actual, out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, the Series B Stock Purchase Agreement and the Additional Series B Stock Purchase Agreement, and (ii) $5,000,000 of proceeds from the sale of Common Stock pursuant to this Agreement being retained by the Company, the Bank’s Tier 1 risk-based capital ratio shall be not less than 13.00%, its total risk-based capital ratio shall be not less than 14.00%, its Tier 1 leverage ratio shall be not less than 10.50%.

(e) Execution and Delivery of the Other Transaction Documents. The Company shall have executed and delivered at the Closing the Registration Rights Agreement, the Common Stock Certificates pursuant to Section 3.1(a), and the Officer’s Certificate referenced in Section 3.1(b) above.

(f) No Material Adverse Effect. There shall not have been since March 31, 2011 a Material Adverse Effect with respect to the Company and its Subsidiaries considered as a whole.

(g) Classified Assets. The Bank’s Classified Assets as of the end of the most recent month prior to the Closing Date shall not exceed $80,000,000.

(h) Non-Performing Assets. The Bank’s Non-Performing Assets as of the end of the most recent month prior to the Closing Date shall not exceed $50,000,000.

7.4 Conditions Precedent to Consummation of this Agreement by the Company.

(a) Representations and Warranties of the Purchasers. The representations and warranties of each of the Purchasers set forth in this Agreement shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made and as of the Closing Date; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “material adverse effect” or similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not have, a material adverse effect with respect to the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents, or a material adverse effect on the availability of the registration exemption provided by Regulation D under the Securities Act for the offer and sale by the Company of the Common Stock Shares pursuant to this Agreement; and provided, further, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing.

(b) Performance of Covenants of Purchasers. Each of the Purchasers shall have performed, severally and not jointly, in all material respects all of its respective agreements and covenants in this Agreement required to be performed by it in order for the Parties to execute and deliver this Agreement and consummate the transactions contemplated hereby, including payment of the Purchase Price of the Common Stock Shares it is purchasing hereunder as provided in Section 3.2 hereof.

(c) Execution and Delivery of the Other Transaction Documents. Concurrently with its execution and delivery of this Agreement, each Purchaser shall have executed and delivered all of the Other Transaction Documents required to be executed and delivered by it as provided in Section 3.2 hereof.

(d) Purchase Price. The Company has received the aggregate Purchase Price from such Purchaser in the amount set forth opposite such Purchaser’s name on Exhibit A hereto; provided, however, that this condition shall be satisfied if at or concurrently with the Closing, the Company receives such amount.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Company. On the terms and subject to the conditions and limitations set forth hereinafter in this Article VIII, the Company agrees to indemnify and hold harmless and defend the Purchasers, and their respective managers, general partners, officers, directors, employees and agents and each Person (other than the Company and the Bank), if any, who controls, or is under the control of, any of the Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, including the Purchasers, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Losses that are incurred by the Indemnified Parties that are caused directly by or result directly from any inaccuracy in or breach of any representation or warranty or covenant of the Company contained in this Agreement, as the same may have been modified by the Company Disclosure Schedules or SEC Reports, other than such portion of any actual or threatened claims or actual Losses to the extent attributable to the acts, errors or omissions on the part of any Purchaser. Notwithstanding the foregoing, the Company agrees to indemnify each Purchaser and its associated Indemnified Parties from and against any consequential damages that are caused directly or indirectly by or result directly or indirectly from a breach described in this Section 8.1, but only if and to the extent such consequential damages incurred by such Purchaser and its associated Indemnified Parties, in the aggregate, exceed five percent (5.0%) of the aggregate Purchase Price paid by such Purchaser for the Common Stock Shares it purchased under this Agreement; provided, further, that the Company shall not indemnify any Indemnified Party for any portion of any consequential damages to the extent attributable to the acts, errors or omissions on the part of any Purchaser.

8.2 Maximum Liability of the Company. Notwithstanding anything to the contrary that may be contained in this Article VIII or elsewhere in this Agreement, the maximum aggregate dollar amount of Losses, including consequential damages, for which the Company shall have liability to a Purchaser and its managers, general partners, officers, directors, employees and agents and each Person (other than the Company and the Bank), if any, who controls, or is under the control of, such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, whether pursuant to this Article VIII or otherwise, shall not exceed the aggregate Purchase Price paid by such Purchaser for the Common Stock Shares it has purchased pursuant to this Agreement.

8.3 Time Limits on Indemnification.

(a) Time Limit on Indemnification Obligations. The Company shall not have any liability to any Indemnified Party with respect to any Indemnification Claim which is not asserted on or before the three (3) year anniversary of the Closing Date (the “Indemnity Termination Date”).

(b) Pending Claims. Notwithstanding anything to the contrary contained above in this Section 8.3, the occurrence of the Indemnity Termination Date shall not affect any Indemnification Claim or an Indemnified Party’s right to recover any Losses that are the subject of that Claim, if the Claims Notice (as hereinafter defined) with respect thereto had been given to the Company prior to the Indemnity Termination Date (a “Pending Indemnity Claim”)

8.4 Procedures for Indemnification.

(a) Indemnification Claims. Following receipt from an Indemnified Party, of a written notice (a “Claims Notice”) asserting a claim for indemnification under this Article VIII (an “Indemnification Claim”) prior to the Indemnity Termination Date, the Company shall have forty-five (45) days to make such investigation of the Indemnification Claim as the Company considers desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Company the material information relied upon by the Indemnified Party to substantiate its Indemnification Claim and such forty-five (45) day period shall not commence until such information has been provided to the Company. If the Indemnified Party and the Company agree, at or prior to the expiration of such forty-five (45) day period (or any mutually agreed upon extension thereof), to the validity of the Indemnification Claim and amount of the Losses that the Indemnified Party is entitled to recover in respect of such Indemnification Claim from the Company (the “Undisputed Amount”), the Company shall immediately pay to the Indemnified Party the Undisputed Amount, thereof together with interest, from the date the Claims Notice was received by the Company to the date of payment of such Undisputed Amount, at a rate equal to the then applicable U.S. Treasury Rate for short term Indebtedness.

(b) Third Party Claims. If any claim or demand is asserted or any action, suit or other proceeding is filed or brought against an Indemnified Party by any third party, in respect of which a right to indemnification under this Article VIII may apply (a “Third Party Claim”), the Indemnified Party shall promptly provide to the Company a Claims Notice with respect to such Third Party Claim, provided that a failure to provide such a Claims Notice to the Company in a prompt manner shall not preclude any indemnification under this Article VIII, unless the Company is materially prejudiced by such failure. The Company, at its sole expense, shall have the right, exercisable by written notice to the Indemnified Party, given within fifteen (15) days after receipt of such Claims Notice, to assume, control, defend against, negotiate and otherwise deal with such Third Party Claim, with counsel reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld or delayed); provided, however, that the Company carries out such defense in a diligent and bona fide manner. The Indemnified Party may participate in the defense of any such Third Party Claim which the Company is defending as provided in this Section 8.4(b) with counsel selected by the Indemnified Party solely at the cost and expense of the Indemnified Party. If the Company does not assume or diligently conduct the defense of a Third Party Claim in accordance with this Section 8.4(b), or the assumption of the defense of the Third Party Claim by the Company is reasonably likely to materially prejudice the Indemnified Party, then the Indemnified Party shall have the right to control such defense at the cost and expense of the Company. The party controlling the defense of such Third Party Claim shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith the recommendations made by the other party with respect thereto. Neither the Indemnified Party nor the Company shall have the right to settle any Third Party Claim without the consent of the other, which consent shall not be unreasonably withheld or delayed. The Company and each Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c) Information Required in a Claims Notice. No Indemnification Claim asserted hereunder shall be effective and the Company shall have no liability hereunder for or with respect to such Claim, unless the Claims Notice with respect thereto (i) identifies the facts or circumstances then known to the Indemnified Party that are alleged to give rise to such Indemnification Claim in reasonable detail and a good faith estimate of the Losses for which the Indemnified Party is seeking indemnification hereunder based on the facts and circumstances known to the Indemnified Party at the time such Indemnification Claim is made and (ii) is delivered to the Company prior to the Indemnification Termination Date set forth in Section 8.3(a).

8.5 Other Provisions Applicable to Indemnification Claims.

(a) No Duplication of Indemnification Payments. All Indemnification Payments shall be calculated without duplication, including in any case in which (i) more than one of the Indemnified Parties seeks indemnification for the same Losses, or (ii) any events or circumstances giving rise to a breach of a particular representation or warranty contained in this Agreement also constitutes a breach of one or more other representations or warranties of the Company contained in contained in this Agreement, or (iii) any Indemnified Party seeks to recover the same Losses from more than one of the Indemnifying Parties.

(b) No Special or Punitive Losses. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, Losses shall not include, and the Company shall not be liable under this Agreement for, any lost profits or special, exemplary or punitive damages except awarded pursuant to a Third Party Claim.

(c) Corporate Obligation. The indemnification obligations of the Company hereunder are corporate obligations and in no event and under no circumstance shall any officer, director, employee, agent or representative of the Company or the Bank have any personal liability to any Purchaser or any of the Indemnified Parties under this Article VIII.

(d) Insurance Proceeds. If an Indemnified Party receives any insurance proceeds with respect of or for any Losses for which it has theretofore been indemnified by the Company, the Indemnified Party shall forthwith reimburse the Company in an amount equal to the lesser of (i) the amount of such insurance proceeds, net of actual third party expenses incurred by the Indemnified Party, or (ii) the amounts paid by the Company to the Indemnified Party in respect of such Losses (“Indemnification Payments”). If such insurance proceeds are paid to the Indemnified Party prior to the time that the Company has made such Indemnification Payments, those insurance proceeds shall be credited against and to that extent shall reduce the amount of the Indemnification Payments that would otherwise be due hereunder by the Company to the Indemnified Party.

(e) Third Party Contribution or Reimbursement. Any Losses for which an Indemnified Party is determined to be entitled to indemnification hereunder shall be reduced by an amount equal to any contribution or other similar payment or reimbursement actually recovered or received by the Indemnified Party from any third Person with respect thereto.

8.6 Exclusivity. Notwithstanding any other provision to the contrary that may be contained elsewhere in this Agreement, except in the case of fraud, the parties agree that this Article VII shall contain the sole monetary rights and monetary remedies of each Purchaser for or in respect of any breach of the Company’s representations and warranties or covenants contained in this Agreement, including the right to recover money damages for or in respect of any Losses suffered or incurred by any of them and each Purchaser hereby expressly, with the intent to be legally bound, and forever waives any rights, both contractual and statutory, to seek or recover any monetary damages or awards for or in respect of any such breach or any such Losses, except in accordance with and subject to the terms, conditions and limitations set forth in this Article VIII. Without limiting the generality of the foregoing, each Purchaser agrees not to assert any claims or bring any action or proceeding against the Company or the Bank, under Rule 10b-5 of the Exchange Act. However, nothing in this Agreement shall limit any right to obtain or be awarded any non-monetary equitable remedy, including a temporary, preliminary or permanent injunction or an order of specific performance.

ARTICLE IX

ADDITIONAL AGREEMENTS OF THE PARTIES

9.1 Legends.

(a) Each Purchaser acknowledges that all certificates or other instruments representing the Common Stock Shares subject to this Agreement may, at the option of the Company, bear a restrictive legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(b) Compliance with Securities Act. Each Purchaser agrees not to sell or transfer any of the Common Stock Shares other than in a transaction that is registered under the Securities Act or is exempt from the registration requirements of the Securities Act. If a Purchaser asks the Company to register a transfer of the Common Stock Shares in a transaction that is not registered under the Securities Act or sold, assigned or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), the Company may refuse to register such transfer until it receives an opinion of counsel or other evidence that is reasonably satisfactory to the Company, that the sale or transfer is exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, the Common Stock Shares may be pledged in connection with a bona fide margin account or other bona fide loan or financing arrangement secured by the Common Stock Shares and such pledge of Common Stock Shares shall not be deemed to be a transfer, sale or assignment of the Common Stock Shares hereunder, and any Purchaser effecting such a pledge shall not be required to provide the Company with any other delivery with respect thereto pursuant to this Agreement or any other Transaction Document; provided, that in order to make any sale, transfer or assignment of Common Stock Shares, such Purchaser and its pledgee makes such disposition in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(c) Removal of Legends. The restrictive legend set forth in Section 9.1(a) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Common Stock Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company, (i) if and when such Common Stock Shares are sold pursuant to a resale registration statement that has been declared effective under the Securities Act and the Company has received from such holder a certification that such sale has been made in the manner described in the section of such registration statement entitled “Plan of Distribution” or otherwise describing the manner in which the securities registered thereunder are to be sold, (ii) upon request, if such Common Stock Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company) or otherwise pursuant to an exemption from registration under the Securities Act, or (iii) upon request, if such Common Stock Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions, provided, that, in the case of the foregoing clauses (ii) and (iii), if requested by the Company, the holder of such Common Stock Shares has furnished or caused to be furnished a legal opinion from its counsel, reasonably acceptable to the Company and its counsel, to the effect that the removal of the legend is permitted by the Securities Act and the rules and regulations of the SEC thereunder. Any fees (of Company counsel) associated with the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Business Days following the delivery by a Purchaser to the Company of a legended certificate or instrument representing such Common Stock Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer), deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Common Stock Shares that is free from all restrictive legends.

9.2 Securities Laws Disclosure. The Company shall, on or before 4:30 p.m. (New York time) on the fourth (4th) Business Day following the date hereof, issue a press release (subject to Section 11.3 hereof) disclosing the transactions contemplated hereby and file a Current Report on Form 8-K disclosing the material terms of this Agreement and the Other Transaction Documents (and attach as exhibits thereto this Agreement and the Other Transaction Documents) (the “Form 8-K”). In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the NASDAQ Global Select Market.

9.3 Material Non-Public Information.

(a) The Company shall, on or before 4:30 p.m. (New York time) on the fourth (4th) Business Day following the Closing Date of the Secondary Financing, issue a press release (subject to Section 11.3 hereof) disclosing the consummation of the Secondary Financing and file a Current Report on Form 8-K disclosing the material terms of the Secondary Financing. In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the NASDAQ Global Select Market.

(b) Pursuant to the Registration Rights Agreement, the Company shall file the Registration Statement (as defined in the Registration Rights Agreement) with the SEC. Until the Secondary Financing either closes or is terminated without closing, the Purchasers will be in possession of material, non-public information about the Company. Following the date of closing (or termination, if applicable) of the Secondary Financing, then, as of the earlier of (i) the date the

Company files its Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC (or if such 10-K is filed prior to the closing or termination of the Secondary Financing, the date the Company files its first Quarterly Report on Form 10-Q subsequent thereto), or (ii) the date that the Registration Statement is declared effective by the SEC (the “Inside Information Termination Date”), no Purchaser (unless such Purchaser or an individual designated by such Purchaser is a member of the Board of Directors or has observation rights on the Board of Directors pursuant to the Investor Rights Agreements) shall be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the Registration Statement, Form 10-K for the year ended December 31, 2011 (or, if applicable, the Company’s first Quarterly Report on Form 10-Q filed following the closing or termination of the Secondary Financing) or in prior filings with the SEC.

(c) From and after the earlier of (i) the Inside Information Termination Date, or (ii) the termination of this Agreement and the Additional Series B Stock Purchase Agreement, except as otherwise expressly contemplated by this Agreement, for so long as no individual designated by any Purchaser is a member of the Board of Directors or has observation rights on the Board of Directors pursuant to the Investor Rights Agreements, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide such Purchaser with any material, nonpublic information regarding the Company or any of its Subsidiaries without the express prior written consent of such Purchaser.

(d) For so long as no individual designated by any Purchaser is a member of the Board of Directors or has observation rights on the Board of Directors pursuant to the Investor Rights Agreements, in the event such Purchaser or its Affiliates has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries from and after the earlier of the (i) Inside Information Termination Date, or (ii) the termination of this Agreement (except such material, nonpublic information provided to such Purchaser under an express provision of this Agreement), it may provide the Company with written notice thereof and the Company shall, within two (2) Business Days of receipt of such notice, review the information and make a good faith determination whether the Company believes that the information is material and nonpublic. If the Company determines that the information is both material and nonpublic, it shall (subject to the next sentence), within four (4) business days thereafter make public disclosure of such material, nonpublic information. Notwithstanding the preceding sentence, the Company shall not be required to publicly disclose such information if the Company is prevented from making such disclosure pursuant to a confidentiality agreement or law, rule or regulation applicable to the Company. If the Company determines that the information is either not material or already public, it will inform the Purchaser of its determination and the reasons therefor. In the event of either (i) a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, or (ii) such Purchaser disagrees with the determination by the Company that the information is either not material or already public, in addition to any other remedy provided herein or in the Agreement, such Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such nonpublic information as follows: the Purchaser shall submit a proposed press release or other disclosure to the Company for review and the Company shall review it promptly. If the Company has not responded within two (2) Business Days, the Purchaser’s proposed disclosure is deemed approved. The Company and the Purchaser shall negotiate in good faith the form and content of such disclosure for two (2) Business Days. If the Company and the Purchaser cannot agree on the disclosure after two (2) Business Days, the Purchaser shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of such information.

(e) Notwithstanding anything in this Section 9.3 to the contrary, if an individual is designated by any Purchaser to the Board of Directors either as a Director or as an observer pursuant to the Investor Rights Agreement and such individual terminates his position as a Director or observer, the Company shall not be obligated to comply with Section 9.3(d) with respect to such Purchaser (i) for a period of 180 days after the date of such individual’s resignation or (ii) until any other Director is permitted by the Company to trade such Director’s shares of Common Stock on the NASDAQ Global Select Market or other such securities market upon which the Common Stock is traded.

9.4 Reporting Status. Until (i) the date on which the Common Stock Shares have become eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Common Stock Shares and without volume or manner-of-sale restrictions, or (ii) the date on which the Purchasers shall have sold all the Common Stock Shares, whichever is earlier, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

9.5 Blue Sky Laws. The Company shall, on or before the Closing Date, take such action as the Company reasonably determines is necessary in order to obtain an exemption for or to qualify the Common Stock Shares for sale to each Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchaser on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

9.6 Use of Proceeds. The Company will use all or substantially all of the proceeds from the sale of the Common Stock Shares as follows:

(i) $5.0 million will be retained by the Company to fund working capital requirements and for other general corporate purposes, including the payment of dividends on the Series B Shares and Series C Shares; and

(ii) the balance, after payment of expenses related to the transactions contemplated by this Agreement, the Series B Stock Purchase Agreement and the Additional Series B Stock Purchase Agreement, will be used to make a capital contribution to the Bank.

Except as set forth above, in no event shall the proceeds be used for (i) the redemption or repurchase or any of its or its Subsidiaries equity securities or any dividend thereon or (ii) any other ventures or business opportunities not related to the current or contemplated business of the Company or the Bank.

9.7 Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Common Stock Shares), a register for the Common Stock Shares , in which the Company shall record the name and address of the Person in whose name the Common Stock Shares (including the name and address of each permitted transferee) and the number of such shares held. The Company shall keep the register open and available at all times during business hours for inspection of any Purchaser or its legal representatives.

9.8 Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Purchaser) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

9.9 Conduct of Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement and the Additional Series B Stock Purchase Agreement in accordance with their terms, except as contemplated by this Agreement or the Additional Series B Stock Purchase Agreement, the Company and the Bank shall operate their respective business in the ordinary course consistent with past practices, except as may be necessary or advisable to comply with any requirements of or restrictions imposed by any Governmental Authority.

9.10 Listing. The Company shall promptly secure the listing of all of the Common Stock Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of this Agreement and the Other Transaction Documents. The Company shall maintain the Common Stock’s authorization for listing on the NASDAQ Global Select Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Global Select Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 9.10.

9.11 Additional Registration Statements. Until the date that is ninety (90) calendar days from the earlier of (i) the Effective Date (as defined in the Registration Rights Agreement) and (ii) the date all of the Registrable Securities (as defined in the Registration Rights Agreement) may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, the Company will not file a registration statement under the Securities Act relating to securities that are not the Common Stock Shares, except for a registration statement with respect to shares issuable pursuant to a Benefit Plan or the resale of shares issuable pursuant to the Series B Stock Purchase Agreement or the Additional Series B Stock Purchase Agreement.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated, and the issuance and sale of the Common Stock Shares by the Company to the Purchasers and the other transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a) By either the Company or any Purchaser, if the Closing Date shall not have occurred on or before January 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement (other than the requirement of such Party to have received any necessary approval from a Governmental Authority) shall have been a principal reason for or a principal cause of the failure of the Closing Date to occur on or before such Termination Date;

(b) By either the Company or any Purchaser, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c) By a Purchaser if an event or act occurs or circumstances exist which makes any of the conditions precedent set forth in Section 7.2 or Section 7.3 incapable of being satisfied on or prior to the Termination Date, provided that such event, act or circumstance was not due primarily to or caused primarily by any action or inaction by such Purchaser; or

(d) By the Company if an event or act occurs or circumstances exist which makes any of the conditions precedent set forth in Section 7.2 or Section 7.4 incapable of being satisfied on or prior to the Termination Date, provided that such event, act or circumstance was not due primarily to or caused primarily by any action or inaction by the Company.

10.2 Alternative Strategic Proposals.

(a) Certain Definitions. For purposes of this Agreement and, more particularly this Section 10.2, the following terms shall have the meanings set forth below:

(i) “Alternative Strategic Proposal” means any written offer or proposal that contemplates or proposes (i) a merger, consolidation, business combination, or similar transaction involving the Company or the Bank with a Person other than a Purchaser or another person who is an Affiliate of any of the Purchasers or an Affiliate of the Company or the Bank (each, a “Non-Affiliated Person”), (ii) a sale, lease or other disposition directly or indirectly, whether by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 25% or more of the consolidated assets of the Company and its Subsidiaries, as applicable, to a Non-Affiliated Person, (iii) any issuance, sale, or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) to any Non-Affiliated Person of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) that will represent 40% or more of the Voting Securities of the Company immediately after the consummation of such issuance, sale or other disposition of such securities, (iv) any transaction, including any tender offer, in which any Non-Affiliated Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 40% or more of the outstanding Voting Securities of the Company, (v) any other transaction involving the sale or issuance by the Company of Common Shares or any other Voting Securities of the Company, or securities that are convertible or exercisable into or exchangeable for Voting Securities of the Company, that will represent 40% or more of the Company’s Voting Securities immediately after such sale or issuance, whether in a private or public offering or business, joint venture, merger, or other strategic transaction, or (e) any combination of the foregoing.

(ii) “Superior Strategic Transaction” means the transaction or series of transactions contemplated in or by an Alternative Strategic Proposal made by any Non-Affiliated Person, other than any of the Purchasers or their Affiliates, that (A) is on terms which the Company’s Board of Directors (the “Company Board”) or a Special Board Committee (as the case may be) concludes, in good faith (following consultation with the Company’s financial advisor and outside legal counsel), is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement from a financial point of view, and (B) is, in the good faith judgment of the Company Board or such Special Board Committee (as the case may be), reasonably likely to be completed materially on the terms proposed, taking into account the various legal, financial and regulatory aspects of such Alternative Strategic Proposal.

(iii) “Special Board Committee” means a committee of the Company Board which (A) has been authorized by the Company Board to consider and take action with respect to a an Alternative Strategic Proposal or Superior Strategic Transaction pursuant to this Section 10.2, due to a conflict of interest of one or more of the members of the Company Board (“Company Directors”) with respect thereto and (ii) is comprised solely of Company Directors who are disinterested with respect to such Alternative Strategic Proposal or Superior Strategic Transaction (that is, directors who do not have any material financial interest in such Transaction other than their interests as shareholders of the Company).

(b) Response to an Alternative Strategic Proposal. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, if, prior to the issuance and sale of the Common Stock Shares by the Company to the Purchasers and the other transactions contemplated hereby:

(i) The Company or the Bank, or any of their respective Representatives, receives a written Alternative Strategic Proposal from any Person, which appears on its face to be bona fide, and the Company’s Board, or any Special Board Committee (as the case may be), determines in good faith, after consultation with the Company’s financial advisor, that such Alternative Strategic Proposal provides for or could reasonably be expected to lead to a Superior Strategic Transaction, then, after giving notice thereof to the Purchasers, the Company or its Representatives may (x) furnish non-public information with respect to the Company to the Person who has made such Alternative Strategic Proposal, or to any of its Representatives, pursuant to a confidentiality agreement containing terms and provisions in all material respects comparable to those contained in the Company’s confidentiality agreements with the Purchasers; provided that such non-public information either has previously been provided or made available, or is provided substantially concurrently with the time it is provided to such Person or its Representatives, to the Purchasers or any of their respective Representatives, and (y) participate or engage in discussions and negotiations with such Person or its Representatives regarding such Alternative Strategic Proposal.

(ii) The Company may terminate this Agreement in order to enter into an agreement with respect to any such Superior Strategic Transaction, but only if the Purchasers have received at least three (3) Business Days’ prior written notice that the Company is prepared to terminate this Agreement and the issuance and sale of the Common Stock Shares by the Company to the Purchasers and the other transactions contemplated by this Agreement in order to proceed with the execution of an agreement or agreements providing for, or the implementation of, such Superior Strategic Transaction.

(iii) Nothing contained in this Section 10.2 or elsewhere in this Agreement shall prohibit the Company from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, failure to so disclose could reasonably be expected to result in a violation of the obligations of the Company or the Company Board under any Applicable Laws; provided that any such disclosure concerning any Purchaser shall be subject to Section 11.3.

10.3 Termination Fee. In the event of any termination of this Agreement by the Company pursuant to Section 10.2, or in the event of a termination of this Agreement by either the Company or any Purchaser pursuant to Section 10.1 upon the failure of the Company to receive the approval of its shareholders as prescribed in Section 7.2(c) hereof prior to the Termination Date, the Company shall pay a termination fee in the aggregate amount of $750,000 to the Carpenter Funds. If the Company Board or any Special Board Committee takes, agrees or resolves to take any action permitted by Section 10.2, subject to its compliance with the terms and provision of this Agreement (including, to the extent provided in this Agreement, payment of the termination fee by the Company) such action shall not, in any way, constitute a breach of this Agreement by the Company, and the payment of the termination fee set forth herein shall be the sole remedy of the Purchasers with respect to the termination of this Agreement.

10.4 Remedy due to Failure of Certain Conditions Precedent. In the event that the Company fails to satisfy, prior to the Termination Date, any or all of the conditions precedent set forth in Section 7.3(d) (capital ratios), Section 7.3(g) (classified assets) or Section 7.3(h) (non-performing assets), then such Purchaser’s sole remedy with respect to those breaches by the Company will be limited to terminating this Agreement pursuant to Section 10.1 (with respect to such Purchaser’s rights and obligations under this Agreement).

ARTICLE XI

MISCELLANEOUS

11.1 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of California.

(b) Consent to Jurisdiction. Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction any state or federal court sitting in the County of Orange, State of California, in any proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally (a) agrees not to commence any such proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding, and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such proceeding. Each Party hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this

Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Applicable Law.

(c) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 11.1.

11.2 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.3 Press Releases. The Company and the Purchasers shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or policies of the NASDAQ Global Select Market.

11.4 Notices. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide delivery service for overnight delivery, or on the fifth business day after the day on which it is mailed by first class mail from within the United States, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to the Company:

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, California 92626

Attn. Raymond E. Dellerba

Tel: (714) 438-2500

Fax: (714) 438-1084

With a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attn: Ben A. Frydman, Esq.

Tel: (949) 725-4150

Fax: (949) 823-5150

If to the Purchasers, to the address set forth on Exhibit A.

11.5 Entire Agreement. This Agreement, the Exhibits hereto, any matters Previously Disclosed and any documents executed by the Parties simultaneously herewith represent the entire understanding and agreement of the Parties with reference to the transactions set forth herein and supersede all prior understandings and agreements (written or oral) made by the Parties. Except as otherwise expressly provided herein, no Person other than the Parties hereto shall have any right hereunder or be entitled to the benefit of any provision hereof.

11.6 No Assignment; Successors and Assigns. No party hereto may assign any of its rights or delegate any of its duties under this Agreement, except that the Purchasers may assign any such rights (but only with all related obligations) to their respective Affiliates; provided that (a) prior to such assignment, the Company is furnished with written notice stating the name and address of such assignee, and (b) such assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. Subject to the foregoing restriction on assignment, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto.

11.7 Waiver and Amendment. Except with respect to statutory requirements, and subject to the provisions of the last sentence of this Section, any party hereto may by written instrument extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies of the other in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions to its obligations, contained in this Agreement or (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations set out herein. No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise expressly provided in this Agreement, an amendment of this Agreement or the waiver or modification of any provision of this Agreement will be effective only upon the written consent of (i) the Company, on the one hand, and (ii) Purchasers, on the other hand; provided that if Section 9.14 is deemed to confer control of the Company on any Purchaser (other than a Purchaser that is, or elects to be, a bank holding company (as such term is defined in the BHCA)), the Company and the Purchasers shall make good faith efforts to amend Section 9.14 solely as necessary to not confer control of the Company on such Purchaser.

11.8 Headings. The headings of the various sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of or be considered in connection with the interpretation of any of the terms or provisions of this Agreement.

11.9 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, as to such jurisdiction, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which executed counterparts, and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signatures of parties follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, where applicable by their duly authorized representatives, as of the first above written.

COMPANY:	PACIFIC MERCANTILE BANCORP

	By:	/s/ Raymond E. Dellerba
Name: Raymond E. Dellerba
Title: President & CEO

	By:	/s/ Nancy A. Gray
Name: Nancy A. Gray
Title: SEVP & CFO

[Signature Page to Common Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, where applicable by their duly authorized representatives, as of the first above written.

PURCHASERS:
CARPENTER COMMUNITY BANCFUND, L.P.; and CARPENTER COMMUNITY BANCFUND-A, L.P.

By:	CARPENTER FUND MANAGER GP, LLC, their General Partner

By:	/s/ Edward J. Carpenter
Name:	Edward J. Carpenter
Its:	Managing Member

[Signature Page to Common Stock Purchase Agreement]

EXHIBIT A

ALLOCATION OF COMMON STOCK SHARES AMONG THE PURCHASERS

Purchasers	Total Purchase Price
Carpenter Community Bancfund, L.P.	$527,000
Carpenter Community Bancfund –A, L.P.	14,973,000

Totals	$15,500,000

Addresses of Common Stock Shares Purchasers

Carpenter Funds 5 Park Plaza, Suite 950 Irvine CA, 92614 Attention: John Flemming	With a copy to:

ANNEX B

CERTIFICATE OF DETERMINATION

OF

RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

OF

SERIES B-1 CONVERTIBLE 8.4% NONCUMULATIVE PREFERRED STOCK

AND

SERIES B-2 CONVERTIBLE 8.4% NONCUMULATIVE PREFERRED STOCK

OF

PACIFIC MERCANTILE BANCORP

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Raymond E. Dellerba, President and Chief Executive Officer, and Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer, of Pacific Mercantile Bancorp, a corporation organized and existing under the laws of California (hereinafter called the “Corporation”), do hereby certify as follows:

1. On June 30, 2011, the Board of Directors of the Corporation adopted a resolution designating 190,000 shares of Preferred Stock as Series B-1 Convertible 8.4% Noncumulative Preferred Stock and 110,000 shares of Preferred Stock as Series B-2 Convertible 8.4% Noncumulative Preferred Stock.

2. No shares of the Series B-1 Convertible 8.4% Noncumulative Preferred Stock have been issued and no shares of the Series B-2 Convertible 8.4% Noncumulative Preferred Stock have been issued.

3. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors on June 30, 2011:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby establishes two new series of Preferred Stock designated as (1) the “Series B-1 Convertible 8.4% Noncumulative Preferred Stock” (referred to herein as the “Series B-1 Preferred Stock” or the “Series B-1 Shares”), consisting of 190,000 shares, and (2) the “Series B-2 Convertible 8.4% Noncumulative Preferred Stock” (referred to herein as the “Series B-2 Preferred Stock” or the “Series B-2 Shares”), consisting of 110,000 shares, each series having the following rights, preferences, privileges and restrictions:

Section 1. Designation. There are hereby created out of the authorized and unissued shares of preferred stock of the Corporation two series of preferred stock, one designated as the “Series B-1 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-1 Preferred Stock” or the “Series B-1 Shares”) and the second designated as the “Series B-2 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-2 Preferred Stock” or the “Series B-2 Shares”) (the Series B-1 Preferred Stock and the Series B-2 Preferred Stock are referred to collectively herein as the “Series B Preferred Stock” or the “Series B Shares”). The number of shares constituting the Series B-1 Preferred Stock shall be One Hundred Ninety Thousand (190,000) shares without par value. The number of shares constituting the Series B-2 Preferred Stock shall be One Hundred Ten Thousand (110,000) shares without par value.

Section 2. Ranking. The Series B-1 Preferred Stock and the Series B-2 Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, each rank (i) on parity with each other, with the Corporation’s Series A Preferred Stock, with the Series C Preferred Stock and with each other class or series of preferred stock established after the Effective Date by the Corporation the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”), and (ii) senior to the Corporation’s common stock (the “Common Stock”) and each other class or series of the Corporation’s capital stock outstanding or established or issued after the Effective Date by the Corporation the terms of which do not expressly provide that such shares of capital stock rank on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, and including the Common Stock, referred to as “Junior Securities”). The Corporation has the right to authorize or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent or approval of the Holders (except as otherwise provided, with respect to Parity Securities, in Section 11.2(f) below); provided, however, that until such time as all of the outstanding shares of Series B Preferred Stock have been reacquired by the Corporation or otherwise cease to be outstanding, without the prior written consent or vote of the Holders, voting together as a single class, owning at least 80.0% of the then outstanding Series B Preferred Stock the Corporation shall not create, authorize or designate any preferred stock of any class or series that expressly provides that such class or series will rank senior to the Series B Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution of the Corporation (“Senior Securities”). Notwithstanding anything to the contrary that may be contained in this Certificate of Determination, (i) no indebtedness of the Corporation, whether outstanding on the Effective Date or incurred thereafter, and however evidenced or designated (whether as notes, debentures, bonds or otherwise), and whether or not subordinated to any other indebtedness, and irrespective of the uses made by the Corporation of the proceeds of such indebtedness, and (ii) no securities of any kind, whether currently outstanding or sold or issued at any time hereafter, by any subsidiary of the Corporation that is not consolidated with the Corporation under generally accepted accounting principles as in effect in the United States of America (an “Unconsolidated Subsidiary”), however such securities may be evidenced or designated (including trust preferred securities), shall be deemed to constitute Senior Securities, Parity Securities or Junior Securities of the Corporation and no approval or consent shall be required from the Holders of the Series B Preferred Stock for the issuance or incurrence, the payment of any principal of or interest on, or the redemption of, any indebtedness of this Corporation or the issuance or sale or any payments on or in respect of, or any redemptions of, any securities issued or sold by any Unconsolidated Subsidiary, and in no event shall any issuance or incurrence, payment of principal of or interest on or redemption of any indebtedness or any issuance or sale, or payment on or in respect of or redemption of any securities of any Unconsolidated Subsidiaries in any way be restricted or limited by any of the provisions of this Certificate of Determination or any of the rights, preferences and privileges of the Series B Shares as set forth herein.

Section 3. Definitions. The following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Applicable Conversion Date” means the date of conversion with respect to a share of Series B Preferred Stock.

“Applicable Conversion Price” means the Conversion Price in effect at any given time.

“Applicable Date of Determination” has the meaning set forth in Section 7.4.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended to date, including amendments effected by this Certificate of Determination, and as may be further amended hereafter.

“Authorized Share Failure” has the meaning set forth in Section 13.2.

“Beneficially Own” and its correlatives have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York, or Los Angeles, California, are generally required or authorized by law to be closed.

“Certificate of Determination” or “Certificate” means this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of the Series B-1 Convertible 8.4% Noncumulative Preferred Stock and of the Series B-2 Convertible 8.4% Noncumulative Preferred Stock.

“CGCL” means the California General Corporation Law.

“Change of Control Transaction” means the consummation of any of the following, whether in a single transaction or series or related transactions:

(a) an acquisition, merger or consolidation of the Corporation, or of any direct or indirect subsidiary of the Corporation owning more than 75% of the consolidated assets of the Corporation, with any other Person (other than a merger or consolidation of the Corporation or any such subsidiary of the Corporation with an Affiliate of any of the Original Series B Investors), or any combination of the foregoing in one or more related transactions, unless, immediately following the consummation of such Change of Control Transaction, the holders of the Corporation’s Voting Securities outstanding immediately prior to the consummation of such Change of Control Transaction, or the earliest thereof in such series of related Change of Control Transactions, as the case may be, continue to hold Voting Securities representing (either by remaining outstanding or by being converted into voting securities of the Surviving Party or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, at least 50.1% of the combined voting power of the securities of the Corporation or such Surviving Party or any parent thereof (as the case may be) outstanding immediately after consummation of such Change of Control Transaction; or

(b) a sale, disposition, or long-term lease by the Corporation of all or substantially all of the Corporation’s assets, other than such a sale, disposition or lease to a Person (i) which is, or immediately following the consummation of such transaction will be, at least a direct or indirect majority-owned subsidiary of the Corporation or of another direct or indirect majority-

owned subsidiary of the Corporation, or (ii) the holders of at least 50.1% of the Voting Securities of which (or of the parent thereof) are or, immediately following the consummation of such transaction, will be Persons who were holders of the Corporation’s Voting Securities outstanding immediately prior to the consummation of such sale, disposition or lease transaction.

“Closing Price” of the Common Stock on any date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Global Select Market on such date. If the Common Stock is not listed for trading on the NASDAQ Global Select Market on such date, the Closing Price of the Common Stock on such date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted; or, if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined in good faith by a nationally recognized investment banking firm selected by the Board of Directors. All expenses relating to the appraisals shall be borne by the Corporation. For purposes of this Certificate of Determination, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com).

“Common Stock” has the meaning set forth in Section 2 hereof.

“Common Stock Equivalent” means any security, including any options, warrants or other purchase rights that are convertible or conditionally convertible into or exercisable or exchangeable for shares of Common Stock.

“Company Plans” means any stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements approved the by holders of the Voting Securities.

“Conversion Date” has the meaning set forth in Section 8.2(a).

“Conversion Documents” has the meaning set forth in Section 8.2(a).

“Conversion Notice” has the meaning set forth in Section 8.2(a).

“Conversion Price” means, for each outstanding share of Series B-1 Preferred Stock and Series B-2 Preferred Stock, the sum of $5.32 per share, as the same may be adjusted as provided in Section 9.4 hereof.

“Corporation” has the meaning set forth in the preamble of this Resolution.

“Deemed Liquidation” has the meaning set forth in Section 5.3.

“Effective Date” means the date on which any shares of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock are first issued by the Corporation, irrespective of what number thereof are issued on such date.

“Equity Conditions Measuring Period” has the meaning set forth in Section 7.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, (i) for any security, the closing sale price or, if no closing sale price is reported, the last reported sale price of such security on the NASDAQ Global Select Market on such date or, if the security is not traded on the NASDAQ Global Select Market on such date, the closing sale price as reported in the composite transactions for the principal U.S. national securities exchange on which such security is so listed or quoted, or, if none, or with respect to property other than a security, the fair market value determined in good faith by a nationally recognized investment banking firm selected by the Board of Directors, and (ii) for any cash, the amount of such cash.

“Holder” means a Series B-1 Holder or Series B-2 Holder, and “Holders” means, collectively, Series B-1 Holders and Series B-2 Holders.

“Initial Early Redemption Period” has the meaning set forth in Section 7.3.

“Junior Securities” has the meaning set forth in Section 2 above.

“Liquidation Preference” and “Liquidation Amount” shall each mean, as to each share of Series B-1 Preferred Stock and each share of Series B-2 Preferred Stock, the Series B Purchase Price, subject to appropriate adjustment in the event of any stock dividend payable in Series B Shares, or any stock split or combination or similar recapitalization of the outstanding Series B Shares (provided, however, that there shall be no adjustment with respect to any Series B Dividends that are paid in shares of Series C Preferred Stock pursuant to Section 4.2 hereof).

“Original Issue Date” of a share of Series B Preferred Stock shall mean the date on which such Share was originally issued by the Corporation. The Original Issue Date of the Series B Shares issued on the first day on which the Corporation issues shares of Series B Preferred Stock also shall be the Effective Date (as defined above).

“Original Series B Investors” mean the Persons who are the parties to and purchase Series B Shares from the Corporation pursuant to the Series B Stock Purchase Agreement.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on any national or regional securities exchange or association, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Reorganization Transaction or the Change of Control Transaction.

“Parity Securities” has the meaning set forth in Section 2 above.

“Per Share Price” means, with respect to any issuance of any Common Stock Equivalents, (A) the aggregate purchase price, including any exercise price paid or payable for the shares of Common Stock on exercise thereof, divided by (B) the number of shares of Common Stock into which all such Common Stock Equivalents would be converted, exercised or exchanged if they were converted, exercised or exchanged immediately following such issuance.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Presumptive Series B Dividend” for any semi-annual Series B Dividend Period means the product of (i) the Series B Purchase Price and (ii) fifty percent (50%) of the Series B Dividend Rate, multiplied by number of Series B Shares that are outstanding on the record date established for such Series B Dividend Payment pursuant to Section 4.1 hereof; provided, however, that in the case of any Series B Dividend Period that is greater or less than a full Series B Dividend Period, the percentage of the Series B Dividend Rate that will be used in determining the Presumptive Series B Dividend for such Period will not be 50%, but will be the ratio (expressed as a percentage) of the actual number of days elapsed during that Series B Dividend Period, computed on the basis of 30 day months, divided by 360.

“Redemption Date” means the date fixed for redemption, pursuant to Section 7.2 or Section 7.3 hereof, of any Series B Preferred Stock, as such date is set forth in the Redemption Notice with respect to such redemption.

“Redemption Notice” has the meaning set forth in Section 7.6(b) hereof.

“Redemption Price” has the meaning set forth in Section 7.2 hereof.

“Reorganization Transaction” means the consummation of any of the following, whether in a single transaction or series or related transactions:

(a) an acquisition, merger or consolidation of the Corporation, or of any direct or indirect subsidiary of the Corporation owning more than 75% of the consolidated assets of the Corporation, with any other Person (other than a merger or consolidation of the Corporation or any such subsidiary of the Corporation with an Affiliate of any of the Original Series B Investors), or any combination of the foregoing in one or more related transactions; or

(b) a sale, disposition, or long-term lease by the Corporation of all or substantially all of the Corporation’s assets.

“Required Reserve Amount” has the meaning set forth in Section 13.1.

“Senior Securities” has the meaning set forth in Section 2.

“Series A Preferred Stock” and “Series A Shares” each means the Corporation’s Series A Convertible 10% Cumulative Preferred Stock issued pursuant to a Certificate of Determination of Rights, Preferences, Privileges and Restrictions filed with the California Secretary of State on October 6, 2009 (the “Series A Certificate”). The Series A Preferred Stock constitutes a Parity Security with respect to the Series B Preferred Stock.

“Series B Dividend Payment Date” has the meaning set forth in Section 4.1.

“Series B Dividend Period” shall have the meaning given to such term in Section 4.1 hereof.

“Series B Dividend Rate” means a rate of 8.4% per annum accruing from and at all times after the Original Issue Date. Dividends will be computed on the basis of a 360-day year of twelve 30-day months and, for any Series B Dividend Period (as defined in Section 4.1) greater or less than a full Series B Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360.

“Series B Dividend Shares” means the Series C Shares (if any) that are issued as dividends on the outstanding Series B Shares pursuant to Section 4.2 hereof.

“Series B Dividends” has the meaning set forth in Section 4.

“Series B Dividend Shortfall” means the excess, if any, of (i) the Presumptive Series B Dividend for any Series B Dividend Period assuming the Corporation had declared and set a record date for the payment thereof pursuant to Section 4.1 hereof, over (ii) the Series B Dividends actually paid in cash for such Series B Dividend Period.

“Series B Dividend Shortfall Period” has the meaning set forth in Section 4.2(a).

“Series B Preferred Stock” and “Series B Shares” each have the meaning set forth in Section 1 above.

“Series B Purchase Price” means the purchase price payable to the Corporation for the Series B Preferred Stock, which is $100.00 per Series B Share (subject to appropriate adjustment in the event of any stock dividend payable on the outstanding Series B Shares in Series B Shares, or any stock split or combination or similar recapitalization of the outstanding Series B Shares; provided, however, that there shall be no adjustment with respect to any stock dividend paid on the outstanding Series B Shares in shares of Series C Preferred Stock pursuant to Section 4.2).

“Series B Stock Purchase Agreement” means that certain Stock Purchase Agreement dated the Effective Date, among the Corporation and the Persons that purchase the Series B Shares issued on the Effective Date.

“Series B-1 Holder” means a Person in whose name shares of the Series B-1 Preferred Stock are registered, and the Corporation shall be entitled to treat such Person as the absolute owner of such shares of Series B-1 Preferred Stock for the purpose of making payment and for all other purposes, including voting purposes.

“Series B-2 Holder” means a Person in whose name shares of the Series B-2 Preferred Stock are registered, and the Corporation shall be entitled to treat such Person as the absolute owner of such shares of Series B-2 Preferred Stock for the purpose of making payment and for all other purposes, including voting purposes.

“Series C Preferred Stock” and “Series C Shares” each means the Corporation’s Series C 8.4% Noncumulative Preferred Stock issuable pursuant to a Certificate of Determination of Rights, Preferences, Privileges and Restrictions filed with the California Secretary of State on or about the date this Certificate of Determination was filed with the California Secretary of State (the “Series C Certificate”), at the times and on the terms set forth in Section 4.2 hereof. The Series C Preferred Stock constitutes a Parity Security with respect to the Series B Preferred Stock and the rights, preferences and privileges thereof shall be identical to the Series B Shares, except that (i) holders of Series C Shares will not be entitled to vote in the election of directors of the Corporation or on matters on which holders of the Corporation’s Common Stock generally are entitled to vote and (ii) the Series C Shares will not be convertible into shares of the Corporation’s Common Stock except on certain sales of such Shares to the public or in a Widely Dispersed Offering.

“Series C Share Price” means $100.00 per Series C Share (subject to appropriate adjustment in the event of any stock dividend payable on the outstanding Series C Shares in Series C Shares, or any stock split or combination or similar recapitalization of the outstanding Series C Shares).

“Surviving Party” means the party to a statutory merger or consolidation which remains in existence following the consummation of such merger or consolidation and, in the case of a Reorganization Transaction or Change of Control Transaction that is structured as a merger or consolidation to which the Corporation is a party, may be the Corporation or the entity into or with which the Corporation merges or consolidates.

“Trading Day” means a day on which the shares of the Corporation’s Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transaction Documents” means the Series B Stock Purchase Agreement and the Other Transaction Documents (as such term is defined in the Series B Stock Purchase Agreement).

“Transfer Agent” has the meaning set forth in Section 8.2(a).

“Unconsolidated Subsidiary” has the meaning set forth in Section 2.

“Voting Securities” means shares of any class or series of capital stock of the Corporation that are then entitled to be voted by the holders thereof (either as a separate class or series, or together with any other class or series of the Corporation’s capital stock) generally in the election of directors of the Corporation.

“Widely Dispersed Offering” means a transfer by any holder of Series C Preferred Stock (i) pursuant to any public offering or public sale of securities of the Corporation (including, without limitation, a public offering registered under the Securities Act and a public sale pursuant to Rule 144 under the Securities Act or any similar rule then in force), (ii) to a Person or group of Persons (within the meaning of the Exchange Act) in a transaction or series of related transactions in which no transferee would receive in such transaction or series of related transactions more than two percent (2%) of the outstanding Voting Securities of the Corporation, (iii) pursuant to a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a Person or group of Persons (within the meaning of the Exchange Act) in the aggregate would own beneficially or control more than 50% of the outstanding Voting Securities of the Corporation, the surviving corporation in such transaction or the parent thereof (provided that the transaction has been approved by the Corporation’s Board of Directors or a committee thereof), or (iv) to a Person or group of Persons (within the meaning of the Exchange Act) who have been approved by the Board of Governors of the Federal Reserve Board to hold the number of voting securities held by such Person or group of Persons (within the meaning of the Exchange Act) after giving effect to the transfer by the Holders.

Section 4. Dividends.

4.1 Noncumulative Cash Dividends. Except as otherwise provided in Section 4.2 below, Holders of the Series B Shares shall be entitled to receive, ratably, non-cumulative dividends, payable in arrears and in cash, at the then applicable Series B Dividend Rate on the Series B Purchase Price (such dividends, “Series B Dividends”), when, as and if declared by the Board of Directors, in its discretion, out of funds lawfully available for the payment of dividends. Any Series B Dividends, if and as declared by the Board of Directors on each Series B Share will be payable semi-annually on June 30 and December 31 of each year (each a “Series B Dividend Payment Date”), commencing on December 31, 2011; provided that if any such Series B Dividend Payment Date is not a Business Day, such Series B Dividends, if declared, shall be payable on the next succeeding Business Day. No interest, or sum of money or other consideration in lieu of interest, will be paid on any declared but unpaid Series B Dividends. The period from the Original Issue Date of a Share of Series B Preferred Stock to the initial Series B Dividend Payment Date and each semi-annual period thereafter from and including a Series B Dividend Payment Date to, but excluding the day immediately following Series B Dividend Payment Date, are each referred to herein as a “Series B Dividend Period.”

4.2 Dividends Payable in Series C Shares.

(a) Notwithstanding anything to the contrary that may be contained in Section 4.1 above or elsewhere in this Certificate of Determination, if the Corporation fails to declare and pay, in full, the Presumptive Series B Dividend on the outstanding Series B Shares pursuant to Section 4.1 for any two (2) Series B Dividend Periods, whether or not consecutive (each, a “Series B Dividend Shortfall Period”), then the Corporation shall, on the Series B Dividend Payment Date with respect to the second of such two Series B Dividend Periods, satisfy such Dividend Payment Shortfall by issuing to each Person who was a Holder of any Series B Shares on the Record Date (defined below) (A) a number of shares of Series C Preferred Stock equal to the result obtained from dividing (a) the amount of such Dividend Payment Shortfall in respect of the Series B Shares owned of record by such Holder, by (b) the Series C Share Price (provided that any fractional share of Series C Preferred Stock shall be rounded down to the nearest whole share). Such shares of Series C Preferred Stock that are issued to satisfy such Dividend Payment Shortfall shall be issued on the Series B Dividend Payment Date with respect to the second of such two Series B Dividend Periods; provided, however, if such second Dividend Payment Shortfall is due to action by a regulatory authority which prohibits the Corporation from paying the full amount of such Presumptive Series B Dividend in cash, and the Corporation first receives notice of such prohibition less than five (5) Business Days prior to the Series B Dividend Payment Date, then such shares of Series C Preferred Stock shall be deemed, for all purposes, to have been issued on such Dividend Payment Date, but the certificates for such Series C Shares shall be issued as soon as reasonably practicable, but in any event not later than five (5) Business Days, after the Series B Dividend Payment Date with respect to the second of such two Series B Dividend Periods.

(b) The issuance of Series C Preferred Stock in payment of any semi-annual Series B Dividends, or the unpaid portion thereof (as the case may be), together with the portion, if any, of such Series B Dividends that was paid in cash, shall constitute payment of such Series B Dividend in full of the Series B Dividend for such semi-annual Series B Dividend Period for all purposes of this Certificate of Determination. If, after the payment in full of any such Series B Dividend Shortfall, the Corporation resumes the declaration and payment of cash dividends on the Series B Shares pursuant to Section 4.1 above, it shall not be required to pay dividends on the

Series B Shares in Series C Shares unless and until it fails, thereafter, to declare or pay the Presumptive Series B Dividend in full for any two (2) Series B Dividend Periods, whether or not consecutive.

4.3 Procedures for the Payment of Declared Dividends. Each Series B Dividend which is declared by the Corporation’s Board of Directors pursuant to Section 4.1 above, shall be paid, and any Series C Shares that become issuable pursuant to Section 4.2 above shall be issued, to the Holders of the Series B Preferred Stock as they appear in the records of the Corporation at the close of business on the first day of the month in which the relevant Series B Dividend Payment Date occurs, whether or not a Business Day (the “Record Date”).

4.4 Payment of Dividends on Parity Securities. In the event that any Parity Securities are outstanding at the time there is to be a declaration of any Series B Dividends, no such Series B Dividends shall be declared or paid unless dividends payable in the corresponding amount on such Parity Securities are also declared and paid at the dividend rate applicable to such Parity Securities and in the manner set forth in the certificate of determination of such Parity Securities. In the event that any Series B Shares are outstanding at the time there is to be a declaration of any dividends on any Parity Securities, no such dividends shall be declared or paid on such Parity Securities unless Series B Dividends in the corresponding amount are also declared and paid at the Series B Dividend Rate and in the manner set forth herein. If the dividends being declared on the Series B Shares and such Parity Securities are not sufficient to pay the entire amount of the dividends then payable on the Series B Shares and the corresponding amount of dividends that are then payable on such Parity Securities, then the Holders of the Series B Shares and the holders of such Parity Securities shall share ratably in the dividends then declared and paid by the Corporation.

4.5 Payment of Dividends on Junior Securities.

(a) Unless (x) all unpaid dividends with respect to the Series B Preferred Stock have been paid in cash pursuant to Section 4.1, or in Series C Shares pursuant to Section 4.2 above, to and including the most recent Series B Dividend Payment Date, (y) a Series B Dividend has been declared and paid in cash with respect to the Series B Dividend Period preceding the most recent Series B Dividend Payment Date and (z) all accrued and unpaid dividends with respect to any Parity Securities have been paid, or funds (or, in the case of Series B Preferred Stock, Series C Shares) have been set apart for payment of such dividends, the Corporation will not:

(i) declare, pay or set apart funds for the payment of any dividend or other distribution on or in respect of the Common Stock or any other Junior Securities, other than (i) any declaration of a dividend in connection with the adoption of a shareholders’ rights plan and (ii) dividends payable solely in shares of Junior Securities on Junior Securities or in options, warrants or rights to holders of Junior Securities to subscribe or purchase any Junior Securities, or

(ii) redeem, purchase or acquire any of the Common Stock or any other Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any Company Plans or other benefit plan or other similar arrangement with or for the benefit of any one or more officers, employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries, (ii) conversions into or exchanges for other Junior Securities, and (iii) acquisitions of fractional shares of Junior Securities for cash.

(b) Notwithstanding anything to the contrary that may be contained in this Certificate, the Corporation shall not pay an annual cash dividend on (i) any Junior Security (excluding the Common Stock) that exceeds the Series B Dividend Rate or (ii) the Common Stock that exceeds an amount per share equal to $12.60 divided by the number of shares of Common Stock into which a share of Series B Preferred Stock is then convertible.

Section 5. Liquidation.

5.1 In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, then, subject to Section 5.2 below, the Holders of the Series B Preferred Stock shall be entitled to receive, out of assets legally available for distribution to the Corporation’s shareholders, and before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities, liquidating distributions in the amount that is equal to the amount of the Liquidation Preference for each share of Series B Preferred Stock, plus an amount in cash equal to the sum of (i) all theretofore declared but unpaid cash dividends on each share of Series B Preferred Stock, and (ii) the Series C Share Price for each Series B Dividend Share (as hereinabove defined) that has theretofore become issuable but remains to be issued, pursuant to Section 4.2, together with all accrued but unpaid dividends on such Series B Dividend Shares.

5.2 In the event the assets of the Corporation available for distribution to shareholders of the Corporation upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, the Holders of the Series B Preferred Stock and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled as holders of such Series B Preferred Stock or such Parity Securities (as the case may be).

5.3 Not less than twenty (20) calendar days prior to the date that a contemplated Change of Control Transaction is expected to be consummated, the Corporation shall notify each Holder of the anticipated consummation date of such Change of Control Transaction by written notice given in the manner provided in Section 16.1. Upon the election of a Holder in writing given to the Corporation not later than five (5) Business Days prior to the anticipated consummation date specified by the Corporation in the foregoing notice, the consummation by the Corporation of a Change of Control Transaction will constitute a liquidation, dissolution or winding up of the Corporation (hereinafter, a “Deemed Liquidation”) solely with respect to any or all of the Series B Preferred Stock and Series C Preferred Stock held by such Holders and, upon such election, shall have the right to receive a distribution in accordance with this Section 5.

Section 6. Maturity. Subject to Section 7 below, the Series B Preferred Stock shall be perpetual until such time as no shares of Series B Preferred Stock remain outstanding.

Section 7. Redemption.

7.1 No Right of Holders to Require Redemption. The Series B Preferred Stock shall not be redeemable at the option of any of the Holders at any time.

7.2 Corporation’s Right to Redeem Series B Shares on or after Seventh Anniversary of Effective Date. Notwithstanding anything to the contrary that may be contained elsewhere herein,

but subject to the conditions set forth in Section 7.4 below, on and after the seventh (7th) anniversary of the Effective Date, the Corporation shall be entitled to redeem, at any time in whole or from time to time in part, any or all of the Series B Shares out of funds lawfully available therefor at a price per Series B Share, payable in cash, that is equal to the Series B Purchase Price then in effect, plus an amount in cash equal to the sum of (i) all theretofore declared but unpaid cash dividends on each share of Series B Preferred Stock then being redeemed, and (ii) the Series C Share Price for each Series B Dividend Share that has theretofore become and remains issuable, pursuant to Section 4.2, as a dividend on the Series B Shares then being redeemed, together with all unpaid dividends on such Series B Dividend Shares accrued to the Redemption Date (the “Redemption Price”).

7.3 Early Redemption Right. If, at any time after the second (2nd) anniversary of the Effective Date, the volume weighted average of the Closing Prices of the Corporation’s Common Stock for any period of twenty (20) consecutive Trading Days is at least 140% of the then Conversion Price of the Series B Shares, then, subject to the conditions set forth in Section 7.4 below, the Corporation will thereupon become and be entitled to redeem, on not less than thirty (30) days and not more than sixty (60) days prior written notice to the Holders of the outstanding Series B Shares, within the succeeding ninety (90) days thereafter (the “Initial Early Redemption Period”), any or all of the Series B Shares then outstanding at the Redemption Price of the Series B Shares then being redeemed pursuant to this Section 7.3. If the Corporation redeems a part but not all of the Series B Shares during that Initial Early Redemption Period, then, subject to Section 7.4, it shall be entitled to redeem, on a date that is not later than 12 months after the end of the Initial Early Redemption Period, any or all of the Series B Shares that are then outstanding at the per Share Redemption Price. Notwithstanding anything to the contrary in this Section 7.3, the Corporation may only effect two (2) redemptions after the second (2nd) anniversary and before the seventh (7th) anniversary of the Effective Date.

7.4 Certain Conditions. It shall be a condition precedent to any redemption of the Series B Shares pursuant to this Section 7 that (i) all outstanding Series C Shares, if any, shall have theretofore been redeemed or reacquired by the Corporation or otherwise shall have ceased to be outstanding, (ii) Series B Dividends have been declared and paid (either in cash or in Series C Shares) for all Series B Dividend Periods ending prior to the Redemption Date, (iii) the shares of Common Stock issuable on conversion of the Series B Shares shall have been listed, or approved for listing on notice of issuance, on the national or regional securities exchange or association or over-the-counter market that is then the primary market for the trading of the Corporation’s Common Stock, (iv) the shares of Common Stock issuable on conversion of the Series B Shares shall have been registered under the Securities Act for resale or shall be eligible to be sold in the open market without compliance with the volume or manner of sale restrictions of Rule 144, (v) on each day during the period beginning thirty (30) days prior to the fifth (5th) Business Day (the “Applicable Date of Determination”) prior to the Redemption Date and ending on and including the Applicable Date of Determination (the “Equity Conditions Measuring Period”), the Common Stock is designated for quotation on the NASDAQ Global Select Market or any other national or regional securities exchange or association or over-the-counter market that is then the primary market for the trading of the Common Stock and shall not have been suspended from trading from all such exchanges or markets (other than suspensions of not more than two (2) days and occurring prior to the Applicable Date of Determination due to business announcements by the Corporation) nor shall proceedings for such delisting or suspension from all such exchanges or markets have been commenced, threatened or pending either (1) in writing by such exchange or market or (2) by falling below the minimum listing maintenance requirements of such exchange or market, (vi) on each day during the Equity Conditions Measuring Period, the Corporation shall have delivered Common Stock upon conversion of the Series B Shares to the Holders on a timely basis as set forth in Section 8.6 hereof; (vii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 8 hereof or the rules or regulations of the NASDAQ Global Select Market or other national or regional securities exchange or association or over-the-counter market that is then the primary market for the trading of the Common Stock, (viii) during the Equity Conditions Measuring Period, the Corporation shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document, (ix) during the Equity Conditions Measuring Period, there shall not have occurred the public announcement of a pending, proposed or intended Reorganization Transaction or Change of Control Transaction which has not been abandoned, terminated or consummated; and (x) the Corporation shall have no knowledge of any fact that would cause all shares of Common Stock issued and issuable upon conversion of the Series B Shares not to be eligible for sale without restriction or limitation, other than the shares of Common Stock issued or issuable upon conversion of Series B Shares held by a Holder (A) who Beneficially Owns voting securities of the Corporation having the right to vote in excess of 9.99% of the aggregate voting power of all classes of voting securities of the Corporation outstanding and entitled to vote on such matter, or (B) who is an Affiliate of the Corporation.

7.5 Redemption Priority of the Holders of the Series C Shares. Notwithstanding anything to the contrary that may be contained in this Certificate, including provisions hereof governing the relative rights and preferences of Holders of different series of Parity Securities, the Corporation shall be entitled, without having to obtain the consent or approval of the Holders of the Series B Shares, to redeem any and all of the outstanding Series C Shares, if any have been issued, prior to the redemption of any Series B Shares.

7.6 Redemption Procedures.

(a) On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each Holder, the number of Series B Shares set forth in the Redemption Notice. If the Corporation does not have sufficient funds legally available to redeem, on any Redemption Date, all of the shares of Series B Preferred Stock to be redeemed on such Redemption Date (as set forth in the Redemption Notice) and any Parity Securities are being redeemed at the same time, then, notwithstanding anything to the contrary that may be contained elsewhere herein, (i) the Corporation shall redeem a pro rata portion of each Holder’s Series B Shares out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the Series B Shares to be redeemed if the legally available funds were sufficient to redeem all of such Series B Shares and any Parity Security being redeemed at the same time. Any Series B Shares that were not redeemed due to lack of sufficient funds legally available will remain outstanding and all rights with respect to such Series B Shares shall not be affected in any manner whatsoever.

(b) Redemption Notice. The Corporation shall mail written notice, by first class mail, certified return receipt requested, of its election to redeem any or all of the outstanding Series B Shares (the “Redemption Notice”) to each Holder of record of Series B Preferred Stock not less than thirty (30) and not more than sixty (60) days prior to the Redemption Date established therefor by the Corporation for such redemption. Each Redemption Notice shall state:

(i) the number of shares of Series B Preferred Stock of the Holder that the Corporation has elected to redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price payable for each share of Series B Preferred Stock being redeemed; and

(iii) that the Holder is to surrender to the Corporation or its designated agent, as the case may be, in the manner and at the place designated in the Redemption Notice, the Stock Certificate or Certificates representing the Series B Shares to be redeemed by the Corporation.

(c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder of Series B Shares to be redeemed on such Redemption Date shall surrender the Series B Stock Certificate or Certificates representing such Series B Shares (or, if such registered holder alleges that any such Certificate has been lost, stolen or destroyed, a lost certificate affidavit and an agreement and indemnity bond reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such Certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice and thereupon, but subject to (if applicable) the provisions of Section 7.6(a), the Redemption Price for such Shares shall be payable to the order of the Person in whose name such Shares are registered as the owner thereof. In the event less than all of the Series B Shares represented by a Certificate are redeemed pursuant to Section 7.2 or Section 7.3, a new Series B Stock Certificate, of like tenor, shall be issued and delivered at the Corporation’s expense promptly, but in no event later than five (5) Trading Days, to the Holder representing the number of such Series B Shares that are not being redeemed.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given by the Corporation pursuant to Section 7.6(b) and, if on the applicable Redemption Date the Redemption Price payable upon redemption of the Series B Shares to be redeemed on such Redemption Date, is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then, notwithstanding that the Series B Certificate(s) evidencing any of such Series B Shares so called for redemption shall not have been surrendered, dividends with respect to such Series B Shares shall cease to accrue from and after such Redemption Date and all rights with respect to such Series B Shares shall forthwith terminate on such Redemption Date, except only the right of the Holders of such Series B Shares to receive the Redemption Price, without interest, upon surrender of their Series B Stock Certificate or Certificates therefor.

(e) Status of Redeemed Shares. Any shares of Series B Preferred Stock that are redeemed, or that may otherwise be acquired, by the Corporation or any of its subsidiaries will resume the status of authorized and unissued preferred stock, will be undesignated as to series and will be available for future issuance by action of the Board of Directors. The Corporation may from time-to-time take such appropriate action as may be necessary or appropriate, as applicable, to (i) reduce the authorized number of shares of Series B-1 Preferred Stock to reflect the redemption or other acquisition by the Corporation of any Series B-1 Preferred Stock, and (ii) reduce the authorized number of shares of Series B-2 Preferred Stock to reflect the redemption or other acquisition by the Corporation of any Series B-2 Preferred Stock.

Section 8. Conversion Rights.

8.1 Conversion Rights. A Holder of any Series B Shares may elect, in its sole discretion, to convert any and all of such Series B Shares into shares of Common Stock in the manner set forth below in Section 8.2, at any time from and after the Effective Date, provided, however, that if any of such Series B Shares have been called for redemption pursuant to Section 7 hereof, such conversion right shall terminate with respect to such Series B Shares on the third (3rd) Trading Day immediately preceding the date of such redemption. The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing (a) the per share Series B Purchase Price by (b) the then Applicable Conversion Price (subject to the conversion procedures set forth below in Section 8.2), provided that no fractional shares of Common Stock shall be issued and, instead, cash shall be paid in lieu of fractional shares in accordance with Section 12 hereof.

8.2 Procedures for Effectuating Conversions of Series B Shares.

(a) A Holder may elect to convert any or all of such Holder’s Series B Shares into Common Stock at the then Applicable Conversion Price, at any time in whole or from time to time in part, as and when provided in Section 8.1 above, upon written notice delivered to the Corporation’s designated transfer agent (the “Transfer Agent”) specifying the number of Series B Shares such Holder is electing to convert (“Conversion Notice”), accompanied by the Holder’s stock certificate or certificates evidencing the Series B Shares then being converted, duly endorsed in blank with signature guaranteed (the Conversion Notice, together with the Holder’s stock certificate or certificates evidencing the Series B Shares then being converted, duly endorsed in blank with signature guaranteed, are collectively referred to herein as the “Conversion Documents”). The Holder electing to convert shall, concurrently with the delivery of the original Conversion Documents to the Transfer Agent, deliver copies of all of the Conversion Documents to the Corporation. The shares of Common Stock issuable on the conversion of any Series B Shares shall be registered in the name of the Person in whose name the Series B Shares being converted are registered. The Applicable Conversion Date for such conversion shall be the date on which the Transfer Agent actually receives the Conversion Documents (the “Conversion Date”). Effective as of the close of business (Pacific Time) on such Conversion Date, dividends shall no longer be declared nor shall any dividends continue to accrue on the Series B Shares being converted into Common Stock and such Series B Shares shall cease to be outstanding, in each case, subject to the receipt by the Holder of any accrued but unpaid Series B Dividends on such Shares (i) in cash out of funds lawfully available therefor, or (ii) if and to the extent funds are not so lawfully available therefor, in a number of Series C Shares equal to the result obtained from dividing the amount of such accrued but unpaid Series B Dividends on such Shares by the Series C Share Price, and cash for any fractional share of Common Stock or fractional Series C Share (as the case may be) that would otherwise be issuable on conversion of such Series B Shares, and each such Series B Share certificate so surrendered for conversion shall represent only the right to receive the shares of Common Stock into which the Series B Shares, represented by such certificate, were converted pursuant to this Section 8 and such accrued but unpaid dividends, if any, or Series C Shares payable in lieu of any such dividends (as the case may be).

(b) Upon receipt by the Corporation of copies of the Conversion Documents, the Corporation shall, as soon as practicable, but in any event within two (2) Business Days thereafter, contact the Transfer Agent to confirm that the Transfer Agent has received the original Conversion Documents. The Corporation shall thereupon send, via facsimile or email, a confirmation of receipt of such Conversion Documents to such Holder and to the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and as soon as practicable following the Applicable Conversion Date and to issue and deliver a certificate pursuant to Section 8.6. The Corporation acknowledges that a breach by it of its obligations under this Section 8.2 will cause irreparable harm to a Holder. Accordingly, the

Corporation acknowledges that the remedy at law for a breach of its obligations under this Section 8.2 will be inadequate and agrees, in the event of a breach or threatened breach by the Corporation of the provisions of this Section 8.2, that a Holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance, without the necessity of showing economic loss and without any bond or other security being required.

(c) In the event less than all of the Series B Shares represented by a Series B Preferred Stock Certificate are being converted into Common Stock by the Holder thereof, a new Series B Stock Certificate, of like tenor, at the Corporation’s expense, shall be issued and delivered promptly (and in no event later than five (5) Trading Days after the Applicable Conversion Date) to the Holder representing the number of such Series B Shares that are not being converted.

8.3 Effect of Conversion. No allowance or adjustment, except if and to the extent provided in Section 9 below, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Applicable Conversion Date with respect to any share of Series B Preferred Stock. Prior to the close of business on the Applicable Conversion Date with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or any other securities issuable upon conversion of, such share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and the Holder of such share of Series B Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon conversion, if any (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities that may be issuable upon conversion of a Series B Share) by virtue of holding such share of Series B Preferred Stock except as may otherwise be expressly provided herein to the contrary.

8.4 Status of Converted Series B Preferred Stock. Shares of Series B Preferred Stock duly converted in accordance with this Certificate of Determination, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, will be undesignated as to series and will be available for future issuance by action of the Board of Directors. The Corporation may from time-to-time take such appropriate action as may be necessary or appropriate, as applicable, to (i) reduce the authorized number of shares of Series B-1 Preferred Stock to reflect the conversion, or acquisition by the Corporation, of any shares of Series B-1 Preferred Stock, and (ii) reduce the authorized number of shares of Series B-2 Preferred Stock to reflect the conversion, or acquisition by the Corporation, of any shares of Series B-2 Preferred Stock.

8.5 Holders of Record. The Person or Persons entitled to receive the Common Stock, or any cash, securities or other property, issuable upon conversion of any shares of Series B Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock or other securities as of the close of business on the Applicable Conversion Date with respect thereto. In the event that a Holder of any Series B Shares shall not by written notice designate the name in which shares of Common Stock or any cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of such Holder’s shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares of Common Stock, and make any such payment, in the name of such Holder and in the manner shown on the records of the Corporation.

8.6 Certificates. A certificate representing the shares of Common Stock issuable on conversion of any Series B Shares shall be issued and delivered, or evidence of book-entry record ownership of such Common Stock delivered, at the Corporation’s expense, to the Holder of the Series B Shares being converted or such Holder’s designee promptly, but in no event later than three (3) Trading Days after the Applicable Conversion Date.

8.7 Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled with respect to a conversion of Series B Shares by the close of business on the fifth (5) Trading Day following the Applicable Conversion Date, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Series B Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice.

Section 9. Anti-Dilution Adjustments.

9.1 Special Definitions. For purposes of this Section 9, the following definitions shall apply:

(a) “Applicable Conversion Price” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(b) “Option” shall mean a right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, (but shall exclude the Common Stock Purchase Warrants (as hereinafter defined).

(c) “Effective Date” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(d) “Common Stock Equivalent” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(e) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(f) “Common Stock Purchase Warrants” means warrants to purchase shares of Common Stock of the Corporation that are issued as contemplated by that certain agreement entitled “Additional Series B Stock Purchase Agreement” dated the Effective Date among the Corporation and the Original Series B Investors.

(g) “Conversion Price Adjustment Period” means the period commencing on the Effective Date and ending on the third (3rd) anniversary thereof.

(h) “Common Stock Purchase Agreement” shall mean that certain agreement entitled “Common Stock Purchase Agreement” dated the Effective Date among the Corporation and the Original Series B Investors.

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 9.3 below, deemed to be issued) by the Corporation after the Effective Date, other than (i) the following shares of Common Stock and (ii) shares of Common Stock deemed issued pursuant to the following Common Stock Equivalents (collectively, “Exempt Securities”):

(i) shares of Common Stock issued on conversion of the Series B Shares;

(ii) the Common Stock Purchase Warrants and any shares of Common Stock issuable or issued on the exercise thereof;

(iii) the Series C Shares and, upon transfer pursuant to a Widely Dispersed Offering, any shares of Common Stock into which the Series C Shares are converted;

(iv) shares of Common Stock or Common Stock Equivalents issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 9.6, 9.7 or 9.8;

(v) shares of Common Stock, Options or other Common Stock Equivalents issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(vi) any shares of Common Stock or any other securities sold or issued by the Corporation pursuant to the Common Stock Purchase Agreement;

(vii) shares of Common Stock or Convertible Securities actually issued upon (A) the exercise of Options or (B) the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(viii) shares of Common Stock, or Common Stock Equivalents issued pursuant to the acquisition of another Person by the Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, in each case with non-affiliated third parties and otherwise on an arm’s-length basis; provided that any Common Stock or Common Stock Equivalent issued or issuable in connection with any transaction contemplated by this clause (viii) that is attributable to capital raising for the Corporation or its Subsidiaries (other than nominal amounts of capital and including, directly or indirectly, in order to fund any transaction contemplated by this clause (viii), including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences) shall not be deemed to be Exempt Securities; provided further that such issuance is approved by the Board of Directors of the Corporation.

9.2 No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Holders of at least 80.0% of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

9.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation, at any time or from time to time during the Conversion Price Adjustment Period shall issue any Common Stock Equivalents (excluding Common Stock Equivalents which are themselves Exempt Securities) or shall fix a record date for the determination of holders of any class of securities of the Corporation entitled to receive any such Common Stock Equivalents, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Common Stock Equivalents, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Common Stock Equivalent, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent to provide for either (i) an increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Common Stock Equivalent, or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, on the date such increase or decrease becomes effective, the Applicable Conversion Price computed upon the original issue of such Common Stock Equivalent (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Common Stock Equivalent. Notwithstanding the foregoing, no readjustment pursuant to this Section 9.3(b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Common Stock Equivalent, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Common Stock Equivalent) between the original adjustment date and such readjustment date.

(c) If the terms of any Common Stock Equivalent (excluding Common Stock Equivalents which are themselves Exempt Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4 hereof (because the consideration per share determined pursuant to Section 9.5 of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect), are revised after the Effective Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Common Stock Equivalent or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Common Stock Equivalent, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 9.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Common Stock Equivalent, or the consideration payable to the

Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Common Stock Equivalent is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 9.3(d) shall be effectuated at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Section 9.3(b) and Section 9.3(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Common Stock Equivalent, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at the time such Common Stock Equivalent is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Section 9.3 at the time of such issuance or amendment shall instead be effectuated at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

9.4 Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock.

(a) In the event the Corporation shall, at any time during the Conversion Price Adjustment Period, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9.3 above, but excluding any Exempt Securities), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue (except for issuances of Additional Shares of Common Stock pursuant to Section 9.6, Section 9.7 or Section 9.8 below), then the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP1 x (A + B) ÷ (A + C) = CP2.

For	purposes of the foregoing formula, the following definitions shall apply:

“CP1”	shall mean the then Applicable Conversion Price of the Series B Shares;

“A”	shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise, conversion or exchange, as the case may be, of Common Stock Equivalents outstanding immediately prior to such issue (including the Series B Preferred Stock) then outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B”	shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to the Applicable Conversion Price in effect immediately prior to such issuance of Additional Shares of Common Stock;

“C”	shall mean the number of such Additional Shares of Common Stock issued in such transaction; and

“CP2”	shall mean the Applicable Conversion Price in effect immediately after giving effect to such adjustment for the issue of the Additional Shares of Common Stock.

Notwithstanding anything to the contrary that may be contained above or elsewhere in this Certificate, however, no adjustment shall be made to the Applicable Conversion Price in effect at any time to the extent that the adjustment would cause the Applicable Conversion Price to be less than $5.31 per share.

(b) Determination of Consideration. For purposes of this Section 9.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

(B) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) of this Section 9.4(b).

(ii) Common Stock Equivalents. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 9.3, relating to Common Stock Equivalents, shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation on the exercise, conversion or exchange, as the case may be, of such Common Stock Equivalents, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange, as the case may be, of such Common Stock Equivalents, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

9.5 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4, and such issuance dates occur within a period of no more than 60 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period) provided that if each issuance has a different consideration per share, the adjustment to the Applicable Conversion Price shall be based on the average consideration per share of all the issuances.

9.6 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date subdivide the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each Series B Share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each Series B Share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

9.7 Adjustment for Dividends and Distributions in Shares of Common Stock. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately after prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, however, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the Holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

9.8 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a dividend of shares of Common Stock on the outstanding shares of Common Stock, for which adjustment is made pursuant to Section 9.7) or in other property and the provisions of Section 4 do not apply to such dividend or distribution, then and in each such event provision shall be made so that the Holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 9.8 with respect to the rights of the Holders of the Series B Preferred Stock; provided, however, that no such provision shall be made if the Holders of Series B Preferred Stock receive, simultaneously with the distribution to the holders of the Junior Securities, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

9.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 9, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is then convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder of Series B Preferred Stock (but in any event not later than 20 days following such request), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each share of Series B Share Preferred Stock.

Section 10. Notice of Record Date. In the event that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of (i) entitling or enabling them to receive any dividend or other distribution, (ii) to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities or to receive any other security, or (iii) any reorganization of the Corporation or any reclassification of the Common Stock, or (v) the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the Holders of the Series B Preferred Stock a notice specifying, as the case may be, (x) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (y) the effective date on which such reorganization, reclassification, liquidation, dissolution or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon any such transaction or event, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

Section 11. Voting Rights.

11.1 General.

(a) Series B-1 Preferred Stock. On any matter presented to the holders of the Common Stock of the Corporation for a vote by them at any meeting of such holders (or by written consent thereof in lieu of meeting), each Holder of any outstanding shares of Series B-1 Preferred Stock shall be entitled to cast up to a number of votes equal to the number of whole shares of Common Stock into which such Holder’s Series B-1 Shares are convertible as of the record date for determining holders of the Common Stock entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, Holders of Series B-1 Preferred Stock shall vote together with the holders of Common Stock as a single class. Notwithstanding the foregoing provisions of this Section 11.1(a), a Series B-1 Holder shall not have the right to exercise voting rights with respect to any Series B-1 Shares pursuant to this Section 11.1(a) to the extent that at such time, giving effect to such voting rights would result in such Holder Beneficially Owning Voting Securities of the Corporation having the right to vote in excess of 4.99% of the aggregate voting power of all classes of Voting Securities of the Corporation outstanding and entitled to vote on such matter; provided, however, that the foregoing limitation shall no longer apply on or after the date of issuance and sale by the Corporation of its equity securities pursuant to, and in accordance with either (i) that certain Additional Series B Stock Purchase Agreement dated the Effective Date, by and among the Corporation and the purchaser named therein or (ii) that certain Common Stock Purchase Agreement dated the Effective Date, by and among the Corporation and the purchasers named therein.

(b) Series B-2 Preferred Stock. On any matter presented to the holders of the Common Stock of the Corporation for a vote by them at any meeting of such holders (or by written consent thereof in lieu of meeting), each Holder of any outstanding shares of Series B-2 Preferred Stock shall be entitled to cast up to a number of votes equal to the number of whole shares of Common Stock into which such Holder’s Series B-2 Shares are convertible as of the record date for determining holders of the Common Stock entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, Holders of Series B-2 Preferred Stock shall vote together with the holders of Common Stock as a single class. Notwithstanding the foregoing provisions of this Section 11.1(b), a Series B-2 Holder shall not have the right to exercise voting rights with respect to any Series B-2 Shares pursuant to this Section 11.1(b) to the extent that at such time, giving effect to such voting rights would result in such Holder Beneficially Owning Voting Securities of the Corporation having the right to vote in excess of 9.99% of the aggregate voting power of all classes of Voting Securities of the Corporation outstanding and entitled to vote on such matter.

11.2 Series B Preferred Stock Protective Provisions. At any time when at least twenty-five percent (25%) of the aggregate number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock issued by the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the Holders of at least 80.0% of the aggregate of the then outstanding shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock (without taking into account any limitation on voting rights set forth in Section 11.1), given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a separate class:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of this Certificate of Determination in a manner that materially and adversely affects the then rights, preferences or privileges of the Series B Preferred Stock;

(c) create, or authorize the creation of any class or series of, issue any shares of, or issue any instrument that is convertible into Senior Securities;

(d) increase the authorized number of shares of Series B Preferred Stock (except pursuant to a subdivision or combination thereof, or as a result of a dividend on the Series B Shares payable in additional Series B Shares, that does not alter the percentage of the outstanding Series B Shares that was held by any of the Series B Holders immediately prior to such subdivision or combination or any such Series B Share dividend);

(e) reclassify, alter or amend any existing class or series of any Parity Securities or Junior Securities of the Corporation, if such reclassification, alteration or amendment would cause such class or series of Parity Securities or Junior Securities to become Senior Securities;

(f) sell or issue any Parity Securities (or Junior Securities or instruments convertible into Parity Securities) that would require the payment of cash dividends on such securities during any Series B Dividend Period in which there occurs a Series B Dividend Shortfall or during which the holders of the Series B Shares receive any Series B Dividends in Series C Shares pursuant to Section 4.2 hereof, rather than in cash; or

(g) take any other action which, under the CGCL or any other applicable law, requires the prior approval (by vote or written consent) of the Series B Preferred Stock voting as a separate class.

11.3 Changes in Rights, Preferences, Privileges and Restrictions. Except with respect to the provisions in Section 11.1, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, amend, alter, or repeal any provision of this Certificate of Determination that would have the effect of modifying (i) the rights, preferences, privileges or restrictions of the Series B-1 Preferred Stock in a manner different than the Series B-2 Preferred Stock or (ii) the rights, preferences, privileges or restrictions of the Series B-2 Preferred Stock in a manner different than the Series B-1 Preferred Stock, without the written consent or affirmative vote of the Holders of at least a majority of the outstanding shares of Series B-1 Preferred Stock and the Holders of at least a majority of the outstanding shares of Series B-2 Preferred Stock, each series consenting or voting (as the case may be) as a separate class.

Section 12. Fractional Shares. No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock. Instead, the Corporation shall pay the Fair Market Value of any such fractions in cash in lieu of any fractional share of Common Stock otherwise issuable upon any optional or mandatory conversion of any Series B Shares pursuant to Section 8. If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered for conversion by such Holder.

Section 13. Reservation of Shares.

13.1 Reservation. The Corporation shall, so long as any of the Series B Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series B Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series B Shares then outstanding (the “Required Reserve Amount”).

13.2 Insufficient Authorized Shares. If at any time while any of the Series B Shares remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series B Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series B Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall file a proxy statement for a special meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

Section 14. Replacement Certificates. The Corporation shall replace any mutilated stock certificate at the Holder’s expense upon surrender of that stock certificate to the Corporation. The Corporation shall replace stock certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the stock certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 15. No Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the Holders of the Series B Preferred Stock against impairment as provided herein.

Section 16. Miscellaneous.

16.1 All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Determination) with postage prepaid, addressed: (i) if to the Corporation, to its office at 949 South Coast Drive, Suite 300, Costa Mesa, California, Attention: Chief Financial Officer, or (ii) if to any Holder, to the address of such Holder as listed in the stock record books of the Corporation. The Corporation and any Holder may change its address for notice purposes hereunder, which change of address shall be effective on the tenth (10th) day following the giving of such notice of change of address in the manner set forth above in this Section 16.1.

16.2 The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of any shares of Series B Preferred Stock or other securities issued in the place of or on conversion of the Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

16.3 Wherever used in this Certificate, the term “or” shall not be deemed exclusive, the terms “including” and “include” shall not be limiting and shall mean “including not limited to” and “include without limitation” respectively and, unless the context indicates otherwise, terms such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereinafter” and “hereby” and any other similar terms shall refer to this Certificate as a whole and not to the particular section, paragraph or clause where such term appears.

[Signature page follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed on August 16, 2011 at Costa Mesa, California.

/s/ Raymond E. Dellerba
Raymond E. Dellerba
President and Chief Executive Officer

/s/ Nancy A. Gray
Nancy A. Gray
Senior Executive Vice President and Chief Financial Officer

ANNEX C

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

PACIFIC MERCANTILE BANCORP

Raymond E. Dellerba and Barbara Palermo hereby certify that:

1. They are the President and Secretary, respectively, of Pacific Mercantile Bancorp, a California corporation (the “Corporation”).

2. The first paragraph of Article III of the Articles of Incorporation of this Corporation is amended to read, in its entirety, as follows:

“The Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares that this Corporation is authorized to issue is eighty-seven million (87,000,000) shares; eighty-five million (85,000,000) shares shall be Common Stock, no par value per share, and two million (2,000,000) shares shall be Preferred Stock, no par value per share.”

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of stock of the Corporation entitled to vote with respect to the foregoing amendment was 12,416,793 shares of Common Stock, comprised of 12,273,000 outstanding shares of Common Stock and 143,790 shares of Common Stock into which the Corporation’s outstanding shares of its Series A Preferred Stock are convertible. The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the total number of shares entitled to vote on the foregoing amendment.

C-1

Each of the undersigned declares under penalty of perjury that the matters set forth in this Certificate are true of his or her own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Articles of Incorporation in Costa Mesa, California on January         , 2012.

Raymond E. Dellerba, President

Barbara Palermo, Secretary

C-2

ANNEX D

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DETERMINATION

OF

RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

OF

SERIES A CONVERTIBLE 10% CUMULATIVE PREFERRED STOCK

OF

PACIFIC MERCANTILE BANCORP

Raymond E. Dellerba and Nancy A. Gray hereby that:

1. They are the President and Chief Executive Officer and Senior Executive Vice President and Chief Financial Officer, respectively, of Pacific Mercantile Bancorp, a corporation organized and existing under the laws of California (hereinafter called the “Corporation”).

2. Section 4.1 of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible 10% Cumulative Preferred Stock (the “Series A Preferred Stock”) of the Corporation is amended to read in its entirety as follows:

“4.1 Dividends on each outstanding share of Series A Preferred Stock shall be payable at a rate per annum of 10% of the Purchase Price Per Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or similar recapitalization). Dividends shall be payable if, as and when declared by the Board of Directors, solely out of funds lawfully available for the payment of dividends and distributions on shares of its capital stock by the Corporation under applicable laws and regulations or, at the Corporation’s election, with shares of Common Stock, and until paid will be cumulative and will accrue on each share of Series A Preferred Stock from its Original Issue Date until paid in the manner set forth herein. No interest or sum of money or other consideration in lieu of interest will be payable or paid on any accrued but unpaid dividends on Series A Preferred Stock.”

3. Section 4.4 of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible 10% Cumulative Preferred Stock of the Corporation is amended to read in its entirety as follows:

“4.4 Upon the conversion of any Series A Shares, whether at the option of the Holder thereof pursuant to Section 8.1 hereof (an “Optional Conversion”) or upon the Mandatory Conversion of the Series A Shares pursuant to Section 8.2 hereof, as the case may be, all accrued but unpaid dividends thereon shall be paid, in cash or, at the Corporation’s election, in shares of Common Stock by the Corporation to such Holder, provided, however, that the Corporation shall have first obtained any Required Approvals to pay such dividends and the payment of such dividends shall not constitute a Violation; and provided, further, that for any dividends paid in shares of Common Stock, the number of shares of Common Stock payable shall be calculated by dividing the amount of accrued but unpaid dividends by the greater of: (i) the Book Value Per Share (as defined below) or the Market Value (as defined below) (provided that, in each case, any fractional share of Common Stock shall be rounded down to the nearest whole share). “Book Value Per Share” means the Corporation’s common shareholders’ equity (inclusive of goodwill and other intangible assets of the Corporation), divided by the total number of shares of the Corporation’s Common Stock outstanding, as set forth in or determined from the Corporation’s Quarterly Report on Form 10-Q, Annual Report on Form 10-K or other report last filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act prior to the date on which the dividends are declared (the “Last Filed Exchange Act Report”). “Market Value” means the consolidated closing bid price per share of the Corporation’s Common Stock on the date on which such Last Filed Exchange Act Report was filed with the SEC. In the event that the Corporation is not able to pay any such dividends, either in cash or shares of Common Stock on the Mandatory Conversion Date of the

Series A Shares due to an inability to obtain any such Required Approvals or because such payment would constitute a Violation, then, notwithstanding anything to the contrary that may be contained in this Certificate of Determination, the Mandatory Conversion Date shall be extended to such later date as of which such Regulatory Approvals have been obtained or have ceased to be required, as the case may be, and no Violation will result from the payment in cash or shares of Common Stock of such dividends (the “Extended Mandatory Conversion Date”) and each outstanding Share of Series A Preferred Stock shall remain outstanding and shall continue to accrue dividends, at the rate specified in Section 4.1 hereof (as the same may have been or may be adjusted as provided herein), until the earlier of (i) such Extended Mandatory Conversion Date or (ii) the date as of which the Holder of such share of Series A Preferred Stock optionally elects, pursuant to Section 8.1 hereof, to convert such Series A Share into Common Stock, provided, however, that if, in such an event, any Holder of any Series A Share so elects to optionally convert such share of Series A Preferred Stock prior to the Extended Mandatory Conversion Date, then the Corporation shall not be required to pay and such Holder shall irrevocably forego completely and absolute, the right to receive any unpaid dividends that have accrued thereon to the date of such Optional Conversion. The inability of the Corporation to pay any accrued but unpaid dividends on any Series A Shares, whether upon any Mandatory Conversion Date or upon an Optional Conversion thereof, due to an inability to obtain any Required Approval or because the payment thereof by the Corporation would constitute a Violation, shall in no event and under no circumstance constitute an arrearage in the payment of such dividends or subject the Corporation to any liability of any kind or nature whatsoever.”

4. The foregoing amendment of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of the Corporation has been duly approved by the Board of Directors.

5. The foregoing amendment of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of the Corporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of stock of the Corporation entitled to vote with respect to the foregoing amendment was 11,000 shares of Series A Preferred Stock, voting as a separate class, and 12,416,793 shares of Common Stock, comprised of 12,273,000 outstanding shares of Common Stock and 143,790 shares of Common Stock into which the Corporation’s outstanding shares of its Series A Preferred Stock are convertible (the “As-If Converted Shares”). The number of shares voting in favor of the amendment exceeded the votes required. The percentage votes required was more than fifty percent (50%) of the outstanding shares of the Series A Preferred Stock, voting as a separate class, and more than fifty percent (50%) of the shares of common stock of the Corporation entitled to vote (inclusive of the As-If Converted Shares).

[Signature page follows]

6. Raymond E. Dellerba and Nancy A. Gray declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge.

Executed on January     , 2012 at Costa Mesa, California.

Raymond E. Dellerba President and Chief Executive Officer

Nancy A. Gray Senior Executive Vice President and Chief Financial Officer

IMPORTANT SPECIAL MEETING INFORMATION

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 26, 2012.

Vote by Internet

• Log on to the Internet and go to [www.envisionreports.com/PMBC]

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free [1-800-652-VOTE (8683)] within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
SPECIAL SHAREHOLDERS MEETING PROXY CARD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 & 4 below.
		For	Against	Abstain

1.	Approval, as required by NASDAQ Marketplace Rule 5635, of the Sale and Issuance of up to 2,919,020 shares of common stock to the Carpenter Funds.	☐	☐	☐

		For	Against	Abstain

2.	Approval of Amendment of Articles of Incorporation to increase the authorized number of shares of common stock to 85 million shares.	☐	☐	☐

		For	Against	Abstain

3.	Approval of Amendment to Certificate of Determination of the Rights, Preferences & Privileges of the Series A Preferred Stock to permit the payment of dividends in shares of common stock.	☐	☐	☐

		For	Against	Abstain

4.	Granting of authority to proxy holders to adjourn the Special Meeting to solicit additional proxies for approval of any of Proposals 1, 2 & 3 above.	☐	☐	☐

Meeting Attendance
Mark Box to the right if you plan to attend the Special Meeting	☐

C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears on this Proxy. Executors, administrators, guardians, officers of corporations and others signing in fiduciary capacities should state their titles as such.

Date (mm/dd/yyyy) — Please print date here. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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PROXY — PACIFIC MERCANTILE BANCORP

SPECIAL MEETING OF SHAREHOLDERS — January 26, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies of the undersigned with respect to the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote; and the undersigned does hereby appoint George H. Wells, Raymond E. Dellerba and Warren T. Finley, and each of them individually, with full power of substitution, as the attorneys and proxies of the undersigned, to represent the undersigned and to vote as indicated below all the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote, at the Special Meeting of Shareholders to be held at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614 on Thursday, January 26, 2012, at 10:00 A.M. Pacific Time, and at any and all adjournments or postponements of the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER WITH RESPECT TO EACH OF PROPOSAL NOs. 1, 2, 3 & 4 BELOW. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, SUCH SHARES WILL BE VOTED “FOR” APPROVAL OF THAT PROPOSAL.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET OR BY SIGNING AND RETURNING THIS PROXY BY MAIL, NONE OF WHICH WILL PREVENT YOU FROM CHANGING YOUR VOTE OR REVOKING YOUR PROXY OR ATTENDING THE MEETING AND VOTING IN PERSON.

IMPORTANT — PLEASE SIGN AND DATE THIS PROXY WHERE INDICATED BELOW AND RETURN PROMPTLY.

IMPORTANT INFORMATION FOR SPECIAL MEETING OF SHAREHOLDERS

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on January 26, 2012.

Vote by Internet • Log on to the Internet and go to: www.envisionreports.com/PMBC • Follow the steps outlined on the secured website.

Vote by telephone

•        Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•        Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

SPECIAL MEETING PROXY CARD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTON PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposal — The Board of Directors recommends a vote FOR Proposal No. 3 below.

		For	Against	Abstain
3.	Approval of Amendment to the Rights, Preferences & Privileges of the Series A Preferred Stock to permit the payment of dividends to be made in shares of common stock	☐	☐	☐

B.	Non-Voting Items

Change of Address – Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Special Meeting	☐

C.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears on this Proxy. Executors, administrators, guardians, officers of corporations and others signing in fiduciary capacities should state their titles as such.

Date (mm/dd/yyyy) — Please print date here.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTON PORTION IN THE ENCLOSED ENVELOPE.

Proxy — PACIFIC MERCANTILE BANCORP

SPECIAL MEETING OF SHAREHOLDERS — January 26, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies of the undersigned with respect to the shares of Series A Convertible 10% Cumulative Preferred Stock (the “Series A Preferred Stock”) of Pacific Mercantile Bancorp which the undersigned is entitled to vote; and the undersigned does hereby appoint George H. Wells, Raymond E. Dellerba and Warren T. Finley, and each of them individually, with full power of substitution, as the attorneys and proxies of the undersigned, to represent the undersigned and to vote as indicated below all the shares of Series A Preferred Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote, at the Special Meeting of Shareholders to be held at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614, on Thursday, January 26, 2012, at 10:00 A.M. Pacific Time, and at any and all adjournments or postponements of the Meeting.

THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER BELOW. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” APPROVAL OF PROPOSAL NO. 3 BELOW.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET OR BY SIGNING AND RETURNING THIS PROXY BY MAIL, NONE OF WHICH WILL PREVENT YOU FROM CHANGING YOUR VOTE OR REVOKING YOUR PROXY OR ATTENDING THE MEETING AND VOTING IN PERSON.

IMPORTANT — PLEASE SIGN AND DATE THIS PROXY WHERE INDICATED BELOW AND RETURN PROMPTLY.